                           Offer to Purchase for Cash
                     All Outstanding Shares of Common Stock
                                       of
                           VARSITY SPIRIT CORPORATION
                                       by
                            CHEER ACQUISITION CORP.
                           a wholly owned subsidiary
                                       of
                              RIDDELL SPORTS INC.
                                       at
                              $18.90 NET PER SHARE

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
         TIME, ON MONDAY JUNE 9, 1997, UNLESS THE OFFER IS EXTENDED.

    THE BOARD OF DIRECTORS OF THE COMPANY (WITH TWO INTERESTED DIRECTORS ABSTAINING) HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER (AS DEFINED HEREIN), HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS. THE OFFER IS ALSO SUBJECT TO OTHER TERMS AND CONDITIONS CONTAINED IN THIS OFFER TO PURCHASE. SEE 'THE OFFER--CONDITIONS TO THE OFFER.'

                            ------------------------

                                   IMPORTANT

    Any shareholder who desires to tender all or any portion of such shareholder's Shares (as defined herein) should either (1) complete and sign the Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal, mail or deliver it and any other required documents to the Depositary and either deliver the certificates for such Shares to the Depositary along with the Letter of Transmittal or tender such Shares pursuant to the procedures for book-entry transfer set forth in 'THE OFFER--Procedures for Tendering Shares' or (2) request his broker, dealer, commercial bank, trust company or other nominee to effect the transaction for him. Any shareholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if he desires to tender such Shares.

    Any shareholder who desires to tender Shares and whose certificates representing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in 'THE OFFER--Procedures for Tendering Shares.'

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Requests for additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent, the Dealer Manager, the Depositary, or to brokers, dealers, commercial banks or trust companies. A shareholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                            ------------------------

    THIS TRANSACTION HAS NOT BEEN APPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THE TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                      The Dealer Manager for the Offer is:
                           BERENSON MINELLA & COMPANY

May 12, 1997

                               TABLE OF CONTENTS

                                                                                                                PAGE
                                                                                                                ----
INTRODUCTION.................................................................................................     1
SPECIAL FACTORS..............................................................................................     4
           Background of the Transaction.....................................................................     4
           Recommendation of the Board of Directors of the Company; Fairness of the Transaction..............     7
           Opinion of Goldman, Sachs & Co. to the Board of Directors of the Company..........................     9
           Presentation of Berenson Minella & Company to the Board of Directors of Parent....................    12
           Purpose and Structure of the Transaction..........................................................    16
           Plans for the Company After the Offer and Merger..................................................    16
           Interests of Certain Persons in the Transaction...................................................    17
           Certain Effects of the Transaction................................................................    19
           Certain Federal Income Tax Consequences...........................................................    20
THE MERGER AGREEMENT.........................................................................................    21
THE SHAREHOLDERS AGREEMENT...................................................................................    26
THE STOCK PURCHASE AGREEMENTS................................................................................    27
FINANCING THE TRANSACTION....................................................................................    28
DISSENTERS' RIGHTS...........................................................................................    31
THE OFFER....................................................................................................    32
       1.  Terms of the Offer................................................................................    32
       2.  Procedures for Tendering Shares...................................................................    33
       3.  Withdrawal Rights.................................................................................    36
       4.  Acceptance for Payment and Payment................................................................    36
       5.  Price Range of the Shares; Dividends on the Shares................................................    38
       6.  Effect of the Offer on the Market for the Shares; NASDAQ Listing; Exchange Act Registration;
           Margin Regulations................................................................................    38
       7.  Certain Information Concerning the Company........................................................    38
       8.  Certain Information Concerning Parent and the Purchaser...........................................    41
       9.  Dividends and Distributions.......................................................................    43
      10.  Conditions to the Offer...........................................................................    43
      11.  Certain Legal Matters; Regulatory Approvals.......................................................    45
      12.  Fees and Expenses.................................................................................    47
      13.  Miscellaneous.....................................................................................    48

 Schedule I    --   Directors and Executive Officers of Parent.
Schedule II    --   Directors and Officers of the Purchaser.
   Schedule    --   Directors and Executive Officers of the Company.
        III
Schedule IV    --   Transactions in Shares During the past 60 Days by the
                    Purchaser, Parent, the Company and their Affiliates.

  Exhibit A    --   Opinion of Goldman, Sachs & Co. to the Board of Directors
                    of the Company.
  Exhibit B    --   Consolidated Financial Statements of the Company as of
                    December 31, 1995 and 1996 and for each of the years then ended and for the nine-month period ended December 31, 1994.


    Annex I    --   Agreement and Plan of Merger, dated as of May 5, 1997, by
                    and among the Company, Parent and Purchaser.
   Annex II    --   Shareholders Agreement, dated as of May 5, 1997, by and
                    among Parent, Purchaser and certain shareholders of the
                    Company.
  Annex III    --   Stock Purchase Agreement, dated as of May 5, 1997, between
                    Parent and Jeffrey G. Webb.
   Annex IV    --   Stock Purchase Agreement, dated as of May 5, 1997, between
                    Parent and Gregory C. Webb.
    Annex V    --   Stock Purchase Agreement, dated as of May 5, 1997, between
                    Parent and W. Kline Boyd.
   Annex VI    --   Stock Purchase Agreement, dated as of May 5, 1997, between
                    Parent and J. Kristyn Shepherd.
  Annex VII    --   Text of Section 48-23-102 of the Tennessee Business
                    Corporation Act.

TO THE HOLDERS OF COMMON STOCK OF
     VARSITY SPIRIT CORPORATION:

                                  INTRODUCTION

     Cheer Acquisition Corp., a Tennessee corporation (the 'Purchaser') and a wholly owned subsidiary of Riddell Sports Inc., a Delaware corporation ('Parent'), hereby offers to purchase all outstanding shares of the Common Stock, par value $.01 per share (the 'Shares'), of Varsity Spirit Corporation, a Tennessee corporation (the 'Company'), at $18.90 per Share, net to the seller in cash (the 'Offer Price'), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the 'Offer').

     Tendering shareholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares pursuant to the Offer. The Purchaser will pay all fees and expenses incurred in connection with the Offer of Berenson Minella & Company ('Berenson Minella'), which is acting as the Dealer Manager (the 'Dealer Manager'), American Stock Transfer & Trust Company, which is acting as the Depositary (the 'Depositary'), and MacKenzie Partners, Inc., which is acting as the Information Agent (the 'Information Agent').

     The Purchaser is a corporation newly formed by Parent in connection with the Offer and the transactions contemplated thereby. The Purchaser has no significant assets or liabilities other than those that will be acquired in connection with the Offer and the Merger (as defined below). For additional information concerning the Purchaser, see 'THE OFFER--Certain Information Concerning Parent and the Purchaser.'

     The purpose of the Offer is for Parent, through the Purchaser, to acquire the entire equity interest in the Company. The Offer is being made pursuant to an Agreement and Plan of Merger, dated as of May 5, 1997 (the 'Merger Agreement'), by and among Parent, the Purchaser and the Company, a copy of which is attached hereto as Annex I. The Merger Agreement provides that, except as provided therein, following satisfaction or waiver, if permissible, of the conditions to the Offer and subject to the terms and conditions thereof, the Purchaser will accept for payment and will pay for, in accordance with the terms of the Offer, all Shares validly tendered pursuant to the Offer and not withdrawn as soon as it is permitted to do so pursuant to applicable law. The Offer will not remain open following the time Shares are accepted for payment. See 'THE OFFER.'

     Pursuant to the Merger Agreement, as soon as practicable after the satisfaction or waiver, if permissible, of all conditions to the Offer and completion of the Offer, the Purchaser will be merged with and into the Company (the 'Merger') with the Company continuing as the surviving corporation (the 'Surviving Corporation') and a wholly owned subsidiary of Parent. At the time at which the Merger is consummated in accordance with the terms of the Merger Agreement (the 'Effective Time'), each Share then outstanding (other than Shares held in the treasury of the Company, Shares held by Parent, the Purchaser or any other wholly owned subsidiary of Parent and Shares held by shareholders who perfect their dissenters' rights, if any, under the Tennessee Business Corporation Act (the 'TBCA')) will be converted into the right to receive $18.90 in cash or any higher price per Share paid in the Offer. See 'SPECIAL FACTORS--Purpose and Structure of the Transaction' and 'THE MERGER AGREEMENT.' The Offer and the Merger are sometimes collectively referred to herein as the 'Transaction.'

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, THERE HAVING BEEN VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES REPRESENTING AT LEAST A MAJORITY OF THE OUTSTANDING SHARES ON A FULLY-DILUTED BASIS (THE 'MINIMUM CONDITION'). See 'THE OFFER--Conditions to the Offer.'

     Notwithstanding the satisfaction of the conditions of the Offer on the initial scheduled expiration date of the Offer (the 'Initial Expiration Date'), which is Monday, June 9, 1997, the Purchaser has the right, in its sole discretion, during the fifteen business days following the Initial Expiration Date, to extend the expiration date from time to time until not later than fifteen business days after the Initial Expiration Date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the Initial Expiration Date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     THE BOARD OF DIRECTORS OF THE COMPANY (WITH TWO INTERESTED DIRECTORS ABSTAINING) HAS UNANIMOUSLY APPROVED THE OFFER AND THE MERGER, HAS DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER ARE FAIR TO, AND IN THE BEST INTERESTS OF, THE COMPANY'S SHAREHOLDERS, AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES. See 'SPECIAL FACTORS--Recommendation of the Board of Directors of the Company; Fairness of the Transaction.'

     GOLDMAN, SACHS & CO. ('GOLDMAN SACHS') HAS DELIVERED ITS WRITTEN OPINION TO THE BOARD OF DIRECTORS OF THE COMPANY THAT, AS OF MAY 5, 1997, THE $18.90 PER SHARE IN CASH TO BE RECEIVED BY THE HOLDERS OF SHARES IN THE OFFER AND THE MERGER WAS FAIR TO SUCH HOLDERS. The full text of the written opinion of Goldman Sachs, which sets forth assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Exhibit A and is incorporated herein by reference. HOLDERS OF SHARES ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     The Minimum Condition. The Minimum Condition requires that the number of Shares tendered and not withdrawn prior to the expiration of the Offer constitutes at least a majority of the Shares outstanding. According to the Company, as of May 5, 1997, there were 4,563,183 Shares issued and outstanding, no shares of Company preferred stock outstanding, and outstanding options to purchase an aggregate of 570,464 Shares. An additional 40,080 Shares are reserved for issuance upon conversion of a term note, dated May 15, 1996, issued by the Company to United Special Events, Inc. The Merger Agreement provides, among other things, that the Company will not, without the prior written consent of Parent, issue any additional Shares (except pursuant to the exercise of Company Options (as defined below)). Pursuant to the terms of the Shareholders Agreement (as defined below), the Purchaser would be assured of receiving the tender of 1,738,530 Shares from the shareholders who are parties thereto. Accordingly, only an additional 848,335 Shares, or approximately 18.6% of the currently outstanding Shares (or approximately 16.4% of the fully diluted outstanding Shares) must be tendered in order to satisfy the Minimum Condition. See 'SPECIAL FACTORS--Interests of Certain Persons in the Transaction.'

     The Shareholders Agreement. Pursuant to the Shareholders Agreement (the 'Shareholders Agreement'), dated as of May 5, 1997, by and among Parent, the Purchaser and each of Jeffrey G. Webb, Chairman, President and Chief Executive Officer of the Company, Gregory C. Webb, Senior Vice President of the Company, Alan D. Gordon, a director of the Company, and Randall S. Sturges, a director of the Company (each a 'Shareholder,' and together, the 'Shareholders'), the Shareholders have agreed to tender all of the Shares owned by them at the Offer Price and in accordance with the terms and conditions of the Offer, representing in the aggregate 1,738,530 Shares, or approximately 38% of the outstanding Shares of the Company (or approximately 33.6% of the fully diluted outstanding Shares). The effect of the Shareholders agreeing to tender all of the Shares beneficially owned by them pursuant to the Shareholders Agreement is that the Purchaser would be assured of receiving the tender of approximately 38% of the outstanding Shares as of the date of the Merger Agreement.

     Pursuant to the Shareholders Agreement, the Shareholders have agreed, for a period ending upon the earlier of the consummation of the Merger and four months following the termination of the Merger Agreement in accordance with its terms (the 'Term'), at any meeting of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, to vote (or cause to be voted) the Shares (if any) then held of record or beneficially owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof, and (ii) against any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (except by Parent or its affiliates) (an 'Acquisition Proposal') and against any action or agreement that would impede, frustrate, prevent or nullify the Shareholders Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex A to the Merger Agreement or in Article VI of the Merger Agreement not being fulfilled; provided however, that nothing contained in the Shareholders Agreement will be construed as requiring any

Shareholder who also is a director of the Company to propose, endorse, approve or recommend the Merger Agreement or any transaction contemplated thereby in such Shareholder's capacity as a director of the Company.

     Pursuant to the Shareholders Agreement, each of the Shareholders has agreed, for the Term of the Shareholders Agreement, that the Shareholders shall not (i) tender, or consent to any tender of, any or all of such Shareholder's Shares, pursuant to any Acquisition Proposal, (ii) transfer, or consent to any transfer of, any or all of such Shareholder's Shares, Company Options (as defined below) or any interest therein, (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Company Options or any interest therein, (iv) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (v) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of their obligations thereunder or the transactions contemplated by the Shareholders Agreement or by the Merger Agreement. The Shareholders have further agreed to be bound by the provisions of the Merger Agreement relating to prohibitions on solicitations of Acquisition Proposals to the same extent as the Company. See 'THE SHAREHOLDERS AGREEMENT' and 'THE MERGER AGREEMENT.'

     The Stock Purchase Agreements. Pursuant to separate but substantially identical Stock Purchase Agreements, dated as of May 5, 1997, entered into between Parent and certain executive officers of the Company (the 'Stock Purchase Agreements'), on or before the fifth business day after the consummation of the Offer, Messrs. Jeffrey Webb, Gregory Webb, W. Kline Boyd, Senior Vice President of the Company, and Ms. J. Kristyn Shepherd, Senior Vice President of the Company, will each purchase (the 'Stock Purchase Transaction') shares of Parent's common stock, par value $.01 per share ('Parent Common Stock') at a price per share equal to the average closing price of Parent Common Stock for the twenty trading days ending on the day immediately preceding the consummation of the Offer; provided that the purchase price per share will not exceed $4.50 nor be less than $2.80 (the 'Purchase Price'). The exact number of shares of Parent Common Stock which each such purchaser will purchase will equal the net after-tax proceeds (assuming a 28% tax rate and a basis in each Share of $0.1666) received by each such purchaser in the Offer or Merger as a result of the sale of 251,165, 32,500, 26,810 and 14,525 Shares, in the case of each of Messrs. Jeffrey Webb, Gregory Webb, W. Kline Boyd and Ms. J. Kristyn Shepherd, respectively, divided by the Purchase Price. Assuming the Purchase Price were equal to the closing market price on May 9, 1997, the number of shares of Parent Common Stock which would be purchased would be approximately 974,100 shares in the aggregate, representing approximately 10.8% of Riddell's shares after giving effect to such purchase. Parent has granted each such purchaser certain incidental registration rights with respect to his or her shares of Parent Common Stock purchased under the Stock Purchase Agreements. See 'THE STOCK PURCHASE AGREEMENTS.'

     The Merger. Under the TBCA, if the Purchaser acquires, pursuant to the Offer or otherwise, at least 90% of each class and series of outstanding voting shares of the Company, the Purchaser will be able to approve the Merger Agreement and the transactions contemplated thereby without a vote of the shareholders of the Company. In such event, Parent, the Purchaser and the

Company have agreed in the Merger Agreement to take, at the request of Parent and subject to the satisfaction of the conditions set forth in the Merger Agreement, all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of the shareholders, in accordance with the provisions of the TBCA. See 'SPECIAL FACTORS--Purpose and Structure of the Transaction.' If the Purchaser does not acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise and a vote of the shareholders is required under the TBCA, a significantly longer period of time would be required to effect the Merger. Pursuant to the Merger Agreement, following the purchase of Shares in the Offer, Parent has the right to designate directors on the Board of Directors of the Company. See 'THE MERGER AGREEMENT.'

     Registration of Shares. It is the present intention of the Purchaser to seek to cause the Company to make an application for the termination of the registration of Shares under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), as soon as possible after the purchase of Shares pursuant to the Offer if the requirements for termination of registration are met. See 'SPECIAL FACTORS--Certain Effects of the Transaction.'

     Financing the Transaction. The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, refinance Parent's and the Company's indebtedness that is required to be repaid in connection with the Transaction, fund the Surviving Corporation's working capital needs after the Merger and pay all related fees and expenses will be approximately $136.9 million. Parent and the Purchaser intend to obtain such funds by means of (a) the Stock Purchase Transaction, (b) proceeds of borrowings under a $35 million revolving loan facility (the 'Bank Facility') to be provided by a bank group to be led by NationsBank, N.A. ('NationsBank') and NBD Bank ('NBD' and together with NationsBank, the 'Bank Lenders') pursuant to a commitment letter dated May 5, 1997 (the 'Bank Commitment Letter') and (c) (i) proceeds obtained from the issuance of $100 million of senior notes of Parent (the 'Senior Notes') through a private placement pursuant to Rule 144A of the Securities Act of 1933, as amended (the 'Securities Act') and/or (ii) to the extent the Senior Notes are not sold prior to the purchase of the Shares, a bridge loan (the 'Bridge Loan') among Parent, NationsBridge, L.L.C. ('NationsBridge') and NBD (together with NationsBridge, the 'Bridge Lenders') as contemplated by a commitment letter, dated as of May 2, 1997, as amended and restated as of May 9, 1997 (the 'Bridge Commitment Letter'). See 'FINANCING THE TRANSACTION.'

     Information. The information contained in this Offer to Purchase concerning the Company was supplied by the Company. Parent and the Purchaser take no responsibility for the accuracy of such information. The information contained in this Offer to Purchase concerning the Offer, the Merger, Parent and the Purchaser was supplied by Parent and the Purchaser. The Company takes no responsibility for the accuracy of such information.

     THE OFFER TO PURCHASE AND LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.


                                SPECIAL FACTORS

BACKGROUND OF THE TRANSACTION

     The Company was incorporated in 1983 as the successor to a limited partnership formed in 1974 by Jeffrey G. Webb, President of the Company. In 1989, the Company effected a leveraged recapitalization by merging with a newly formed corporation, the shareholders of which included Alan D. Gordon and Randall S. Sturges, individual investors and directors of the Company. In January 1992, the Company completed its initial public offering of Shares, through which it raised approximately $12.6 million.

     Commencing late in the first quarter of 1996, management and the Board of Directors of the Company held a series of discussions concerning the strategic direction of the Company and its business, including the possibility of acquisitions of complementary businesses, a secondary offering of the Company's Shares or a sale of the Company. In March 1996, the Company retained Goldman, Sachs & Co. ('Goldman Sachs') to serve as its financial advisor in connection with various strategic alternatives, including a possible sale of the Company. The Board of Directors of the Company directed Goldman Sachs to approach certain selected potential strategic and financial buyers to solicit interest in a possible sale transaction. During the months of March, April and May 1996, Goldman Sachs contacted on behalf of the Company certain of such strategic and financial buyers. In June 1996, the Board of Directors of the Company determined to defer a decision on the sale process.

     On October 8, 1996, Berenson Minella & Company ('Berenson Minella'), Parent's financial advisor, presented to Parent's management an analysis of the Company based on publicly available information. On October 31, 1996, Raymond J. Minella of Berenson Minella contacted, on behalf of Parent, Alan D. Gordon (a member of the Company's Board) on a preliminary basis to discuss a possible strategic combination of the two companies. Mr. Minella again contacted Mr. Gordon on November 5, and subsequent thereto Parent and the Company executed a confidentiality agreement dated November 21, 1996.

     In early December 1996, David Mauer, Chief Executive Officer of Parent, and Jeffrey G. Webb met at the Company's executive offices in Memphis, Tennessee to discuss the feasibility of a possible business combination transaction. Following the meeting, Mr. Webb expressed a willingness to continue to explore the possibility of such a combination. Thereafter, Mr. Mauer telephoned Mr. Webb and suggested that each company's financial advisors meet to discuss a possible business combination.

     On January 7, 1997, members of Parent's management (including Mr. Mauer, Dan Cougill, President and Chief Operating Officer of Parent, and David Groelinger, Chief Financial Officer of Parent) and Mr. Minella met in Memphis with Mr. Webb and John M. Nichols, the Company's Chief Financial Officer, and a representative of Goldman Sachs concerning the Company's business and the business of Parent. Parent was advised by the Company, through Goldman Sachs, that any transaction could not be subject to any significant financing conditions. Parent indicated its willingness to consider and explore various transaction structures.

     On January 28, 1997, the Executive Committee of Parent's Board of Directors met to discuss a possible transaction with the Company. The following day, representatives of NationsBank met with management representatives of Parent in order to become more familiar with Parent's operations and financial structure.

     On February 9, 1997, at the invitation of Mr. Webb, Mr. Mauer met Mr. Webb in Orlando, Florida during the national cheerleading championship sponsored by the Company. During the visit, Messrs. Webb and Mauer discussed various management and integration issues with regard to a possible business combination.

     On February 10, 1997, representatives of the parties' financial advisors met in New York, at which meeting Berenson Minella discussed the possibility of a transaction at $18.00 per Share. On February 27, 1997, Messrs. Webb and Nichols met with Messrs. Robert E. Nederlander, Chairman of Parent, Leonard Toboroff, Vice President and a director of Parent, and Messrs. Mauer and Groelinger to introduce Mr. Webb to Messrs. Nederlander and Toboroff. The next day, Messrs. Webb and Nichols met with representatives of Parent at Parent's headquarters in New York to discuss various aspects of a possible business combination.

     Following further discussions as to alternative structures for the transaction and Parent's review of additional information, on March 14, 1997, Parent indicated it would be prepared to proceed with an acquisition of the Company at $19.00 per Share, conditioned upon the 'rollover' by certain senior members of the Company's management (consisting of Jeffrey G. Webb, Gregory C. Webb, W. Kline Boyd and J. Kristyn Shepherd) of up to 325,000 shares of Company Common Stock into a security convertible into shares of Parent Common Stock and the principal stockholders of the Company (consisting of Jeffrey G. Webb, Gregory C. Webb, Alan D. Gordon and Randall S. Sturges) contractually committing to support the transaction. Representatives of the Company, after consultations with members of the Company's Board, indicated that the Company would be prepared to proceed with a transaction at a price of $19.00 per Share if a number of outstanding substantive open issues could be resolved (including the tax free nature of the 'rollover') and if financing commitments acceptable to the Company were obtained by Parent. Based on the foregoing, Parent agreed to proceed to procure financing commitments and continue its due diligence inquiries.

     On March 18, 1997, initial drafts of acquisition agreements were circulated and negotiations concerning the terms of such agreements commenced. On March 19, 1997, representatives of Parent, the Bridge Lenders and their respective counsel, representatives of Grant Thornton LLP (Parent's independent auditors) and counsel to the Company met in New York to discuss the process, proposed timing and structure of the transaction and the timing of the prospective financing sources' due diligence review leading to a definitive commitment to finance the proposed transaction.

     On March 25, 1997, the Board of Directors of the Company held a special meeting to consider the possibility of a transaction whereby the Company would be acquired by Parent. The Company's Board reviewed the status of discussions with Parent and received oral reports from the Company's management and Goldman Sachs and a review by legal counsel of the legal standards applicable to business combination transactions.

     Following a series of discussions concerning the proposed 'rollover' by certain members of Company management of an aggregate of 325,000 Shares into a security convertible or exchangeable into shares of Parent Common Stock, counsel to the Company and counsel to Parent concluded that there could be no assurance that such rollover could be accomplished on a tax-free basis. Accordingly, on April 2, 1997, Parent submitted an alternative proposal, pursuant to which such members of management would agree to reinvest the after-tax cash proceeds to be received by them in the Offer from sale of the 325,000 Shares towards the purchase of Parent shares at a to-be-agreed upon price. In addition, such members of management would receive options to purchase a number of Parent shares such that the number of reinvestment shares plus the number of option shares would equal the number of shares of Parent which would have been otherwise received in the 'rollover.' After consideration of the alternative proposal, it was determined to continue to proceed with negotiations relating to a possible transaction.

     A draft of the Bridge Commitment Letter with respect to Parent's proposed bridge financing was circulated to the Company and its counsel and Goldman Sachs on April 2, 1997. After review of the draft commitment letter, the Company and its counsel determined that the letter contained unacceptable conditions to the prospective lenders' obligations to finance the proposed offer and merger. Following several discussions among NationsBank, the Company, Parent and their respective financial advisors and counsel, NationsBank agreed to revise its commitment in a manner satisfactory to the Company, conditioned upon an accelerated schedule for payment of the fees associated with the financing.

     On April 8, 1997, Mr. Webb met with Mr. Mauer to discuss cross-marketing opportunities and prospective operations of the combined company. Messrs. Webb, Mauer and Groelinger also discussed the pricing mechanism for the purchase of Parent Common Stock by the executives of the Company. Mr. Webb also met that day with Mr. Nederlander to discuss the future opportunities of the combined company.

     On April 21, 1997, Mr. Mauer met with Mr. Webb to discuss certain management and organizational issues relating to the potential transaction. On April 22, 1997, the Board of Directors of Parent held a regularly scheduled meeting at which management updated the directors on the status of the negotiations relating to the transaction.

     On April 30, 1997, in view of the accelerated payment schedule associated with the financing, the Company and Parent tentatively agreed that the price to be paid for the Shares would be reduced to $18.90 per Share, that the Company would agree to contribute $650,000 toward the accelerated payment of the bridge commitment fee, and the parties would continue to proceed with negotiations toward a definitive agreement and attempt to finalize the terms of the Bank Commitment Letter and Bridge Commitment Letter.

     During the period from March 19, 1997 through May 5, 1997, representatives of Parent and the Company and their respective legal advisors negotiated definitive terms of a merger agreement. Among other things, during the course of such negotiations (i) the conditions to Parent's and the Purchaser's obligation to consummate the Offer were narrowed; (ii) the scope of the representations and warranties made by the Company was narrowed; (iii) the fiduciary duty exception to the provision in the Merger Agreement which prohibits the Board of the Company from engaging in negotiations with, or providing information to, any person (other than Parent or its affiliates) relating to any Acquisition Proposal was expanded and a proposed break-up fee payable in the event that the Board of Directors of the Company accepts a Superior Proposal (as defined in the Merger Agreement) from a third party was eliminated; and (iv) the circumstances under which certain expenses of Parent, the Purchaser and their affiliates were reimbursable by the Company were narrowed and the amount of such expenses was limited to $4,250,000.

     On May 1, 1997, Messrs. Mauer and Groelinger spoke with Mr. Nichols to review the Company's first quarter financial results and to receive a due diligence update.

     On May 4, 1997, the Board of Directors of the Company held a special telephonic meeting (Richard F. Strup and Roy F. Kramer were not in attendance) to discuss the status of the transaction. Counsel to the Company again reviewed the fiduciary duties of directors and reviewed in detail the terms and conditions of the draft Merger Agreement, Shareholders Agreement and Stock Purchase Agreements. Representatives of Goldman Sachs presented preliminary materials regarding the proposed transaction to the Board of Directors of the Company. The Board meeting was adjourned until May 5, 1997, pending resolution of certain issues relating to Parent's continuing negotiation of its bank financing.

     On May 5, 1997, the Board of Directors of Parent held a special meeting to review, with the advice and assistance of Parent's financial and legal advisors, the final proposed terms and conditions of the proposed Merger Agreement and Offer and related transactions. At such meeting, Berenson Minella delivered its Presentation (as defined below). See '--Presentation of Berenson Minella & Company to the Board of Directors of Parent.' Counsel to Parent reviewed the fiduciary duties of directors and reviewed in detail the terms and conditions of the Transaction agreements. Following the Board's review of the final terms of the Merger Agreement and the Offer and related transactions, Parent's Board of Directors unanimously determined to approve the Merger Agreement and related transaction agreements.

     On May 5, 1997, the Board of Directors of the Company reconvened its special telephonic meeting, with all directors present. Goldman Sachs summarized and reviewed materials regarding the proposed transaction in final form and delivered its opinion that, as of May 5, 1997, the $18.90 per Share in cash to be received by the holders of Shares in the Offer and the Merger was fair to such holders. (See '--Opinion of Goldman, Sachs & Co. to the Board of Directors of the Company.') Counsel to the Company again summarized the terms of the Offer and the Merger. The Board of Directors of the Company (with Jeffrey G. Webb and Gregory C. Webb absent due to their status as prospective employees of, and investors in, Parent) then discussed the merits of the proposed Offer and Merger. Following such discussion, the Board of Directors of the Company (with two interested directors, Jeffrey G. Webb and Gregory C. Webb, abstaining) unanimously approved the Merger Agreement, authorized execution and delivery thereof, determined that the Offer and the Merger are fair to and in the best interests of the holders of Shares and recommended that shareholders of the Company accept the Offer and tender their Shares pursuant to the Offer. After the vote of the Board of Directors of the Company, Jeffrey G. Webb and Gregory
C. Webb returned to the meeting and expressed their support for the Transaction and the Board's action.

     The Merger Agreement, the Shareholders Agreement and the Stock Purchase Agreements were executed the evening of May 5, 1997.

     Prior to the commencement of trading on May 6, 1997, the Company and Parent issued a joint press release regarding the execution of the Merger Agreement.

     On May 12, 1997, the Purchaser commenced the Offer.

RECOMMENDATION OF THE BOARD OF DIRECTORS OF THE COMPANY; FAIRNESS OF THE TRANSACTION

     The Board of Directors of the Company

     In making its recommendation to the Company's shareholders, the Board of Directors of the Company considered a number of factors, including, but not limited to, the following:

            (i) the terms and provisions of the Offer, the Merger and the Merger Agreement;

           (ii) discussions with management of the Company (at Board meetings on March 25, May 4 and May 5, 1997 and at previous Board meetings) relating to the financial position, results of operations, business and prospects of the Company, including the prospects of the Company if the Company were to remain independent;

           (iii) the results of the process undertaken to identify and solicit proposals from third parties to enter into a transaction with the Company;

           (iv) the trading price of the Shares over the last three years, and the fact that the $18.90 price in connection with the Offer and the Merger represents a premium of approximately 30% over the last sale price of $14.50 for the Shares on the NASDAQ on May 5, 1997, the day prior to the public announcement of the execution of the Merger Agreement;

            (v) the views expressed by management and Goldman Sachs that, based on the process undertaken to identify and solicit proposals from third parties, it was unlikely that other parties would propose a transaction that was more favorable to the Company's shareholders;

           (vi) the presentations by Goldman Sachs at the May 4 and May 5, 1997

     Board meetings and the written opinion of Goldman Sachs, dated May 5, 1997, to the effect that, as of such date, and based on the assumptions made, matters considered and limits of review as set forth in such opinion, the $18.90 per Share in cash to be received by the holders of Shares in the Offer and the Merger was fair to such holders. A copy of the written opinion of Goldman Sachs, which sets forth the assumptions made, matters considered and certain limitations on the scope of review undertaken by Goldman Sachs, is attached as Exhibit A hereto and is incorporated herein by reference. SHAREHOLDERS ARE URGED TO, AND SHOULD, READ THE OPINION OF GOLDMAN SACHS CAREFULLY IN ITS ENTIRETY;

           (vii) the fact that certain disinterested holders (Messrs. Alan D. Gordon and Randall S. Sturges) of approximately 24% of the Shares were prepared to endorse the Merger Agreement;

          (viii) the fact that the Offer and the Merger are not conditioned on the availability of financing; and

           (ix) the fact that the Merger Agreement permits the Board, in the exercise of its fiduciary duties, to terminate the Merger Agreement in favor of a superior alternative acquisition proposal although such termination would trigger the reimbursement by the Company of expenses incurred by Parent and the Purchaser up to a maximum of $4.25 million.

     The Board of Directors recognized that consummation of the Offer and the Merger will deprive current shareholders of the Company of the opportunity to participate in the future growth prospects of the Company and, therefore, in reaching its conclusion to approve the Offer and the Merger, determined that the historical results of the operations and future prospects of the Company are adequately reflected in the $18.90 price per Share. The Board of Directors also noted that although the Company has for some period of time been identified as a potential acquisition candidate, and Goldman Sachs has assisted the Company in identifying and contacting potential investors in or purchasers of the Company, no buyer other than Parent had indicated an intention to make a proposal to purchase all of the Shares for cash on terms as favorable to the Company and its shareholders as those in the Offer and the Merger.

     Considering these factors, the Board of Directors determined that acceptance of the Offer and the tender of Shares pursuant to the Offer, and the approval and adoption of the Merger and the Merger Agreement would be in the best interest of the Company's shareholders.

     In view of the variety of factors considered in connection with its evaluation of the Transaction, the Board of Directors of the Company did not assign relative weights to the specific factors considered in reaching its decision.

     Parent and the Purchaser

     Parent and the Purchaser regard the acquisition of the Company as an opportunity to achieve certain strategic business objectives through cross-marketing opportunities.

     Parent's product line includes football, baseball and practicewear products which are marketed by Parent's in-house sales force primarily to athletic coaches, focused on male athletics. Parent also has expertise in creating and marketing collectible products. The Company's product line includes cheerleading uniforms and accessories and the Company sponsors events and operates cheerleading and dance camps, all of which are marketed by the Company's in-house sales force. As the majority of cheerleading participants are female, the Company's focus is complementary to Parent.

     Parent believes that it can leverage the Company's expertise and contacts in the camp and special events area to include high school and youth football participants. Parent believes that the development of camps and special events will enhance its sales efforts of athletic equipment.

     Parent's experience and contacts relating to practicewear and plastic collectible products should allow the Parent to leverage the Company's sales efforts to coaches of female athletic teams and to booster organizations for fundraising activities.

     Ultimately, the combination of Parent and the Company should allow each of the companies to increase its penetration of less developed market segments while reinforcing those segments where each company already is strong.

     Parent and the Purchaser have each concluded that the Transaction is fair to holders of Shares based on (i) the conclusions of, and unanimous approval of the independent directors of the Board of Directors of the Company, as well as the basis therefor, which conclusions and basis, as set forth above, are incorporated by reference herein, (ii) notwithstanding the fact that Goldman Sachs' opinion was provided solely for the information and assistance of the Board of Directors of the Company and that Parent and the Purchaser are not entitled to rely on such opinion, the fact that the Board of Directors of the Company had received the written opinion of Goldman Sachs addressed to the Board of Directors of the Company that the $18.90 per Share in cash to be received by holders of Shares in the Offer and the Merger was fair to such holders, (iii) the fact that representatives of Parent and its legal and financial advisors negotiated the principal terms of the Transaction on an arms-length basis with representatives of the Company and its legal and financial advisors, and (iv) the fact that (a) during the negotiations of the Merger Agreement the interests of the holders of Shares were represented by the Board of Directors of the Company (certain members of which had a significant ownership interest in the Company) and its independent legal and financial advisors and the interests of Parent and the Purchaser were represented by their legal and financial advisors, and (b) such parties had different economic and other interests. Parent and the Purchaser did not find it practicable to, and did not, quantify or otherwise attach relative weights to the specific factors considered by them.

OPINION OF GOLDMAN, SACHS & CO. TO THE BOARD OF DIRECTORS OF THE COMPANY

     On May 5, 1997, Goldman, Sachs & Co. ('Goldman Sachs') delivered its written opinion to the Board of Directors of the Company that, as of the date of such opinion, the $18.90 per Share to be received by the holders of Shares in the Offer and the Merger was fair to such holders. THE FULL TEXT OF THE WRITTEN OPINION OF GOLDMAN SACHS, WHICH SETS FORTH ASSUMPTIONS MADE, MATTERS CONSIDERED

AND LIMITATIONS ON THE REVIEW UNDERTAKEN IN CONNECTION WITH THE OPINION, IS ATTACHED HERETO AS EXHIBIT A TO THIS OFFER TO PURCHASE AND IS INCORPORATED HEREIN BY REFERENCE. SHAREHOLDERS OF THE COMPANY ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY.

     In connection with its opinion, Goldman Sachs reviewed, among other things,
(i) the Merger Agreement; (ii) Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q; (iv) certain other communications from the Company to its stockholders; and (v) certain internal financial analyses and forecasts for the Company prepared by its management. Goldman Sachs also held discussions with members of the senior management of the Company regarding the past and current business operations, financial condition, and future prospects of the Company. In addition, Goldman Sachs reviewed the reported price and trading activity for Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the apparel industry specifically and in other industries generally and performed such other studies and analyses as it considered appropriate.

     Goldman Sachs relied upon the accuracy and completeness of all of the financial and other information reviewed by it and assumed such accuracy and completeness for purposes of rendering its opinion. In addition, Goldman Sachs has not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and Goldman Sachs has not been furnished with any such evaluation or appraisal. Goldman Sachs' advisory services and its opinion were provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Merger Agreement and such opinion does not constitute a recommendation as to whether any holder of Shares should tender such Shares in the Offer.

     The following is a summary of certain of the financial analyses used by Goldman Sachs in connection with providing its written opinion to the Company's Board of Directors on May 5, 1997.

           (i) Historical Stock Trading Analysis. Goldman Sachs reviewed the daily historical closing prices and trading volumes for Shares during the period from April 29, 1996 to April 28, 1997 and the weekly historical closing prices and trading volumes for Shares during the period from April 29, 1994 to April 25, 1997. In addition, for the periods from October 28, 1996 to April 28, 1997; April 29, 1996 to April 28, 1997; and April 28,
     1994 to April 28, 1997, Goldman Sachs reviewed the volume of Shares traded at a range of prices, the weighted average price of Shares and the total number of Shares traded as a percentage of outstanding shares.

           (ii) Discounted Cash Flow Analysis. Goldman Sachs performed a discounted cash flow analysis for the Company using financial forecasts furnished by the Company's management. Based on such forecasts, Goldman Sachs calculated a net present value of free cash flows for the Company for the years 1997 through 2001 using discount rates ranging from 10.0% to

     14.0%. Goldman Sachs calculated the Company's terminal values in the year 2001 based on multiples ranging from 5.0x earnings before interest expenses, income taxes, depreciation and amortization ('EBITDA') to 7.0x EBITDA. These terminal values were then discounted to present value using discount rates ranging from 10.0% to 14.0%. Such analysis resulted in implied per share values that ranged from $15.27 to $21.59.

          (iii) Selected Companies Analysis. Goldman Sachs reviewed and compared certain financial information relating to the Company to corresponding financial information, ratios and public market multiples for eight publicly traded corporations in the apparel industry: Parent, Starter Corp. and Angelica Corp. (the 'Small Capitalization Selected Companies'); and Jostens Inc., Russell Corp., Cintas Corp., Reebok International Ltd. and Nike Inc. (the 'Large Capitalization Selected Companies' and, together with the Small Capitalization Selected Companies, the 'Selected Companies'). Goldman Sachs calculated and compared various financial multiples and ratios. The multiples of the Company were calculated using a price of $14.75 per Share, the closing price of Shares on the NASDAQ on April 30, 1997. The multiples and ratios for the Company, Parent and the Selected Companies were based on the most recent publicly available information and, in the case of the Company and Parent, on certain information provided by their respective managements.

          Goldman Sachs considered levered market capitalization (i.e., market value of common equity plus estimated market value of debt less cash and cash equivalents) (i) as a multiple of latest twelve months ('LTM') sales,
     (ii) as a multiple of LTM EBITDA and (iii) as a multiple of LTM earnings before interest expenses and income taxes ('EBIT'). Goldman Sachs' analyses of the Selected Companies indicated that (a) levered multiples of LTM sales ranged from 0.52x to 0.84x for the Small Capitalization Selected Companies with a median of 0.62x and from 0.85x to 3.23x for the Large Capitalization Selected Companies with a median of 1.55x, compared to 0.66x for the Company; (b) levered multiples of LTM EBITDA ranged from 5.9x to 17.4x for the Small Capitalization Selected Companies with a median of 7.3x and from 7.2x to 14.7x for the Large Capitalization Selected Companies with a median of 10.8x, compared to 6.0x for the Company; and (c) levered multiples of LTM EBIT ranged from 9.6x to 22.9x for the Small Capitalization Selected Companies with a median of 9.9x and from 10.5x to 18.2x for the Large Capitalization Selected Companies with a median of 13.0x, compared to 6.9x for the Company. Goldman Sachs also considered for the Selected Companies
     (i) price-to-earnings multiples as estimated for the 1997 ('1997E P/E Multiple') and 1998 ('1998E P/E Multiple') calendar years, in each case based on latest median Institutional Brokers Estimate System ('IBES') earnings estimates ('IBES Estimates'), except for Parent earnings per share which are based on Parent management projections; (ii) five year earnings per share ('EPS') growth rates ('Five Year EPS Growth Rate'), in each case based on IBES Estimates, except for the Company which was based on the Company management's estimated five-year annual growth rate; and (iii) price-to-earnings as a multiple of Five Year EPS Growth Rate ('1997E P/E Growth Rate Multiple'). Goldman Sachs' analyses of the Selected Companies indicated that (a) 1997E P/E Multiples ranged from 7.1x to 36.5x for the Small Capitalization Selected Companies with a median of 14.1x and from 11.6x to 25.3x for the Large Capitalization Selected Companies with a median of 15.8x, compared to 11.6x for the Company; (b) 1998E P/E Multiples ranged from 6.4x to 17.0x for the Small Capitalization Selected Companies with a median of 12.6x and from 10.2x to 21.3x for the Large Capitalization Selected Companies with a median of 14.0x, compared to 11.2x for the Company; (c) Five Year EPS Growth Rates ranged from 10.0% to 12.0% for the Small Capitalization Selected Companies and from 11.0% to 19.3% for the Large Capitalization Selected Companies, compared to 13.0% for the Company; and (d) 1997E P/E/Growth Rate Multiples ranged from 1.2x to 3.7x for the Small Capitalization Selected Companies and from 1.0x to 1.3x for the Large Capitalization Selected Companies, compared to 0.9x for the Company.

          (iv) Selected Transactions Analysis. Goldman Sachs analyzed certain information relating to the following selected transactions in the apparel industry since 1988 (the 'Selected Transactions'): Page Holding Co./Perry Manufacturing (Aris Industries, Inc.); Kohlberg Kravis & Roberts & Co./Spalding & Evenflo Corp.; Warnaco Group, Inc./Authentic Fitness Corp.; Investor Group/Leslie Fay Co. (Sassco Fashions Division); Converse Inc./Apex Oneline; Maidenform/NCC Industries; Vaneton Int'l Inc./Phillips Van-Heusen Corp.; Phillips-Van Heusen/Crystal Brands; Nike Inc./Canstar; Fruit of the Loom/Artex Manufacturing (division of Jostens, Inc.); VF Corporation/Nutmeg Industries, Inc.; VF Corporation/H.H. Cutter Co.; Fruit of the Loom/Salem Sportswear; Elf Sanofi SA/Yves Saint Laurent SA; Plaid Holdings/Crystal Brands Men's Tailored Clothing Business; Tultex Corporation/Logo 7; Renown Inc./Acquascutam Group PLC; Walsh, Greenwood & Co./Signal Apparel; Sara Lee Corporation/Champion Products, Inc.; and The Prospect Group, Inc./The Athletic Apparel Division of BSN Corp. Goldman Sachs' analysis indicated that for the Selected Transactions (i) levered aggregate consideration as a multiple of LTM sales ranged from 0.3x to 2.0x, as compared to 0.92x, 0.81x and 0.71x, respectively, for the levered aggregate consideration to be received in the Merger as a multiple of sales for 1996 and as estimated for the 1997 and 1998 calendar years; (ii) levered aggregate consideration as a multiple of LTM EBIT ranged from 2.5x to 16.0x, as compared to 9.7x, 8.2x and 7.2x, respectively, for the levered aggregate consideration to be received in the Merger as a multiple of EBIT for 1996 and as estimated for the 1997 and 1998 calendar years; (iii) the EBIT Margin-to-3-Year compounded annual growth rate ('CAGR') sales ratio ranged from (4.4%) to 15.7% and (iv) the EBIT Margin-to-LTM sales ratio ranged from (8.3%) to 15.3%.

           (v) Pro Forma EPS Impact Analysis. Goldman Sachs computed an EPS impact analysis with respect to Parent based on a transaction price of $18.90 per Share. For purpose of the analysis, Goldman Sachs assumed that the debt incurred by Parent in connection with the Offer and the Merger would be financed at 11% and that the goodwill resulting from the Merger would be amortized over a 40-year period. Based on such assumptions, the analysis indicated that (a) following the Merger, EPS for Parent Common Stock as estimated for the 1997 and 1998 calendar years would be $0.43 and $0.56, respectively; (b) the Merger would be dilutive to Parent's stockholders on an EPS basis in 1997 and 1998; (c) following the Merger, as estimated for the 1997 and 1998 calendar years, Parent would need to achieve approximately $1,700,000 and $400,000 in pre-tax synergies, respectively, to achieve annual growth in earnings necessary to yield the same current value to its stockholders; (d) following the Merger, EBITDA less capital expenditures as a multiple of interest as estimated for the 1997 and 1998 calendar years would be 1.6x and 2.0x, respectively; (e) following the Merger, there would be 10,060,000 shares of Parent Common Stock outstanding; and (f) following the Merger, total debt as a multiple of EBITDA would be 4.97x in 1997.

     The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Goldman Sachs' opinion. In arriving at its fairness determination, Goldman Sachs considered the results of all such analyses. No company or transaction used in the above analyses as a comparison is identical to the Company or Parent or the contemplated transaction. The analyses were prepared solely for purposes of Goldman Sachs' providing its opinion to the Company Board of Directors as to the fairness of $18.90 per Share in cash to be received by holders of Shares in the Offer and the Merger and do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold. Analyses based upon forecasts of future results are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such analyses. Because such analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Parent, Goldman Sachs or any other person assumes responsibility if future results are materially different from those forecast. As described above, Goldman Sachs' opinion to the Board of Directors of the Company was one of many factors taken into consideration by the Board of Directors in making its determination to approve the Merger Agreement. The foregoing summary does not purport to be a complete description of the analysis performed by Goldman Sachs and is qualified by reference to the written opinion of Goldman Sachs set forth in Exhibit A hereto.

     Goldman Sachs, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. The Company selected Goldman Sachs as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the transaction contemplated by the Merger Agreement. Goldman Sachs is familiar with the Company, having acted as financial advisor in connection with, and having participated in certain of the negotiations leading to, the Merger Agreement.

     Goldman Sachs provides a full range of financial, advisory and brokerage services and in the course of its normal trading activities may from time to time effect transactions and hold positions in the securities or options on securities of the Company and Parent for its own account and for the accounts of customers. As of May 2, 1997, Goldman Sachs, for its own account, held no positions with respect to securities of the Company or Parent.

     Pursuant to a letter agreement dated March 25, 1996 (the 'Goldman Sachs Engagement Letter'), the Company engaged Goldman Sachs to act as its financial advisor in connection with the Offer and the Merger. Pursuant to the terms of the Goldman Sachs Engagement Letter, the Company has agreed to pay Goldman Sachs upon consummation of the Offer and the Merger a transaction fee equal to the sum of (i) 1.5% of the total consideration to be paid by Purchaser for all outstanding Shares in the Offer and the Merger and (ii) the product of 5% of the excess of the transaction value per Share over $18.50 and the number of Shares outstanding, on a fully-diluted basis, immediately prior to the time that the Shares are accepted for purchase in the Offer. The Company has agreed to reimburse Goldman Sachs for reasonable out-of-pocket expenses, including attorney's fees, and to indemnify Goldman Sachs against certain liabilities, including certain liabilities under the federal securities laws.

PRESENTATION OF BERENSON MINELLA & COMPANY TO THE BOARD OF DIRECTORS OF PARENT

     Parent retained Berenson Minella & Company ('Berenson Minella') to act as its financial advisor in connection with the Transaction between the Company and Parent. Berenson Minella was selected based upon Berenson Minella's qualifications, expertise and reputation, as well as Berenson Minella's prior investment banking relationship and familiarity with Parent. Berenson Minella is a nationally recognized investment banking firm which has substantial experience in corporate finance, restructurings and mergers and acquisitions transactions such as the Transaction.

     In the Fall of 1996, Parent asked Berenson Minella to initiate discussions with a limited number of potential acquisition candidates including the Company. On January 28, 1997, the Parent Board of Directors engaged Berenson Minella as financial advisor with respect to (i) a possible business combination transaction involving the Company, and (ii) raising and negotiating the financing in connection with such business combination transaction. Thereafter, Berenson Minella assisted the Parent Board of Directors in connection with evaluating and negotiating the Transaction.

     On May 5, 1997, at the request of the Parent Board of Directors and prior to its approval of the Merger Agreement, Berenson Minella delivered a presentation regarding the Transaction (the 'Presentation') to the Parent Board of Directors.

     The Presentation did not include any opinion and Berenson Minella has expressed no opinion regarding the Transaction, including any opinion as to the fairness of the Transaction to any person, including Parent, the Company or any of their respective shareholders.

     In preparing its Presentation, Berenson Minella, among other things: (i) reviewed the Merger Agreement, in substantially the form executed, (ii) reviewed certain publicly-available business and financial information relating to the Company, including the Company's Annual Report on Form 10-K for the fiscal years ended December 31, 1995 and 1996 and Parent's Annual Report on Form 10-K for the fiscal years ended December 31, 1994, 1995 and 1996; (iii) reviewed forecasted operating data for the Company for the twelve month period ending December 31, 1997 through 2001 which were prepared by the Company and reviewed forecasted income statements and balance sheets for Parent for the twelve month periods ending December 1997 through 2001 (collectively, forecasted financial information prepared by the managements of each of Parent and the Company are referred to herein as the 'Projected Financial Information'), and had discussions with the management of Parent and the Company regarding the Projected Financial Information; (iv) discussed with the managements of each of Parent and the Company their respective businesses and the views of the managements of each of the companies regarding the companies' respective profitability, as well as the operating and strategic benefits, including the effect on sales and the operating synergies and cost savings projected to be achieved, and implications of the Transaction; (v) considered both the historical and recent sales and earnings trends of the Company; (vi) reviewed historical stock prices and trading volumes of the Company; (vii) compared the recent financial performance of the Company with that of other public companies engaged in businesses deemed similar to those of the Company; (ix) reviewed the financial terms of certain other recent business combinations involving companies engaged in businesses deemed similar to those of Parent and the Company, to the extent publicly available; (x) reviewed such other information and took into account such other factors as Berenson Minella deemed relevant.

     For purposes of preparing its Presentation, Berenson Minella assumed and relied upon the accuracy and completeness of the foregoing information and did not assume any responsibility for independent verification of such information or for any independent valuation or appraisal of any of the assets or liabilities of Parent or the Company, nor was Berenson Minella furnished with any such valuations or appraisals. With respect to the Projected Financial Information and financial forecasts, Berenson Minella assumed, without further analysis or investigation, that they have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the management of Parent as to the future performance of Parent, of the management of the Company as to the future performance of the Company, and of the managements of Parent and the Company with respect to the future performance of the combined operation of Parent and the Company, and relied upon the assurances of the managements of Parent and the Company that they are unaware of any facts that would make the information, Projected Financial Information or financial forecasts provided to Berenson Minella incomplete or misleading. Berenson Minella also assumed, without further analysis or investigation, that the effect on sales and the operating synergies and cost savings projected by the managements of Parent and the Company to be achieved through the combination of the operations of Parent and the Company will be realized and relied without further analysis or investigation on the judgment of the managements of Parent and the Company as to the companies' respective profitability. Berenson Minella's Presentation was necessarily based on economic, market and other conditions, and the information made available to it, as of the date of the Presentation.

     The following is a brief summary of the financial analyses undertaken by Berenson Minella and discussed with the Parent Board of Directors in delivering its Presentation to the Parent Board of Directors on May 5, 1997.


     Summary Market Review. Berenson Minella reviewed the Company's market statistics, including the Company's price to earnings ('PE') multiple as of April 29, 1997, and the Company's earnings per share ('EPS') for the last twelve months ('LTM'). Berenson Minella also reviewed the Company's total enterprise value ('TEV'), and calculated multiples of revenues, operating income and earnings before interest, taxes, depreciation and amortization ('EBITDA') based on the TEV.

     Actual and Projected Financial Information. Berenson Minella reviewed the actual financial performance of the Company for the years ended December 31, 1994 through 1996, and reviewed the Projected Financial Information for the Company for the years 1997 through 2001.

     Stock Trading History. Berenson Minella reviewed the stock trading history of the Company, including (i) prices of the Shares as of the Company's initial public offering on January 28, 1992; (ii) the all-time high and low prices of the Shares, (iii) the 52 week high and low prices of the Shares as of the date of the Presentation; (iv) trading volumes of the Shares over the six month period preceding the Presentation, (v) the daily price and trading volume of the Shares for the period April 30, 1996 through April 29, 1997, (vi) the weekly price and trading volume of the Shares for the period January 31, 1992 through April 25, 1997 and (vii) the Company's dividend yield as of April 29, 1997.

     Comparison with Selected Comparable Publicly Traded Companies. Berenson Minella reviewed and compared certain financial data of each of seven companies deemed similar to the Company, based upon financial information publicly available and stock prices as of April 29, 1997. The companies compared were Parent, Bell Sports Corp., Danskin Inc., Jostens Inc., Russell Corp., Sports Supply Group, Inc. and Starter Corporation. With the exception of Bell Sports Corp., these companies were included in the Company's Peer Index set forth in the Company's proxy statement dated March 26, 1996. For each comparable company, Berenson Minella calculated (i) the equity value; (ii) the TEV; (iii) the PE multiples (a) for LTM, (b) estimated for 1997, and (c) estimated for 1998; and
(iii) the ratio of TEV to (a) LTM revenues, (b) LTM EBITDA, and (c) LTM earnings before interest and taxes ('EBIT'). Berenson Minella observed that (i) LTM PE multiples for comparable companies ranged from a maximum of 53.4x to a minimum of 10.7x; (ii) the 1997 estimated PE multiples for comparable companies ranged from a maximum of 30.8x to a minimum of 11.8x; (iii) the 1998 estimated PE multiples for comparable companies ranged from a maximum of 40.0x to a minimum of 7.8x; (iv) the ratio of TEV to LTM revenue for comparable companies ranged from a maximum of 1.4x to a minimum of 0.4x; (v) the ratio of TEV to LTM EBITDA for comparable companies ranged from a maximum of 24.0x to a minimum of 6.1x; and (vi) the ratio of TEV to LTM EBIT for comparable companies ranged from a maximum of 30.0x to a minimum 9.0x. In comparison, Berenson Minella observed that the Company's (i) LTM PE multiple was 13.4x; (ii) 1997 estimated PE multiple was 11.7x; (iii) 1998 estimated PE multiple was 11.2; (iv) ratio of TEV to LTM revenue was 0.7x; (v) ratio of TEV to LTM EBITDA was 6.0x; and (vi) ratio of TEV to LTM EBIT was 6.9x. Based upon its review of comparable company multiples, Berenson Minella calculated the implied valuation per fully-diluted Share and observed that (i) based upon the Company's LTM revenues, the Shares carried an implied valuation per Share ranging from a maximum of $27.81 to a minimum of $9.95; (ii) based upon the Company's LTM EBITDA, the Shares carried an implied valuation per Share ranging from a maximum of $48.58 to a minimum of $14.47; (iii) based upon the Company's LTM EBIT, the Shares carried an implied valuation per Share ranging from a maximum of $52.22 to a minimum of $17.60;
(iv) based upon the Company's LTM EPS, the Shares carried an implied valuation per Share ranging from a maximum of $58.78 to a minimum of $11.73; (v) based upon the Company's projected 1997 EPS, the Shares carried an implied valuation per Share ranging from a maximum of $38.85 to a minimum of $14.81; (vi) based upon the Company's projected 1998 EPS, the Shares carried an implied valuation per Share ranging from a maximum of $52.80 to a minimum of $10.34; and (vii) based upon each of the preceding values in clauses (i) through (vi), the average implied valuation per Share ranged from a maximum $46.51 to a minimum $13.15.

     Comparison with Comparable Merger and Acquisition Transactions. Berenson Minella reviewed certain recent business combinations involving companies engaged in businesses deemed relatively comparable to those of the Company in terms of selected financial data and valuation ratios, to the extent publicly available, including TEV as a multiple of revenue, EBIT and EBITDA and the ratio of acquisition price to the earnings of the acquired company. The transactions reviewed included Emerson Radio Corp./Sports Supply Group, Inc., Kohlberg Kravis and Roberts/Spalding & Evenflo, Sun America/Danskin Inc., Scholastic Brands/CJC Holdings--Artcarved & LF Balfour, American Brands/Cobra Golf Inc. II, Nike/Canstar Sports, VF Corp./Nutmeg Industries, Fruit of the Loom/Salem Sportswear Corp., and Usaha Tegas Sdn Bhd/Voit. Berenson Minella observed that for companies involved in comparable merger and acquisition transactions (i) TEV as a multiple of revenue ranged from a maximum of 3.6x to a minimum of 0.5x;
(ii) TEV as a multiple of EBIT ranged from a maximum of 20.4x to a minimum of 9.7x; (iii) TEV as a multiple of EBITDA ranged from a maximum of 30.5x to a minimum of 7.5x; and (vi) the PE ratio ranged from a maximum of 35.3x to a minimum 13.6x. Based upon its review of companies involved in comparable merger and acquisition transactions, Berenson Minella calculated the implied valuation per fully-diluted Share and observed that (i) based upon the Company's LTM revenues, the Shares carried an implied valuation per Share ranging from a maximum of $64.00 to a minimum of $11.42; (ii) based upon the Company's LTM EBITDA, the Shares carried an implied valuation per share ranging from a maximum of $60.88 to a minimum of $17.06; (iii) based upon the Company's LTM EBIT, the Shares carried an implied valuation per share ranging from a maximum of $36.43 to a minimum of $18.78; (iv) based upon the Company's LTM EPS, the Shares carried an implied valuation per Share ranging from a maximum of $38.79 to a minimum of $14.92; and (v) based upon each of the preceding values in clauses
(i) through (iv), the average implied valuation per Share ranged from a maximum $50.02 to a minimum $15.54.

     Discounted Cash Flow Analysis. Berenson Minella utilized a discounted cash flow analysis to calculate the implied equity values per fully-diluted Share based upon the discounted net present value (utilizing discount rates ranging from 10% to 12%) of the sum of (i) the projected stream of after-tax unlevered free cash flows of the Company for the period 1997 through 2001 and (ii) the projected terminal value of the Company at 2001 by applying multiples ranging from 7.0x to 10.0x to the Company's projected EBITDA in 2001. In performing its calculations, Berenson Minella utilized two scenarios (1) the

'base case' scenario provided by management of the Company, and (2) the 'conservative case' scenario utilizing a 5% revenue growth rate. Pursuant to this methodology, Berenson Minella observed that the implied value per fully-diluted Share (i) for the base case, (a) utilizing a 10.0% discount rate, ranged from a maximum of $28.82, utilizing an EBITDA multiple of 10.0x, to a minimum of $22.36, utilizing an EBITDA multiple of 7.0x, and (b) utilizing a 12.0% discount rate, ranged from a maximum of $26.72, utilizing an EBITDA multiple of 10.0x, to a minimum of $20.82, utilizing an EBITDA multiple of 7.0x; and (ii) for the conservative case, (a) utilizing a 10.0% discount rate, ranged from a maximum of $20.96, utilizing an EBITDA multiple of 10.0x, to a minimum of $16.54, utilizing an EBITDA multiple of 7.0x, and (b) utilizing a 12.0% discount rate, ranged from a maximum of $19.51, utilizing an EBITDA multiple of 10.0x, to a minimum of $15.47, utilizing an EBITDA multiple of 7.0x.

     Premiums Paid Analysis. In performing the premiums paid analysis, Berenson Minella utilized five screening criteria, including (i) the transactions analyzed had each occurred between October 18, 1996 and April 18, 1997; (ii) the target companies reviewed were each U.S. public companies at the time of the transaction; (iii) the target companies reviewed excluded financial companies;
(iv) only completed or unconditional transactions were analyzed; and (v) the value of each transaction analyzed was between $50 and $300 million. Berenson Minella compared the premiums paid relative to the acquired companies' stock values (i) one day prior to announcement, (ii) one week prior to announcement, and (iii) four weeks prior to announcement, and observed that, in the case of
(i) one day prior to announcement, the premiums ranged from a minimum of (19.7%) to a maximum of 90.5%; (ii) one week prior to announcement, the premiums ranged from a minimum of (18.6%) to a maximum of 110.5%; and (iii) four weeks prior to announcement, the premiums ranged from a minimum of (12.2%) to a maximum of 166.7%. For purposes of comparison, Berenson Minella calculated that the premium which Parent would pay to shareholders of the Company if the transaction were to have closed on April 29, 1997, would be (i) 28.1%, in the case of one day prior;
(ii) 32.6% in the case of one week prior; and (iii) 28.1%, in the case of four weeks prior.

     Pro Forma Acquisition Analysis. Berenson Minella analyzed certain pro forma effects of Parent's acquisition of the Company on the capitalization and earnings of the combined company, as well as Parent's EPS based upon the number of fully-diluted Shares. These analyses were based upon certain assumptions, including that (i) the transaction closed on December 31, 1996, and thus the 1997 pro forma EPS incorporated the Company's first quarter operating loss; (ii) all synergies and cost savings were expected to commence on June 30, 1997; (iii) the bridge financing would be drawn down and repaid after one month; (iv) no benefit is realized from Parent's net operating loss carry-forwards; (v) the interest rate on the Revolving Credit Facility and Senior Notes would be 7.75% and 11.0%, respectively, (vi) management of the Company purchases 1,168,000 new shares of Parent Common Stock pursuant to the Stock Purchase Agreements, (vii) Parent issues 950,000 new options at a $3.80 exercise price, and (viii) the Parent's Convertible Subordinated Notes conversion price is reduced to $5.38 per share from $6.00 per share. Such analysis indicated (i) under the base case scenario (a) an increase from $.53, on a stand alone basis, to $.56, on a pro forma combined basis, for the projected twelve months ending December 31, 1998, from $.75, on a stand alone basis, to $.94 on a pro forma combined basis, for the projected twelve months ending December 31, 1999, from $1.00, on a stand alone basis, to $1.31 on a pro forma combined basis, for the projected twelve months ending December 31, 2000, and from $1.28, on a stand alone basis, to $1.76 on a pro forma combined basis, for the projected twelve months ending December 31, 2001, (ii) under the Parent base case scenario and the Company conservative case scenario (a) no increase or decrease from $.53, on a stand alone basis, for the projected twelve months ending December 31, 1998, from $.75, on a stand alone basis, to $.86 on a pro forma combined basis, for the projected twelve months ending December 31, 1999, from $1.00, on a stand alone basis, to $1.18 on a pro forma combined basis, for the projected twelve months ending December 31, 2000, and from $1.28, on a stand alone basis, to $1.56 on a pro forma combined basis, for the projected twelve months ending December 31, 2001 (iii) under the conservative case scenario (a) an increase from $.45, on a stand alone basis, to $.47 for the projected twelve months ending December 31, 1998, from $.53, on a stand alone basis, to $.68 on a pro forma combined basis, for the projected twelve months ending December 31, 1999, from $.58, on a stand alone basis, to $.85 on a pro forma combined basis, for the projected twelve months ending December 31, 2000, and from $.63, on a stand alone basis, to $1.03 on a pro forma combined basis, for the projected twelve months ending December 31, 2001.

     The above description is a summary of all financial analyses performed by Berenson Minella and discussed with the Parent Board of Directors in connection with its Presentation to such Board on May 5, 1997. Berenson Minella did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. No company or transaction used in the above analyses as a comparison is identical to the Company or Parent or the contemplated Transaction. Berenson Minella's analyses were prepared solely for purposes of providing its presentation to the Parent Board, they do not purport to express any opinions or be appraisals and do not necessarily reflect the prices at which businesses or securities may actually be sold. The analyses performed by Berenson Minella, including those based upon forecasts of future results, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than as suggested by such analyses. The foregoing summary does not purport to be a complete description of Berenson Minella's analyses.

     Since 1995, Berenson Minella has received fees totaling $418,750 (not including the amount in clause (i) below) for its financial advisory services to Parent. Pursuant to the terms of its engagement with Parent, Parent has (i) paid Berenson Minella a fee of $250,000 upon the execution of the Merger Agreement, and (ii) agreed to pay Berenson Minella a fee of $1,430,000 upon consummation of the Offer, against which the amount in (i) above will be credited. Parent has also agreed to reimburse Berenson Minella for its reasonable travel and other out-of-pocket expenses and to indemnify Berenson Minella and certain related persons against certain liabilities and expenses in connection with its services as financial advisor, including liabilities under federal securities laws.

PURPOSE AND STRUCTURE OF THE TRANSACTION

     The purpose of the Transaction is for Parent, through the Purchaser, to acquire the entire equity interest in the Company by consummating the Merger. If the Purchaser acquires at least 90% of the outstanding Shares through the Offer, Parent intends to cause the Purchaser to consummate the Merger through a short-form merger without a vote of shareholders under Tennessee law. In any event, the Purchaser intends, should it purchase Shares pursuant to the Offer, to cause the Merger to occur (subject to satisfaction or waiver of the conditions contained in the Merger Agreement). As set forth under 'THE OFFER--Conditions to the Offer,' the Offer is conditioned upon, among other things, the Minimum Condition being satisfied. Parent and the Purchaser cannot waive the Minimum Condition without the written consent of the Company (such consent to be authorized by the Board of Directors of the Company or a duly authorized committee thereof). As a result, without the prior written approval of the Company, the Purchaser cannot accept for payment, and therefore purchase, any Shares pursuant to the Offer, unless there have been validly tendered and not withdrawn prior to expiration of the Offer a number of Shares which constitutes at least a majority of the Shares outstanding on a fully-diluted basis.

     The acquisition of the entire equity interest in the Company has been structured as a cash tender offer followed by a cash merger in order to provide a prompt and orderly transfer of ownership of the Company from the public shareholders of the Company to Parent. Following the Merger, the interest of Parent in the Company's net book value and net income will increase to 100%. Parent will thereafter benefit from any increases in the value of the Company and also bear the risk of any decreases in the value of the Company. In connection with the Offer, Parent and the Purchaser have reviewed, and will continue to review, various possible business strategies that Parent and the Purchaser might consider in the event that the Purchaser acquires control of the Company, whether pursuant to the Merger Agreement or otherwise.

PLANS FOR THE COMPANY AFTER THE OFFER AND MERGER

     Except as indicated in this Offer to Purchase with respect to the Offer and the Merger, neither Parent nor the Purchaser has any present plan or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Board of Directors or management.

     Upon consummation of the Offer, Purchaser intends to continue to review the Company and its assets, businesses, operations, properties, policies, corporate structure, capitalization and management and consider if any changes would be desirable in light of the circumstances then existing. Upon consummation of the Merger, Parent intends to continue to review the business of the Company and to try to identify potential synergies and cost savings. See 'SPECIAL FACTORS--Interests of Certain Persons in the Transaction.'

     Purchaser anticipates that, upon consummation of the Offer, it will exercise its rights under the Merger Agreement to designate persons to be elected to the Company's Board of Directors so that its designees constitute at least a majority of the Company's Board of Directors. See 'THE MERGER AGREEMENT.'

     It is expected that, if Shares are not accepted for payment by Purchaser pursuant to the Offer and the Merger is not consummated, the Company's current management, under the general direction of the Company's Board of Directors, will continue to manage the Company as an ongoing business.

INTERESTS OF CERTAIN PERSONS IN THE TRANSACTION

     In considering the recommendation of the Board of Directors of the Company, shareholders of the Company should be aware that certain officers and directors of the Company have certain interests in the Transaction, including those referred to below, that present actual or potential conflicts of interest in connection with the Offer. The Board of Directors of the Company was aware of these potential or actual conflicts of interest and considered them along with other matters described under 'SPECIAL FACTORS--Recommendation of the Board of Directors of the Company; Fairness of the Transaction.'

     As of May 5, 1997, the executive officers and directors of the Company owned an aggregate of 1,892,152 Shares and held Company Options to purchase an aggregate of 314,125 Shares (whether or not exercisable). On such date, the Shares owned by executive officers and directors of the Company and the Options held by such persons (whether or not exercisable) together constituted 48.4% of the outstanding Shares on a fully-diluted basis (assuming the exercise of all outstanding Company Options). If the Transaction is consummated, subject to the consent of the Company Option holder, each outstanding Company Option will be surrendered and cancelled in exchange for a cash payment equal to the number of Shares subject to such option, multiplied by the Offer Price, less the aggregate exercise price of such Company Option. See 'THE MERGER AGREEMENT--Options' for a discussion of the treatment of Company Options in the Merger.

     The following table sets forth, as of May 5, 1997, the number of Shares and Company Options owned by, and the aggregate amounts to be received by, each executive officer and director of the Company who owns any Shares or Company Options, and all executive officers and directors of the Company as a group, pursuant to the Transaction. Other than the individuals named below, no executive officer or director of the Company owns any Shares.

                                                                                      COMPANY    TOTAL CASH AMOUNT
         NAME OF DIRECTOR OR EXECUTIVE OFFICER OF THE COMPANY             SHARES      OPTIONS     TO BE RECEIVED
----------------------------------------------------------------------   ---------    -------    -----------------
Alan D. Gordon........................................................     648,500         0        $12,256,650
Randall S. Sturges....................................................     460,000         0          8,694,000
William C. Willis, Jr.................................................       3,000     7,000            117,740
Jeffrey G. Webb.......................................................     553,455    91,325         11,359,705
Gregory C. Webb.......................................................      72,095    46,875          1,822,537
W. Kline Boyd.........................................................      60,000    46,875          1,593,941
J. Kristyn Shepherd...................................................      32,502    53,050          1,190,683
Roy F. Kramer.........................................................           0     2,000             10,800

Richard F. Strup......................................................       2,000     2,000             48,600
John M. Nichols.......................................................           0    22,000            128,840
Deana C. Roberts......................................................         300     7,500             38,670
Richard R. Bowers.....................................................           0     9,000             65,100
Robert Dunseath.......................................................      60,300    26,500          1,430,750
All Directors and Executive Officers
  as a Group (13 Persons).............................................   1,892,152   314,125        $38,758,016

     Employment Agreements. In addition, in connection with the Transaction, Parent entered into an employment agreement with Jeffrey G. Webb on May 5, 1997. Under the terms of such agreement, which has a three-year term, Jeffrey G. Webb will serve as Vice Chairman of Parent, as well as President and Chief Operating Officer of the Company. Jeffrey G. Webb will be entitled to a base salary of no less than $375,000 per year and will be eligible to participate in those bonus arrangements which are made available to other senior officers of Parent at a target level of 40% of his base salary. Jeffrey G. Webb will also receive options to purchase 50,000 shares of Parent Common Stock and 'special options' to purchase an additional 347,760 shares of Parent Common Stock. See 'New Option Grants.' Upon termination of Jeffrey G. Webb's employment (i) by the Company without Cause (as defined in the employment agreement), (ii) by Mr. Webb with Good Reason (as defined in the employment agreement, including a material adverse alteration in his status or responsibilities and relocation more than 50 miles from Memphis, Tennessee), or
(iii) following a Change in Control (as defined in the employment agreement), Jeffrey G. Webb will receive continued payments of base salary for the longer of the remainder of the term and one year (two years in case of termination following a Change in Control) (any such applicable period, the 'Continuation Period'), continued coverage under the Parent's welfare benefit plans during the Continuation Period, and additional supplemental pension plan benefits he would have become entitled to had he remained employed for the Continuation Period. Jeffrey G. Webb is subject to a noncompetition covenant for a period of two years following the termination of his employment for any reason (or for the Continuation Period, if longer).

     Pursuant to Jeffrey G. Webb's employment agreement, Mr. Webb agreed to become a party to the Stockholders Agreement, dated as of August 14, 1995, by and among Robert Nederlander, the Leonard Toboroff, P.C., Defined Benefit Plan, Lenny Corp., QEN R.E.R. Corp., JEMC Corp., David Mauer, Dan Cougill and Leonard Toboroff (the 'Voting Agreement'), and Parent agreed to amend such Voting Agreement so that the parties thereto agree, for the three-year period commencing at the Effective Time and terminating on the third anniversary of such date or upon earlier termination of Mr. Webb's employment (provided, however, that if the Merger Agreement is terminated, then, at the time of such termination, Mr. Webb's employment agreement shall be deemed cancelled and of no force and effect), to vote their shares of Parent Common Stock (i) in favor of the election of Jeffrey G. Webb and a designee of Mr. Webb to the Parent Board of Directors, and (ii) in favor of Parent's 1997 Stock Option Plan. Jeffrey G. Webb's employment agreement further provides that at any time that Mr. Webb is serving as an officer of Parent, Parent shall provide him with director and officer liability insurance and indemnification to the same extent provided to other members of the Parent Board of Directors and other officers of the Parent for all occurrences while he is or was a member of the Parent Board of Directors or an officer of Parent.

     Parent has also entered into employment agreements with Messrs. Gregory C. Webb and W. Kline Boyd and Ms. J. Kristyn Shepherd (each, an 'Executive'). These agreements, which have a two year term, provide that Messrs. Webb and Boyd and Ms. Shepherd will serve the Company as Senior Vice President and General Manager--UCA, Senior Vice President and General Manager--Varsity Spirit Fashions and Senior Vice President--UCA, respectively, with base salaries of $125,000, $125,000 and $115,000, respectively. The Executives shall be eligible to receive bonuses at the Board's discretion. If an Executive's employment is terminated by the Company other than due to death, disability or for Cause (as defined in the employment agreement), he or she will receive continued payments of base salary for six months following termination. The Executives are each subject to a noncompetition covenant for a period of two years following the termination of their employment for any reason. Messrs. Webb and Boyd and Ms. Shepherd will also receive certain options to purchase shares of Parent Common Stock and 'special options' to purchase additional shares of Parent Common Stock. See '--New Option Grants' below.

     New Option Grants. Pursuant to their respective employment agreements with Parent, on the later of the Effective Time and the date of Parent's 1997 Annual Shareholders' Meeting (the applicable date, the 'Grant Date'), Messrs. Jeffrey
G. Webb, Gregory C. Webb, Boyd and Ms. Shepherd will receive options to purchase 50,000, 20,000, 30,000 and 20,000 shares of Parent Common Stock, respectively. Such options are a part of the Parent Options (as defined below under 'THE MERGER AGREEMENT--Options') to acquire an aggregate of 500,000 shares of Parent Common Stock which Parent has agreed to issue to employees of the Company pursuant to the Merger Agreement. Such grant may, at the Parent's election, be pursuant to the Parent's 1997 Stock Option Plan (the 'Plan'), in which case it shall be subject to shareholder approval of the Plan. The exercise price of the options shall be equal to the average closing price of a share of Parent Common Stock over the ten (10) consecutive trading days ending on the date immediately prior to the Grant Date. The options shall become exercisable as to 1/3 of the shares originally covered by such option upon the first anniversary of the Grant Date and as to an additional 1/3 of the shares originally covered by such option on each of the second and third anniversaries of the Grant Date. The options shall expire on the earlier of the tenth anniversary of the Grant Date or the thirtieth (30th) day following the date the executive's employment is terminated for any reason; provided, however, that if the Company terminates the Executive's employment at any time without Cause (as defined in the applicable employment agreement but without regard to whether such employment agreement had expired) or, in case of Jeffrey G. Webb only, Mr. Jeffrey G. Webb terminates his employment for Good Reason (as defined in his employment agreement but without regard to whether such employment agreement had expired), then the option shall become fully vested and shall remain exercisable for a period of one year following such termination of employment; and, provided further that if the executive's employment is terminated on account of death or disability, then upon such termination the option shall become fully vested and shall remain exercisable for a period of one year following such termination of employment. The option shall also become fully vested upon the occurrence of a Change in Control (as defined in the applicable employment agreement).

     In addition, Messrs. Jeffrey G. Webb, Gregory C. Webb, W. Kline Boyd and Ms. Shepherd will receive, within thirty days immediately following the Effective Time, 'special options' to purchase an additional 347,760, 45,000, 36,990 and 20,250 shares of Parent Common Stock, respectively. Such grant may, at the Parent's election be pursuant to the Plan, in which case it shall be subject to shareholder approval of the Plan. The exercise price of the special options shall be equal to the lower of (i) the average closing price of a share of Parent Common Stock over the ten consecutive trading days ending on the date immediately prior to the Effective Time and (ii) $3.80. The special options shall be fully vested as of the date of grant and shall become exercisable as of the date of shareholder approval of the Plan. The special options shall expire on the tenth anniversary of the date of grant. If shareholders of Parent fail to approve the Plan (which Parent intends to submit to shareholders for approval at its 1997 Annual Meeting of Shareholders), the executives and the Company have agreed to discuss alternative mechanism to provide the executives with the economic equivalent of such special options.

     The Stock Purchase Agreements.   Pursuant to the Stock Purchase Agreements,
on or before the fifth business day after the consummation of the Offer, Messrs. Jeffrey Webb, Gregory Webb, W. Kline Boyd and Ms. J. Kristyn Shepherd will each purchase shares of Parent's common stock, par value $.01 per share ('Parent Common Stock') at a price per share equal to the average closing price of Parent Common Stock for the twenty trading days ending on the day immediately preceding the consummation of the Offer, provided that the purchase price per share will not exceed $4.50 nor be less than $2.80 (the 'Purchase Price'). The exact number of shares of Parent Common Stock which each such purchaser will purchase will equal the net after-tax proceeds (assuming a 28% tax rate and a basis in each share of $.1666) received by each such purchaser in the Offer or Merger as a result of the sale of 251,165, 32,500, 26,810 and 14,525 Shares, in the case of each of Messrs. Jeffrey Webb, Gregory Webb, W. Kline Boyd and Ms. J. Kristyn Shepherd, respectively, divided by the Purchase Price. Parent has granted each such purchaser certain incidental registration rights with respect to his or her shares of Parent Common Stock to be purchased under the Stock Purchase Agreements. Assuming a Purchase Price of $4.50, the parties to the Stock Purchase Agreements would purchase an aggregate of approximately 974,100 shares of Parent Common Stock, representing approximately 10.8% of Parent's outstanding shares after giving effect to such purchase. Assuming a Purchase Price of $2.80, the parties to the Stock Purchase Agreements would purchase an aggregate of approximately 1,565,600 shares of Parent Common Stock, representing approximately 16.25% of Parent's outstanding shares after giving effect to such purchase. See 'THE STOCK PURCHASE AGREEMENTS.'

CERTAIN EFFECTS OF THE TRANSACTION

     Market for the Shares. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely affect the liquidity and market value of the remaining Shares held by the public.

     NASDAQ Quotation.  Depending upon the number of Shares purchased pursuant to the Offer, the Shares may no longer meet the requirements of the NASDAQ for continued quotation. Pursuant to Section 4310 of the National Association of Securities Dealers Manual, in order for a security to continue to be quoted on the NASDAQ, among other requirements, (a) the Shares must have a minimum bid price of $3.00 per share, (b) there must be at least 300 holders of the Shares,
(c) there must be at least 100,000 publicly held Shares, and (d) the Shares must have a market value of at least $200,000. If, as a result of the purchase of Shares pursuant to the Offer or otherwise, the Company does not meet the requirements for continued quotation on the NASDAQ and the Shares are no longer quoted on the NASDAQ, as the case may be, the market for Shares could be adversely affected.

     In the event that the Company at any time does not meet the requirements for continued quotation on the NASDAQ, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares remaining at such time, the interest in maintaining a market in Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

     Margin Regulations. The Shares are presently 'margin securities' under the regulations of the Board of Governors of the Federal Reserve System (the 'Federal Reserve Board'), which status has the effect, among other things, of allowing brokers to extend credit on the collateral of such securities. Depending upon factors similar to those described above regarding market quotations, it is possible that, following the Offer, the Shares would no longer constitute 'margin securities' for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

     Exchange Act Registration. The Shares currently are registered under the Exchange Act. Registration of the Shares under the Exchange Act may be terminated upon application of the Company to the Commission if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by the Company to its shareholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing profit recovery provisions of Section 16(b), the requirement of furnishing a proxy statement pursuant to Section 14(a) in connection with shareholders' meetings and the related requirement of furnishing an annual report to shareholders and the requirements of Rule 13e-3 under the Exchange Act with respect to 'going private' transactions, no longer applicable to the Company. Furthermore, the ability of 'affiliates' of the Company and persons holding 'restricted securities' of the Company to dispose of such securities pursuant to Rule 144 or Rule 144A promulgated under the Securities Act, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be 'margin securities' or be eligible for continued quotation on the NASDAQ. The Purchaser intends to seek to cause the Company to apply for termination of registration of the Shares under the Exchange Act as soon as practicable after the completion of the Offer if the requirements for such termination are met.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     The following addresses the material federal income tax consequences to holders of Shares who sell Shares in the Offer or the Merger. The summary does not address all aspects of federal income taxation that may be relevant to particular holders of Shares and thus, for example, may not be applicable to holders of Shares who are not citizens or residents of the United States or holders of Shares who are employees and who acquired their Shares pursuant to the exercise of incentive stock options; nor does the summary address the effect of any applicable foreign, state, local or other tax laws. The discussion assumes that each holder of Shares holds such Shares as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the 'Code'). SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE PRECISE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

     Receipt of Cash. For U.S. federal income tax purposes, Purchaser will be disregarded as a transitory entity, and the Merger of Purchaser with and into the Company will be treated as a sale of a shareholder's Shares to Parent. Accordingly, shareholders who dispose of Shares pursuant to the Offer and the Merger will recognize capital gain or loss equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the shareholder's Shares. Such capital gain or loss will be long-term capital gain or loss if the shareholder has held such Shares for more than one year.

     Dissenters. Shareholders who do not sell Shares pursuant to the Offer or the Merger and who exercise and perfect their rights, if any, under the TBCA to demand fair value for such Shares will recognize capital gain or loss (and may recognize an amount of interest income) attributable to any payment received pursuant to the exercise of such rights.

     Withholding. Unless a shareholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and regulations promulgated thereunder, such shareholder may be subject to backup withholding of 31% with respect to any payments received in the Offer, the Merger or as a result of the exercise of dissenters' rights. Shareholders should contact their brokers to ensure compliance with such procedures. Foreign shareholders should consult their advisors regarding withholding taxes in general.

     THE FOREGOING SUMMARY OF FEDERAL INCOME TAX CONSEQUENCES IS INCLUDED HEREIN FOR GENERAL INFORMATION PURPOSES ONLY. ACCORDINGLY, EACH HOLDER OF SHARES IS URGED TO CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE OFFER AND THE MERGER.

                              THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement.

The summary is qualified in its entirety by reference to the Merger Agreement which is incorporated herein by reference and a copy of which is attached hereto as Annex I.

     The Offer. The Merger Agreement provides that the Purchaser will commence the Offer and that, upon the terms and subject to prior satisfaction or waiver of the conditions of the Offer, the Purchaser will purchase all Shares validly tendered and not withdrawn pursuant to the Offer. The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not decrease the Offer Price, decrease the number of Shares sought in the Offer, amend or waive the Minimum Condition, or amend any condition of the Offer in a manner adverse to the holders of Shares. Notwithstanding the satisfaction of the conditions of the Offer on the Initial Expiration Date, June 9, 1997, the Purchaser shall have the right, in its sole discretion, during the fifteen business days following the Initial Expiration Date, to extend the expiration date from time to time until not later than fifteen business days after the Initial Expiration Date. The Purchaser will, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered and not withdrawn as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the Initial Expiration Date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

     The Merger. Following the consummation of the Offer, the Merger Agreement provides that, subject to the terms and conditions thereof, and in accordance with Tennessee law, as soon as practicable following the Effective Time, the Purchaser will be merged with and into the Company. As a result of the Merger, the separate corporate existence of the Purchaser will cease and the Company will continue as the surviving corporation (the 'Surviving Corporation').

     The respective obligations of Parent and the Purchaser, on the one hand, and the Company, on the other hand, to effect the Merger are subject to the satisfaction on or prior to the Closing Date (as defined in the Merger Agreement) of each of the following conditions, any and all of which may be waived in whole or in part, to the extent permitted by applicable law: (i) the Merger Agreement shall have been approved and adopted by the requisite vote of the holders of Shares, if required by applicable law, in order to consummate the Merger; (ii) no statute, rule or regulation shall have been enacted or promulgated by any government or any governmental agency or authority of competent jurisdiction which prohibits the consummation of the Merger, and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger; and (iii) Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, unless such failure to purchase is as a result of a breach of Parent's or the Purchaser's obligations under the Merger Agreement.

     At the Effective Time of the Merger (i) each issued and outstanding Share (other than Shares that are owned by the Company as treasury stock, any Shares owned by Parent, the Purchaser or any other wholly owned subsidiary of Parent, or any Shares which are held by shareholders exercising dissenters' rights, if any, under Tennessee law) will be converted into the right to receive the price per Share paid pursuant to the Offer (the 'Merger Consideration'), and (ii) each issued and outstanding share of the Purchaser will be converted into one share of common stock of the Surviving Corporation.

     The Board of Directors of the Company. The Merger Agreement provides that upon the purchase and payment by Parent or the Purchaser of Shares representing at least a majority of the outstanding Shares on a fully diluted basis, Parent shall be entitled to designate such number of directors on the Board of Directors of the Company which represents a percentage of the Board of Directors of the Company equaling the percentage of Shares purchased. If requested by Parent, the Company shall cause such persons designated by Parent to constitute at least the same percentage of each committee of the Board of Directors of the Company and each board of directors of each subsidiary of the Company.

     The Merger Agreement further provides that in the event that Parent's designees are elected to the Board of Directors of the Company prior to the Effective Time of the Merger, until the Effective Time of the Merger the Board of Directors of the Company shall have at least two directors who are directors as of the date of the Merger

Agreement. In such event, the affirmative vote of a majority of the directors not designated by Parent shall be required to (i) amend or terminate the Merger Agreement, (ii) exercise or waive any of the Company's rights, benefits or remedies under the Merger Agreement, or (iii) take any other action by the Board of Directors of the Company under or in connection with the Merger Agreement.

     Shareholders' Meeting. Pursuant to the Merger Agreement, the Company will, if required by applicable law in order to consummate the Merger, duly call, give notice of, convene and hold a special meeting of its shareholders (the 'Special Meeting') as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the Merger and the adoption of the Merger Agreement. The Merger Agreement further provides that the Company will, if required by applicable law in order to consummate the Merger, prepare and file with the Commission a preliminary proxy or information statement (the 'Proxy Statement') relating to the Merger and the Merger Agreement and use its best efforts (i) to obtain and furnish the information required to be included by the Commission in the Proxy Statement and, after consultation with Parent, to respond promptly to any comments made by the Commission with respect to the preliminary Proxy Statement and cause a definitive Proxy Statement to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (ii) to obtain the necessary approvals of the Merger and the Merger Agreement by its shareholders. IF THE PURCHASER ACQUIRES AT LEAST A MAJORITY OF THE OUTSTANDING SHARES, THE PURCHASER WILL HAVE SUFFICIENT VOTING POWER TO APPROVE THE MERGER, EVEN IF NO OTHER SHAREHOLDERS VOTE IN FAVOR OF THE MERGER. Pursuant to the Merger Agreement, the Company has agreed to include in the Proxy Statement the recommendation of the Board of Directors of the Company that shareholders of the Company vote in favor of the approval of the Merger and the adoption of the Merger Agreement. Parent has agreed that it will vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the adoption of the Merger Agreement.

     The Merger Agreement provides that in the event that Parent, the Purchaser and any other subsidiary of Parent acquires at least 90% of the outstanding Shares in the aggregate, pursuant to the Offer or otherwise, Parent, the Purchaser and the Company will, at the request of Parent and subject to the terms of the Merger Agreement, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Tennessee law.

     Options. Pursuant to the Merger Agreement, on the Expiration Date (as defined below under 'THE OFFER--Terms of the Offer'), immediately prior to the Purchaser's acceptance of tenders to purchase Shares pursuant to the Offer, each outstanding employee stock option to purchase Shares (a 'Company Option') granted under the 1991 Stock Option Plan and the 1989 Non-qualified Stock Option Plan (collectively, 'Option Plans'), shall be surrendered to the Company and shall be forthwith cancelled and the Company shall pay to each holder of a Company Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option. Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its subsidiaries shall be deleted as of the Effective Time and no holder of Company Options or any participant in the Options Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

     Pursuant to the Merger Agreement, effective as of the Effective Time and subject to any required shareholder approval necessary to effectuate the following grants, Parent has agreed to grant options to acquire an aggregate of 500,000 shares of Parent Common Stock ('Parent Options') to certain specified employees of the Company. The Parent Options shall be subject to the terms and conditions set forth in the applicable option plan of Parent (as the same may be amended) and the applicable option agreement.

     Pursuant to a letter of amendment, dated May 2, 1997 (the 'Amendment Letter'), Parent amended its Note Purchase Agreement, dated October 30, 1996 (the 'Note Purchase Agreement') between Silver Oak Capital, L.L.C. and Parent to allow Parent to grant incentive stock options to employees of the Company as contemplated by the Merger Agreement and Employment Agreements. Pursuant to the Amendment Letter, Parent agreed to reduce the conversion price of the convertible notes issued under the Note Purchase Agreement from $6.00 to approximately $5.38 following the date Parent grants stock options to employees of the Company.

     Interim Operations.  Pursuant to the Merger Agreement, the Company has

agreed that, except as expressly contemplated by the Merger Agreement or agreed to in writing by Parent, prior to the time the directors of the Purchaser constitute a majority of the Board of Directors of the Company (the 'Board Appointment Date'), the business of the Company and its subsidiaries will be conducted only in the ordinary and usual course and to the extent consistent therewith, each of the Company and its subsidiaries will use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners, and (a) the Company will not, directly or indirectly, (i) issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury stock of the Company or any capital stock of any of its subsidiaries beneficially owned by it, except upon the exercise of Company Options outstanding on the date of the Merger Agreement, (ii) amend its charter or by-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or its preferred stock or any outstanding capital stock of any of the subsidiaries of the Company; and (b) neither the Company nor any of its subsidiaries shall (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its subsidiaries in the ordinary course of business; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock; (v) grant any increase in the compensation payable or to become payable by the Company or any of its subsidiaries to any of its executive officers or adopt any new or amend or otherwise increase or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; (vi) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its subsidiaries, except as permitted under the Merger Agreement with respect to seasonal employees; (vii) permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice; (viii) enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practices; (ix) change any of the accounting methods used by it unless required by generally accepted accounting principles ('GAAP'), make any material tax election except in the ordinary course of business consistent with past practice; change any material tax election already made, adopt any material tax accounting method except in the ordinary course of business consistent with past practice; change any material tax accounting method unless required by GAAP; enter into any closing agreement, settle any tax claim or assessment or consent to any tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment; (x) other than indebtedness incurred in connection with the cancellation and payment of Company Options, incur or assume any long-term debt; incur or assume any short-term indebtedness except in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed $5,000,000; assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; make any loans, advances or capital contributions to, or investment in, any other person (other than to wholly-owned subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets); (xi) settle or compromise any claim, lawsuit, liability or obligation; pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligation (a) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated subsidiaries, (b) incurred in the ordinary course of business and consistent with past practice or (c) which are legally required to be paid, discharge or satisfied; (xii) take, or agree to commit to take, any action that would make any representation or warranty of the Company contained in the Merger Agreement inaccurate in any respect at, or as of any time prior to, the Effective Time; (xiii) take any action with the intent of causing any of the conditions to the Offer set forth in Annex A to the Merger Agreement to not be satisfied; or (xvi) enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     No Solicitation. Pursuant to the Merger Agreement, the Company has agreed that neither the Company nor any of its subsidiaries will (and the Company will use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its subsidiaries or any capital stock of the Company or any of its subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any subsidiary, division or operating or principal business unit of the Company (an 'Acquisition Proposal'), except that the Company and the Board of Directors of the Company are not prohibited from (i) taking and disclosing to the Company's shareholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or
(ii) making such disclosure to the Company's shareholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as described below, withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend, any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company also agreed to immediately cease any existing activities, discussions or negotiations with any parties conducted prior to the date of the Merger Agreement with respect to any of the foregoing. The Merger Agreement further provides that the Company, prior to the acceptance of Shares pursuant to the Offer, may furnish information concerning the Company and its subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (i) such entity or group has, on an unsolicited basis, submitted a bona fide written proposal to the Company relating to any such transaction which the Board of Directors of the Company determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (ii) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors of the Company to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies the immediately foregoing clauses (i) and
(ii) is referred to in the Merger Agreement as a 'Superior Proposal'). The Company has agreed that following receipt of any proposal or inquiry received, the Company will immediately notify Parent of the receipt of the same, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (and will disclose any written materials delivered in connection therewith) and the Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of its intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if permitted to do so pursuant to the terms of the Merger Agreement, the Board of Directors of the Company may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the expense reimbursement fee described below under '--Termination; Fees'. If the Company has notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial two business day period without any further notification.

     Indemnification and Insurance. Pursuant to the Merger Agreement, for six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its subsidiaries, and persons who become any of the forgoing prior to the Effective Time, with respect to matters occurring at or prior to the Effective Time to the full extent permitted under Tennessee law, the terms of the Company's charter or by-laws, as in effect as of the date of the Merger Agreement, and the terms of any indemnification agreement entered into by such persons with the Company prior the date of the Merger Agreement. The Merger Agreement also provides that Parent or the Surviving Corporation will maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') for a period of not less than six years after the Effective Time; provided, that Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers. Parent has also agreed that if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance, but in no event will it be required to pay aggregate premiums for such insurance in excess of 150% of the aggregate premiums paid in 1996 on an annualized basis for such purpose (the '1996 Premium'). If Parent or the Surviving Corporation is unable to obtain the amount of D&O Insurance required for such aggregate premium, Parent or the Surviving Corporation has agreed to obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

     Parent Board Representation. At the Effective Time, Parent has agreed take all actions necessary to (i) appoint Mr. Jeffrey G. Webb as a director of Parent's Board of Directors and as Vice Chairman of the Board of Directors and to such other officer positions specified in the Employment Agreement between Mr. Webb and Parent, and (ii) appoint another individual selected by Mr. Webb and reasonably acceptable to the Board of Directors of Parent as a director of Parent's Board of Directors. The parties agreed that any person who is a senior vice president or Director of the Company on the date of the Merger Agreement is reasonably acceptable to the Board of Directors of Parent.

     Representations and Warranties. Pursuant to the Merger Agreement, the Company has made customary representations and warranties to Parent and the Purchaser with respect to, among other things, its organization, capitalization, authority, financial statements, need for consents or approvals, public filings, conduct of business, employee benefit plans, intellectual property, employment matters, compliance with laws, tax matters, litigation, environmental matters, vote required to approve the Merger Agreement, undisclosed liabilities, information to be contained in the Proxy Statement, the opinion of its financial advisor, and the absence of any material adverse change since December 31, 1996

     Pursuant to the Merger Agreement, Parent and the Purchaser have made substantially similar representations and warranties as to their organization, authority, need for consents or approvals, information to be contained in the Proxy Statement, capitalization, financial statements, public filings, undisclosed liabilities, litigation, as well as the Parent and Purchaser's ability to obtain the financing for the Transaction.

     Termination; Fees. The Merger Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time, whether before or after approval of the shareholders of the Company, (a) by mutual consent of Parent and the Company; (b) by either the Company or Parent (i) if the Offer shall have expired without any Shares being purchased therein, provided, that such right to terminate will not be available to any party whose failure to fulfill any obligation under the Merger Agreement was the cause of, or resulted in, the failure of Parent or the Purchaser to purchase the Shares on or before such date; (ii) if any governmental entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties will use their best efforts to lift), in each case permanently restraining, enjoining or otherwise prohibiting the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable, or
(iii) if the Offer has not been consummated prior to September 5, 1997; provided, that the right to terminate the Merger Agreement under this clause
(iii) shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date; (c) by the Company (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate the Merger Agreement pursuant to this clause (i) if the Company is at such time in breach of its obligations under the Merger Agreement such as to cause a material adverse effect on the Company and its subsidiaries, taken as a whole;
(ii) in connection with entering into a definitive agreement with respect to an Acquisition Proposal unless it has complied with all of the provisions, including the notice provisions described above under 'No Solicitation,' and that the Company (x) makes simultaneous payment of an amount equal to Parent's good faith estimate of its expenses, and (y) acknowledges in writing its obligation to promptly reimburse Parent for its actual expenses in excess of such estimated expenses payment; or (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in the Merger Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable; (d) by Parent (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations under the Merger Agreement, which makes it impossible to satisfy any of the conditions to the Offer, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; (ii) if, prior to the purchase of Shares pursuant to the Offer, the Company has breached any representation, warranty, covenant or other agreement contained in the Merger Agreement which (x) would give rise to the failure of any of the conditions to the Offer, and (y) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of (x) the withdrawal or adverse modification by the Company of its approval or recommendation of the Offer, or (y) the Company entering into an agreement with respect to a Superior Proposal.

     In accordance with the Merger Agreement, if (x) the Company terminates the Merger Agreement pursuant to clause (c)(ii) of the immediately preceding paragraph, (y) Parent terminates the Merger Agreement pursuant to clause
(d)(iii) of the immediately preceding paragraph, or (z) either the Company or Parent terminates the Merger Agreement pursuant to paragraph (b)(i) above, and prior thereto there shall have been publicly announced an Acquisition Proposal, the Company has agreed to pay to Parent an amount, not to exceed $4,250,000 in the aggregate, equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, the Merger Agreement and the consummation of the Transactions (including the financing thereof).

     In accordance with the Merger Agreement, the Company has agreed to pay $650,000 of the commitment fee payable to the Bridge Lenders pursuant to the Bridge Commitment Letter. Any amounts refunded under the Bridge Commitment Letter will be divided equally between Parent and the Company; provided that the Company will not be entitled to any refund in excess of $650,000.

                           THE SHAREHOLDERS AGREEMENT

     The following is a summary of certain provisions of the Shareholders Agreement. The summary is qualified in its entirety by reference to the Shareholders Agreement which is incorporated herein by reference and a copy of which is attached hereto as Annex II.

     Pursuant to the Shareholders Agreement (the 'Shareholders Agreement'), dated as of May 5, 1997, by and among Parent, the Purchaser, Jeffrey G. Webb, Chairman, President and Chief Executive Officer and a Director of the Company, Gregory C. Webb, Senior Vice President and a Director of the Company, Alan D. Gordon, a director of the Company, and Randall S. Sturges, a director of the Company (each a 'Shareholder' and together, the 'Shareholders'), the Shareholders have agreed to tender all of the Shares beneficially owned by them at the Offer Price and in accordance with the terms and conditions of the Offer, representing in the aggregate 1,738,530 Shares, or approximately 38% of the currently outstanding Shares of the Company. The effect of the Shareholders agreeing to tender certain Shares pursuant to the Shareholders Agreement is that the Purchaser would only need to receive tenders of an additional 848,335 Shares, or approximately 18.6% of the currently outstanding Shares (or approximately 16.4% of the fully-diluted Shares), to satisfy the Minimum Condition. See 'SPECIAL FACTORS--Purpose and Structure of the Transaction.'

     Pursuant to the Shareholders Agreement, the Shareholders have agreed, for a period ending upon the earlier of the consummation of the Merger and four months following the termination of the Merger Agreement in accordance with its terms (the 'Term'), at any meeting of the holders of Shares, however called, or in connection with any written consent of the holders of Shares, to vote (or cause to be voted) the Shares (if any) then held of record or beneficially owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and the Shareholders Agreement and any actions required in furtherance thereof, and (ii) against any Acquisition Proposal and against any action or agreement that would impede, frustrate, prevent or nullify the Merger Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex A to the Merger Agreement or set forth in
Article VI of the Merger Agreement not being fulfilled; provided however, that nothing contained in the Shareholders Agreement shall be construed as requiring any Shareholder who also is a director of the Company to propose, endorse, approve or recommend the Merger Agreement or any transaction contemplated thereby in such Shareholder's capacity as a director of the Company.

     Pursuant to the Shareholders Agreement, the Shareholders have further agreed, during the Term, that the Shareholders shall not (i) tender, or consent to any tender of, any or all of such Shareholder's Shares, pursuant to any Acquisition Proposal, (ii) transfer, or consent to any transfer of, any or all of such Shareholder's Shares, Company Options or any interest therein, (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Company Options or any interest therein, (iv) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (v) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of their obligations under the Shareholders Agreement or the transactions contemplated thereby or by the Merger Agreement. The Shareholders have further agreed to be bound by the provisions of the Merger Agreement relating to prohibitions on solicitations of Acquisition Proposals to the same extent as the Company.

     Each Shareholder has also granted Parent an irrevocable proxy to vote each Shareholder's Shares in favor of the Merger Agreement and against any Acquisition Proposal.

                         THE STOCK PURCHASE AGREEMENTS

     The following is a summary of certain provisions of the Stock Purchase Agreements. The summary is qualified in its entirety by reference to the Stock Purchase Agreements which are incorporated herein by reference and copies of which are attached hereto as Annexes III-VI.

     Pursuant to the Stock Purchase Agreements, on or before the fifth business day after the consummation of the Offer, Messrs. Jeffrey G.Webb, Gregory C. Webb, W. Kline Boyd, Senior Vice President of the Company, and J. Kristyn Shepherd, Senior Vice President of the Company, will each purchase shares of Parent Common Stock at a price per share equal to the average closing price of Parent Common Stock for the twenty trading days ending on the day immediately preceding the consummation of the Offer; provided that the purchase price per share will not exceed $4.50 nor be less than $2.80 (the 'Purchase Price'). The exact number of shares of Parent Common Stock which each such purchaser will purchase will equal the net after-tax proceeds (assuming a 28% tax rate and a basis in each share of $0.1666) received by each such purchaser in the Offer or Merger as a result of the sale of 251,165, 32,500, 26,810 and 14,525 Shares, in the case of each of Messrs. Jeffrey Webb, Gregory Webb, W. Kline Boyd and Ms. J. Kristyn Shepherd respectively, divided by the Purchase Price. If Parent proposes to file a registration statement with respect to an offering by Parent for its own account or an offering for the account of any of its respective securityholders of any shares of Parent Common Stock (other than a registration statement on Form S-4 or S-8), then each of the foregoing purchasers of Parent Common Stock shall, be entitled to include in the offering, subject to certain limitations, his or her shares of Parent Common Stock acquired pursuant to the

Stock Purchase Agreements.

     Assuming a Purchase Price of $4.50, the parties to the Stock Purchase Agreement would purchase an aggregate of approximately 974,100 shares of Parent Common Stock, representing approximately 10.8% of Parent's outstanding shares after giving effect to such purchase. Assuming a Purchase Price of $2.80, the parties to the Stock Purchase Agreements would purchase an aggregate of approximately 1,565,600 shares of Parent Common Stock, representing approximately 16.25% of Parent's outstanding shares after giving effect to such purchase.

                           FINANCING THE TRANSACTION

     The Purchaser estimates that the total funds required to purchase all Shares validly tendered pursuant to the Offer, consummate the Merger, refinance Parent's and the Company's indebtedness that is required to be repaid in connection with the Transaction, fund the Surviving Corporation's working capital needs after the Merger and pay all related costs and expenses will be approximately $136.9 million. Parent and the Purchaser intend to obtain such funds by means of (a) the Stock Purchase Transaction, (b) proceeds of borrowings under the Bank Facility and (c) (i) proceeds obtained from the issuance of the Senior Notes through a private placement offering that will not be registered under the Securities Act and that will be made to 'qualified institutional buyers' in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to a limited number of institutional 'accredited investors' and/or (ii) to the extent the Senior Notes are not sold prior to the purchase of the Shares, proceeds of the Bridge Notes (as defined).

     The terms of the Senior Notes, the senior secured bridge notes evidencing the Bridge Loan (the 'Bridge Notes'), and the Bank Facility (together with the Bridge Notes and the Senior Notes, the 'Financing Instruments') have not yet been finalized and are still being negotiated. Moreover, the documentation evidencing the Financing Instruments has not yet been finalized. Accordingly, the description below of the Financing Instruments is preliminary and necessarily incomplete. In addition, the terms and provisions of the Financing Instruments, to the extent described, are subject to change if the terms of the Transaction change. In any event, the ultimate Financing Instruments might contain terms that are more or less onerous than those currently contemplated.

  Rule 144A Offering.

     Parent intends to issue $100 million aggregate principal amount of Senior Notes with a maturity date of ten years from the date of issuance at a fixed interest rate to be determined. The Senior Notes will be senior unsecured obligations and will rank senior in right of payment to all existing and future indebtedness of Parent that is subordinated to the Senior Notes and will rank pari passu in right of payment with all other existing and future senior indebtedness of Parent. Loans under the Bank Facility will be secured by substantially all of Parent's assets and accordingly, the Senior Notes will be effectively subordinated to the loans outstanding under the Bank Facility to the extent of the value of the assets securing such loans.


     The Senior Notes will be unconditionally guaranteed (the 'Subsidiary Guarantees') on a senior basis by Parent's then existing subsidiaries and each future subsidiary (collectively, the 'Guarantors'). The Subsidiary Guarantees will rank senior in right of payment to all existing and future subordinated indebtedness of the Guarantors and will rank pari passu in right of payment with all other unsubordinated indebtedness of the Guarantors, including the guarantees of indebtedness under the Bank Facility. Any Guarantor's obligations under the Bank Facility, however, will be secured by a lien on substantially all of the assets of such Guarantor, and the Indenture under which the Senior Notes will be issued (the 'Indenture') will restrict, but not prohibit, the Guarantors from incurring additional secured indebtedness. Accordingly, such secured indebtedness will rank prior to the Subsidiary Guarantees with respect to such assets.

     The Senior Notes and the Indenture are expected to contain customary covenants, events of default, optional redemption and repurchase and other provisions, which provisions will be negotiated by Parent based on prevailing market conditions at the time of the offering.

     The Senior Notes will be sold in a private placement offering that will not be registered under the Securities Act. The Senior Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act. THIS OFFER TO PURCHASE DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SENIOR NOTES.

Bridge Notes.

     In the event that Parent is not able to successfully complete the Rule 144A private placement prior to consummation of the Offer, Parent intends to fund the Transaction with the proceeds of the Bridge Notes.

     Pursuant to the Bridge Commitment Letter, the Bridge Lenders have committed that either they and/or one or more of their respective affiliates will purchase $100 million in aggregate principal amount of the Bridge Notes. The Bridge Notes will be senior secured obligations of Parent, guaranteed by all existing and hereafter acquired subsidiaries. NationsBridge and NBD have committed to make such purchase on a several basis and not jointly, for $80 million and $20 million, respectively, upon terms and subject to the conditions set forth in the Bridge Commitment Letter, including the execution of definitive financing documents.

     The Bridge Commitment Letter provides that the commitments of the Bridge Lenders will terminate on September 5, 1997, unless the funding of the Bridge Notes has occurred prior to such time.

     Parent has agreed to pay certain fees to the Bridge Lenders, payable as follows: (i) a commitment fee in an amount equal to $3 million, which was paid upon acceptance of the Bridge Commitment Letter, (ii) a funding fee equal to 1% of the principal amount of the Bridge Notes, payable in cash upon the issuance of any Bridge Notes and (iii) a customary rollover funding fee payable upon the exchange of any Bridge Notes for any Rollover Notes (as defined below). Under certain circumstances, if the Merger is not consummated as a result of certain governmental actions, a portion of such fees are refundable.

     In accordance with the Merger Agreement, the Company has agreed to pay $650,000 of the commitment fee payable to the Bridge Lenders pursuant to the Bridge Commitment Letter and any amounts refunded by the Bridge Lenders shall be divided equally between Parent and the Company; provided that the Company shall not be entitled to any refund in excess of $650,000.

     Funding pursuant to the Bridge Commitment Letter is subject to certain conditions precedent, including but not limited to (i) the negotiation, execution and delivery of definitive documents reasonably satisfactory to the Bank Lenders; (ii) the completion of the bank financing in the amount of at least $35 million; (iii) the receipt of an opinion from an independent firm reasonably satisfactory to the Bank Lenders attesting to the solvency of Parent and its current and future subsidiaries; (iv) not less than a majority of the shares of the Company (on a fully diluted basis) shall have been validly tendered and not withdrawn prior to the expiration of the Offer; (v) fees and expenses incurred in connection with the Merger shall be limited to $15 million;
(vi) all material governmental and third party approvals necessary in connection with the Offer and the Merger and the continuing operations of Parent and its subsidiaries shall have been obtained; and (vii) no injunction, temporary restraining order or other similar relief will have been issued and in effect with respect to the Offer and/or the Merger.

     The Bridge Notes shall mature one year after the issuance thereof (the 'Bridge Note Maturity Date'). If prior to such time they have not been redeemed in full for cash, the principal of the Bridge Notes then outstanding may, subject to certain conditions precedent, be satisfied through the delivery of Senior Secured Rollover Notes (the 'Rollover Notes'). The Bridge Commitment Letter also provides for the issuance, under certain circumstances, of certain customary warrants to acquire Parent Common Stock.

     The Bridge Notes will be callable up to the Bridge Note Maturity Date, in whole or in part, at Parent's option, at any time at par plus accrued interest to the date of redemption. No sinking fund will be required but mandatory redemption will be required with (subject to certain agreed upon exceptions):
(i) the net proceeds from the issuance of any debt or equity securities of Parent or any of its subsidiaries or (ii) the net proceeds from asset sales the net proceeds of which exceed $50,000 of Parent or any of its subsidiaries, other than sales of current assets to the extent required to pay the Bank Lenders.

     Interest shall be payable at the prime rate as announced by NationsBank from time to time plus the Applicable Margin. The 'Applicable Margin' shall initially be 3%, increasing by an additional .5% at the end of each subsequent three-month period for as long as the Bridge Notes are outstanding, provided that such rate shall not exceed 18% per annum.

  The Bank Facility.

     As set forth above under 'INTRODUCTION--Financing the Transaction,' the Bank Lenders have delivered the Bank Commitment Letter. Pursuant to the Bank

Commitment Letter, the Bank Lenders have committed to provide the Bank Facility on a senior secured basis, such Facility to include a sublimit for the issuance of standby and commercial letters of credit, all upon the terms and subject to the conditions set forth in the Bank Commitment Letter, including the execution of definitive financing documents.

     The Bank Commitment Letter provides that the commitments of the Bank Lenders will terminate unless definitive financing agreements with respect thereto shall have been executed and delivered on or prior to September 5, 1997.

     Parent has agreed to pay certain fees to the Bank Lenders for their own account and for the account of the other banks extending the Bank Facility, payable as follows: (i) a facility fee in an aggregate amount equal to $525,000, to be paid upon the initial funding thereunder, (ii) a commitment fee of 1/2% per annum of the undrawn portion of the commitment under the Bank Facility, accruing from the date of acceptance of the Bank Commitment Letter to and including the termination of the commitment to provide the loans and letters of credit to be provided by the Bank Facility and payable on the initial funding of the Bank Facility and, thereafter, quarterly on the last business day of each calendar quarter and (iii) an agent's administrative fee, payable to NBD (the 'Administrative Agent'), in the amount of $10,000 annually, payable in advance commencing on the date of the initial funding of the Bank Facility.

     The Bank Facility will be provided pursuant to the terms and conditions of the Credit Agreement to be entered into by Parent and the Bank Lenders.

     Pursuant to the Bank Commitment Letter, the Bank Facility is expected to consist of a five year revolving credit and working capital facility available to Parent in a maximum principal amount not to exceed $40 million through September 30, 1997 and $35 million thereafter outstanding at any time, a portion of which may be comprised of standby and/or commercial letters of credit (the 'Letters of Credit'), with amounts borrowed thereunder to be subject to a borrowing base of inventory and accounts receivable (the 'Borrowing Base').

     All existing and hereafter acquired subsidiaries of Parent (including the Surviving Corporation) will unconditionally guarantee the obligations arising under the Bank Facility. The Bank Facility, and the guarantee obligations in respect thereof, will be secured by a security interest in accounts receivable and inventory of Parent and its subsidiaries. The Bank Lenders will also be granted limited licenses on intellectual property to enable them to dispose of inventory in the event of a default under the Bank Facility. Additionally, Parent and its subsidiaries will grant a negative pledge on all unencumbered assets (other than as required in the Financing Instruments for the Bridge Loan) in favor of the Bank Lenders.

     The Bank Facility will be required to be prepaid in the event and to the extent that the outstanding principal amount exceeds the Borrowing Base. Voluntary reduction of the Bank Facility is permitted at any time. Indebtedness outstanding under the Bank Facility will bear an initial interest rate for the first year of the Bank Facility, computed on a per annum basis, equal to either the Alternate Base Rate (as defined below) plus .75% or the London Interbank Offered Rate ('LIBOR') plus 2.25%. Parent shall have the option of selecting the type of the borrowing and the length of the interest period applicable thereto. Following the first year of the Bank Facility, the LIBOR and Alternate Base Rate margins will be subject to performance pricing step-downs based upon the ratio (the 'Pricing Ratio') of Parent's Consolidated Funded Debt to EBITDA (as such terms will be defined in the Credit Agreement). The Pricing Ratio will be computed quarterly in arrears on a rolling four quarter basis. If the Pricing Ratio (i) equals or exceeds 5.0, the margin on LIBOR based loans shall be 2.5% and the margin on Alternate Base Rate based loans shall be 1.0%, (ii) is equal to or exceeds 4.5 but less than 5.0, the margin on LIBOR based loans shall be 2.25% and the margin on Alternate Base Rate based loans shall be .75%, (iii) is equal to or exceeds 4.0 but is less than 4.5, the margin on LIBOR based loans shall be 2% and the margin on Alternate Base Rate based loans shall be .5%, (iv) is equal to or exceeds 3.5 but is less than 4.0, the margin on LIBOR based loans shall be 1.75% and the margin on Alternate Base Rate based loans shall be .25% and (v) is less than 3.5%, the margin on LIBOR based loans shall be 1.5% and the margin on Alternate Base Rate based loans shall be 0.

     'Alternate Base Rate' shall mean the higher of (i) the Administrative Agent's prime rate and (ii) the Federal Funds rate plus .5%.

     Fees payable in respect of standby letters of credit shall be in an amount equal to the interest rate margin on LIBOR based loans then in effect, due quarterly in arrears. The Administrative Agent shall be paid a per annum facing fee of .25% on the outstanding amount of all standby letters of credit, due quarterly in arrears. A drawing fee of .25% will be payable on the date of any drawing under a trade letter of credit. Additionally, Parent shall pay the Administrative Agent its customary letter of credit charges as in effect from time to time.

     The Bank Facility will contain certain representations and warranties, certain negative and affirmative financial covenants, certain conditions and events of default which are customarily required for similar financings. Representations and warranties will probably apply to Parent and its subsidiaries, including the Surviving Corporation. Such covenants will include restrictions and limitations on dividends and stock redemptions, capital expenditures, leases, incurrence of debt, transactions with affiliates, investments and acquisitions, and mergers, consolidations and asset sales. Furthermore, Parent will be required to maintain compliance with certain financial covenants such as a Maximum Leverage Ratio, an Interest Coverage Ratio and Minimum Net Worth (as such terms will be defined in the Credit Agreement).

                               DISSENTERS' RIGHTS

     No appraisal or dissenters rights are available in connection with the Offer. If the Merger is consummated, pursuant to Section 48-23-102(c) of the Tennessee Business Corporation Act ('TBCA'), holders of Shares will NOT have the right to dissent from the Merger or elect to have the fair value of their Shares judicially determined and paid to them in cash, if the Shares are listed on a national securities exchange or are a national market system security as of the date of the effectuation of the Merger. As of the date of this Offer, the Shares are quoted on a national market system.

     In the event that the provisions of Section 48-23-102(c) of the TBCA are inapplicable to the Merger because the Shares are not quoted on a national market security system as of the date of the effectuation of the Merger, then Company shareholders shall be entitled to dissent from the Merger and receive the fair value of their Shares upon compliance with the provisions of Section 48-23-101 through 48-23-302 of the TBCA regarding dissenters' rights. A copy of the relevant provisions of the TBCA regarding dissenters rights is attached hereto as Annex VII.

     In order to be eligible to exercise the right to dissent, a Company shareholder must file with the Company a written objection to the Merger stating that he intends to dissent if the Merger is effected. Such statement must be filed before the vote is taken at the Special Meeting. It is not necessary for a dissenting shareholder to vote against the Merger to preserve dissenters' rights; however, such rights will be lost if the shareholder votes in favor of the Merger.

     If the Merger is approved, the Company will deliver a written notice to dissenting shareholders no later than ten (10) days after adoption of the Merger, unless the Merger is terminated and abandoned. The written notice will set forth where the dissenting shareholders' payment demands must be sent and where and when certificates must be deposited and will supply a form for dissenting shareholders demanding payment. A dissenting shareholder must deliver his payment demand to the Company no later than the date set forth in the written notice to dissenting shareholders, which may not be fewer than one nor more than two months after the written notice is delivered ('Demand Period'). Merely abstaining from or voting against the Merger will not satisfy the two requirements that the shareholder (a) object in writing to the Merger and (b) file a written demand for payment within the payment period. Failure of a shareholder to take the required action during the Demand Period binds such shareholder to the terms of the Merger and precludes exercise of dissenter's rights.

     Within the Demand Period, a dissenting shareholder must submit the certificates representing his Shares to the Company in accordance with the terms of the notice to dissenting shareholders. As soon as practicable after the Merger is effected, or upon receipt of a dissenting shareholder's payment demand, whichever is later, the Company shall pay each dissenting shareholder the fair value of his or her shares, plus accrued interest.

     If a dissenting shareholder believes that the amount paid by the Company is less than the fair value of his Shares or that interest due was incorrectly calculated, the dissenting shareholder must, within one month after the Company has made payment to the dissenting shareholder, demand payment of his estimate of the fair value. If a demand for payment remains unsettled, the Company must commence a suit in a court having equity jurisdiction located in Shelby County, Tennessee, within two months after receiving the dissenting shareholder's payment demand. If the Company fails to bring such a suit within such time, it shall pay each dissenting shareholder whose demand remains unsettled the amount demanded. The court shall determine the dissenting shareholder's right to receive payment or the fair value of his or her Shares or both. The costs and expenses of such proceedings shall be assessed against the Company unless the court shall find the actions of a dissenting shareholder who is a party to the suit to be arbitrary, vexatious or not in good faith.

     Section 48-23-209 of the TBCA provides that 'fair value of shares' shall be determined as of the day prior to the date on which the shareholder vote was taken approving the Merger, 'excluding any appreciation or depreciation of shares in anticipation of such corporate action.' The value so determined could be more or less than the value of the Merger consideration into which Shares are to be converted pursuant to the Merger.

     IN VIEW OF THE COMPLEXITIES OF THE FOREGOING PROVISIONS OF THE TCBA, COMPANY SHAREHOLDERS WHO ARE CONSIDERING PURSUING THEIR DISSENTERS' RIGHTS MAY WISH TO CONSULT WITH LEGAL COUNSEL.

     APPRAISAL RIGHTS CANNOT BE EXERCISED AT THIS TIME. THE INFORMATION SET FORTH ABOVE IS FOR INFORMATIONAL PURPOSES ONLY WITH RESPECT TO ALTERNATIVES AVAILABLE TO SHAREHOLDERS IF APPRAISAL RIGHTS BECOME AVAILABLE IN CONNECTION WITH THE MERGER.

     SHAREHOLDERS WHO SELL SHARES IN THE OFFER WILL NOT BE ENTITLED TO EXERCISE ANY APPRAISAL RIGHTS WITH RESPECT THERETO BUT, RATHER, WILL RECEIVE THE OFFER PRICE.

                                   THE OFFER

1. TERMS OF THE OFFER.

     Upon the terms and subject to the conditions of the Offer, the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date (as defined below) and not theretofore withdrawn in accordance with Section 3 of this Offer to Purchase. The term 'Expiration Date' shall mean 12:00 Midnight, New York City time, on Monday, June 9, 1997, unless and until the Purchaser, in accordance with the terms of the Merger Agreement, shall have extended the period of time for which the Offer is open, in which event the term 'Expiration Date' shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire. See 'INTRODUCTION' for a description of certain rights of Parent and the Purchaser to extend the Expiration Date of the Offer.

     The Offer is conditioned upon, among other things, the satisfaction of the Minimum Condition. See 'THE OFFER--Conditions to the Offer.' If such condition is not satisfied prior to the Expiration Date, the Purchaser reserves the right (but shall not be obligated) to (i) decline to purchase any of the Shares tendered and terminate the Offer, subject to the terms of the Merger Agreement,
(ii) waive any of the conditions to the Offer, to the extent permitted by applicable law and the provisions of the Merger Agreement, and, subject to complying with applicable rules and regulations of the Commission, purchase all Shares validly tendered or (iii) extend the Offer and, subject to the right of shareholders to withdraw Shares until the Expiration Date, retain the Shares which will have been tendered during the period or periods for which the Offer is extended.

     Subject to the terms of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time,

(i) to extend the period of time during which the Offer is open and thereby delay acceptance for payment of, and the payment for, any Shares, by giving oral or written notice of such extension to the Depositary and (ii) to amend the Offer in any respect (including, without limitation, by decreasing or increasing the Offer Price to holders of Shares and/or by decreasing the number of Shares being sought in the Offer), by giving oral or written notice of such amendment to the Depositary. The rights reserved by the Purchaser in this paragraph are in addition to the Purchaser's rights to terminate the Offer as described in
Section 10. Any extension, amendment or termination will be followed as promptly as practicable by public announcement thereof, the announcement in the case of an extension to be issued no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date in accordance with the public announcement requirements of Rule 14d-4(c) under the Exchange Act. Without limiting the obligation of the Purchaser under such Rule or the manner in which the Purchaser may choose to make any public announcement, the Purchaser currently intends to make announcements by issuing a release to the Dow Jones News Service.

     The Merger Agreement provides that, without the written consent of the Company, the Purchaser will not amend or waive the Minimum Condition, decrease the price per Share to be paid or the number of Shares sought pursuant to the Offer, or amend the conditions of the Offer in any manner adverse to the holders of Shares.

     If the Purchaser extends the Offer, or if the Purchaser (whether before or after its acceptance for payment of Shares) is delayed in its purchase of or payment for Shares or is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to withdrawal rights as described in Section 3. However, the ability of the Purchaser to delay the payment for Shares which the Purchaser has accepted for payment is limited by Rule 14e-l(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of holders of securities promptly after the termination or withdrawal of the Offer.

     If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer or waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(c), 14d-6(d) and 14e-1 under the Exchange Act. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend upon the facts and circumstances then existing, including the relative materiality of the changed terms or information. In a public release, the Commission has stated that in its view an offer must remain open for a minimum period of time following a material change in the terms of the Offer and that waiver of a material condition, such as the Minimum Condition, is a material change in the terms of the Offer. The release states that an offer should remain open for a minimum of five business days from the date a material change is first published, sent or given to security holders and that, if material changes are made with respect to information not materially less significant than the offer price and the number of shares being sought, a minimum of ten business days may be required to allow adequate dissemination and investor response. The requirement to extend the Offer will not apply to the extent that the number of business days remaining between the occurrence of the change and the then-scheduled Expiration Date equals or exceeds the minimum extension period that would be required because of such amendment. As used in this Offer to Purchase, 'business day' has the meaning set forth in Rule 14d-1 under the Exchange Act.

     The Company has provided the Purchaser with the Company's shareholders lists and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed by the Purchaser to record holders of Shares and will be furnished by the Purchaser to brokers, dealers, banks and similar persons whose names, or the names of whose nominees, appear on the shareholders lists or, if applicable, who are listed as participants in a clearing agency's security position listing, for subsequent transmittal to beneficial owners of Shares.

2. PROCEDURES FOR TENDERING SHARES.

     Valid Tender. For Shares to be validly tendered pursuant to the Offer, either (i) a properly completed and duly executed Letter of Transmittal (or facsimile thereof), together with any required signature guarantees, or in the case of a book-entry transfer, an Agent's Message (as defined below), and any other required documents, must be received by the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date and either certificates for tendered Shares must be received by the Depositary at one of such addresses or such Shares must be delivered pursuant to the procedures for book-entry transfer set forth below (and a Book-Entry Confirmation (as defined below) received by the Depositary), in each case prior to the Expiration Date, or (ii) the tendering shareholders must comply with the guaranteed delivery procedures set forth below.

     The Depositary will establish accounts with respect to the Shares at The Depository Trust Company and the Philadelphia Depository Trust Company (each, a 'Book-Entry Transfer Facility' and, collectively, the 'Book-Entry Transfer Facilities') for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in any of the Book-Entry Transfer Facilities' systems may make book-entry delivery of Shares by causing a Book-Entry Transfer Facility to transfer such Shares into the Depositary's account in accordance with that Book-Entry Transfer Facility's procedure for such transfer. However, although delivery of Shares may be effected through book-entry transfer into the Depositary's account at a Book-Entry Transfer Facility, the Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or an Agent's Message, and any other required documents must, in any case, be transmitted to, and received by, the Depositary at one of its addresses set forth on the back cover of this Offer to Purchase prior to the Expiration Date, or the tendering shareholders must comply with the guaranteed delivery procedures described below. The confirmation of a book-entry transfer of Shares into the Depositary's account at a Book-Entry Transfer Facility as described above is referred to herein as a 'Book-Entry Confirmation.' DELIVERY OF DOCUMENTS TO A BOOK-ENTRY TRANSFER FACILITY IN ACCORDANCE WITH SUCH BOOK-ENTRY TRANSFER FACILITY'S PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE DEPOSITARY.

     The term 'Agent's Message' means a message transmitted by a Book-Entry Transfer Facility to, and received by, the Depositary and forming a part of a Book-Entry Confirmation, which states that such Book-Entry Transfer Facility has received an express acknowledgment from the participant in such Book-Entry Transfer Facility tendering the Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against the participant.

     THE METHOD OF DELIVERY OF SHARES, THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS, INCLUDING DELIVERY THROUGH ANY BOOK-ENTRY TRANSFER FACILITY, IS AT THE ELECTION AND RISK OF THE TENDERING SHAREHOLDERS. SHARES WILL BE DEEMED DELIVERED ONLY WHEN ACTUALLY RECEIVED BY THE DEPOSITARY (INCLUDING, IN THE CASE OF A BOOK-ENTRY TRANSFER, BY BOOK-ENTRY CONFIRMATION). IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED, PROPERLY INSURED, IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ENSURE TIMELY DELIVERY.

     Signature Guarantees. No signature guarantee is required on the Letter of Transmittal (i) if the Letter of Transmittal is signed by the registered holder(s) (which term, for purposes of this Section, includes any participant in any of the Book Entry Transfer Facilities' systems whose name appears on a security position listing as the owner of the Shares) of Shares tendered therewith and such registered holder has not completed either the box entitled 'Special Delivery Instructions' or the box entitled 'Special Payment Instructions' on the Letter of Transmittal or (ii) if such Shares are tendered for the account of a bank, broker, dealer, credit union, savings association or other entity that is a member in good standing of the Securities Transfer Agent's Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each, an 'Eligible Institution' and, collectively, 'Eligible Institutions'). In all other cases, all signatures on Letters of Transmittal must be guaranteed by an Eligible Institution. See Instructions 1 and 5 to the Letter of Transmittal. If the certificates for Shares are registered in the name of a person other than the signer of the Letter of Transmittal, or if payment is to be made or certificates for Shares not tendered or not accepted for payment are to be returned to a person other than the registered holder of the certificates surrendered, then the tendered certificates for such Shares must be endorsed or accompanied by appropriate stock powers, in either case signed exactly as the name or names of the registered holders or owners appear on the certificates, with the signatures on the certificates or stock powers guaranteed as aforesaid. See Instructions 1 and 5 to the Letter of Transmittal.

     Guaranteed Delivery. If a shareholder desires to tender Shares pursuant to the Offer and such shareholders' certificates for Shares are not immediately available or the procedures for book-entry transfer cannot be completed on a timely basis or time will not permit all required documents to reach the Depositary prior to the Expiration Date, such shareholders' tender may be effected if all the following conditions are met:

   (i)  such tender is made by or through an Eligible Institution;

  (ii) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Purchaser, is received by the Depositary, as provided below, prior to the Expiration Date; and

 (iii) the certificates for all physically tendered Shares, in proper form for transfer (or a Book-Entry Confirmation with respect to all such Shares), together with a properly completed and duly executed Letter of Transmittal (or facsimile thereof), with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and any other required documents are received by the Depositary within three trading days after the date of execution of such Notice of Guaranteed Delivery. A 'trading day' is any day on which the New York Stock Exchange (the 'NYSE') is open for business.

     The Notice of Guaranteed Delivery may be delivered by hand to the Depositary or transmitted by telegram, facsimile transmission or mail to the Depositary and must include a guarantee by an Eligible Institution in the form set forth in such Notice of Guaranteed Delivery.

     Notwithstanding any other provision hereof, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (i) certificates for (or a timely Book-Entry Confirmation with respect to) such Shares, (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. Accordingly, tendering shareholders may be paid at different times depending upon when certificates for Shares or Book-Entry Confirmations with respect to Shares are actually received by the Depositary. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The valid tender of Shares pursuant to one of the procedures described above will constitute a binding agreement between the tendering shareholders and the Purchaser upon the terms and subject to the conditions of the Offer.

     Appointment. By executing the Letter of Transmittal as set forth above, the tendering shareholders will irrevocably appoint designees of the Purchaser, and each of them, as such shareholders' attorneys-in-fact and proxies in the manner set forth in the Letter of Transmittal, each with full power of substitution, to the full extent of such shareholders' rights with respect to the Shares tendered by such shareholders and accepted for payment by the Purchaser and with respect to any and all other Shares or other securities or rights issued or issuable in respect of such Shares on or after May 5, 1997. All such proxies will be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts for payment Shares tendered by such shareholders as provided herein. Upon such appointment, all prior powers of attorney, proxies and consents given by such shareholders with respect to such Shares or other securities or rights will, without further action, be revoked and no subsequent powers of attorney, proxies, consents or revocations may be given by such shareholders (and, if given, will not be deemed effective). The designees of the Purchaser will thereby be empowered to exercise all voting and other rights with respect to such Shares and other securities or rights, including, without limitation, in respect of any annual, special or adjourned meeting of the Company's shareholders, actions by written consent in lieu of any such meeting or otherwise, as they in their sole discretion deem proper. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the Purchaser's acceptance for payment of such Shares, the Purchaser must be able to exercise full voting, consent and other rights with respect to such Shares and other related securities or rights, including voting at any meeting of shareholders.

     Determination of Validity. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination will be final and binding. The Purchaser reserves the absolute right to reject any or all tenders of any Shares determined by it not to be in proper form or the acceptance for payment of, or payment for which may, in the opinion of the Purchaser's counsel, be unlawful. The Purchaser also reserves the absolute right, subject to the provisions of the Merger Agreement, to waive any of the conditions of the Offer or any defect or irregularity in the tender of any Shares of any particular shareholders, whether or not similar defects or irregularities are waived in the case of other shareholders. No tender of Shares will be deemed to have been validly made until all defects or irregularities relating thereto have been cured or waived. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

     Backup Withholding. In order to avoid 'backup withholding' of U.S. federal income tax on payments of cash pursuant to the Offer, shareholders surrendering Shares in the Offer must, unless an exemption applies, provide the Depositary with such shareholders' correct taxpayer identification number ('TIN') on a Substitute Form W-9 and certify under penalties of perjury that such TIN is correct and that such shareholders are not subject to backup withholding. If a shareholder does not provide such shareholder's correct TIN or fails to provide the certifications described above, the Internal Revenue Service (the 'IRS') may impose a penalty on such shareholder and payment of cash to such shareholder pursuant to the Offer may be subject to backup withholding of 31%. All shareholders surrendering Shares pursuant to the Offer should complete and sign the main signature form and the Substitute Form W-9 included as part of the Letter of Transmittal to provide the information and certification necessary to avoid backup withholding (unless an applicable exemption exists and is proved in a manner satisfactory to the Purchaser and the Depositary). Certain shareholders

(including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. Foreign shareholders, if exempt, should complete and sign the main signature form and a Form W-8, Certificate of Foreign Status, a copy of which may be obtained from the Depositary, in order to avoid backup withholding. See Instruction 9 to the Letter of Transmittal.

3. WITHDRAWAL RIGHTS.

     Except as otherwise provided in this Section 3, tenders of Shares are irrevocable. Shares tendered pursuant to the Offer may be withdrawn pursuant to the procedures set forth below at any time prior to the Expiration Date and, unless theretofore accepted for payment and paid for by the Purchaser pursuant to the Offer, may also be withdrawn at any time after July 10, 1997, or at such later time as may apply if the Offer is extended.

     For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase and must specify the name of the person having tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of the Shares to be withdrawn, if different from the name of the person who tendered the Shares. If certificates for Shares have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such certificates, the serial numbers shown on such certificates must be submitted to the Depositary and, unless such Shares have been tendered by an Eligible Institution, the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution. If Shares have been delivered pursuant to the procedures for book-entry transfer as set forth in Section 2, any notice of withdrawal must also specify the name and number of the account at the appropriate Book-Entry Transfer Facility to be credited with the withdrawn Shares and otherwise comply with such Book-Entry Transfer Facility's procedures. Withdrawals of tenders of Shares may not be rescinded, and any Shares properly withdrawn will thereafter be deemed not validly tendered for purposes of the Offer. However, withdrawn Shares may be retendered by again following one of the procedures described in Section 2 any time on or prior to the Expiration Date.

     All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Purchaser in its sole discretion, which determination will be final and binding. None of the Purchaser, Parent, the Company, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

4. ACCEPTANCE FOR PAYMENT AND PAYMENT.

     Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment), the Purchaser will accept for payment and will pay, promptly after the Expiration Date, for all Shares validly tendered prior to the Expiration Date and not properly withdrawn in accordance with Section 3. All determinations concerning the satisfaction of such terms and conditions will be within the Purchaser's discretion, which determinations will be final and binding. See Sections 1 and 14. The Purchaser expressly reserves the right, in its sole discretion, to delay acceptance for payment of or payment for Shares in order to comply in whole or in part with any applicable law. Any such delays will be effected in compliance with Rule 14e-l(c) under the Exchange Act (relating to a bidder's obligation to pay for or return tendered securities promptly after the termination or withdrawal of such bidder's offer).

     In all cases, payment for Shares purchased pursuant to the Offer will be made only after timely receipt by the Depositary of (i) certificates for such Shares (or a timely Book-Entry Confirmation with respect thereto), (ii) a Letter of Transmittal (or facsimile thereof), properly completed and duly executed, with any required signature guarantees, or, in the case of a book-entry transfer, an Agent's Message, and (iii) any other documents required by the Letter of Transmittal. The per Share consideration paid to any shareholders pursuant to the Offer will be the highest per Share consideration paid to any other shareholders pursuant to the Offer.

     For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares properly tendered to the Purchaser and not withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares. Payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the purchase price therefor with the Depositary, which will act as agent for tendering shareholders for the purpose of receiving payments from the Purchaser and transmitting payments to tendering shareholders whose Shares have been accepted for payment. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE TO BE PAID BY THE PURCHASER FOR THE SHARES, REGARDLESS OF ANY EXTENSION OF THE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

     The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering shareholder and the Purchaser upon the terms and subject to the conditions of the Offer.

     If the Purchaser is delayed in its acceptance for payment of, or payment for, Shares or is unable to accept for payment or pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer (including such rights as are set forth in Sections 1 and 14) (but subject to compliance with Rule 14e-1(c) under the Exchange Act), the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent tendering shareholders are entitled to exercise, and duly exercise, withdrawal rights as described in
Section 3.

     If any tendered Shares are not purchased pursuant to the Offer for any reason, certificates for any such Shares will be returned, without expense to the tendering shareholders (or, in the case of Shares delivered by book-entry transfer of such Shares into the Depositary's account at a Book-Entry Transfer Facility pursuant to the procedures set forth in Section 2, such Shares will be credited to an account maintained at the appropriate Book-Entry Transfer Facility), as promptly as practicable after the expiration or termination of the Offer.


     The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to Parent, or to one or more direct or indirect wholly owned subsidiaries of Parent, the right to purchase Shares tendered pursuant to the Offer, but any such transfer or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering shareholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer.

5. PRICE RANGE OF THE SHARES; DIVIDENDS ON THE SHARES.

     The Shares are traded on the Nasdaq Stock Market's National Market System ('NASDAQ') under the symbol 'VARS.' The following table sets forth, for each of the periods indicated, the high and low reported sale price per Share as reported by the NASDAQ.

                                                                                                    MARKET PRICE
                                                                                                    -------------
                                          FISCAL YEAR                                               HIGH      LOW
-----------------------------------------------------------------------------------------------     ----      ---
1995
  First Quarter................................................................................     $13 53/64  $11 53/64
  Second Quarter...............................................................................      14 1/4     12 3/4
  Third Quarter................................................................................      18 1/8     13 1/2
  Fourth Quarter...............................................................................      18         13 1/2
1996
  First Quarter................................................................................      15 3/4     14 1/2
  Second Quarter...............................................................................      16 3/4     14 1/2
  Third Quarter................................................................................      16 3/4     15 3/4
  Fourth Quarter...............................................................................      16         15
1997
  First Quarter................................................................................      16         14 1/2
  Second Quarter (through May 9, 1997).........................................................      19         14

     On May 5, 1997, the last full trading day prior to the first public announcement of the intention to commence the Offer, the last reported sale price of the Shares on the NASDAQ was $14 1/2 per Share. On May 6, 1997, prior to the commencement of trading, Parent announced the intention to commence the Offer. On May 9, 1997, which was the last full trading day prior to the commencement of the Offer, the last reported sale price of the Shares on the NASDAQ was $18 1/2 per Share. SHAREHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THE SHARES.

     The Company has advised the Purchaser that the Company paid dividends of $0.12 and $0.16 per Share, respectively in each of fiscal 1995 and 1996. In the first quarter of 1997, the Company paid dividends of $0.055 per Share. Pursuant to the Merger Agreement, prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company, the Company has agreed not to pay any dividends with respect to its capital stock other than dividends paid by subsidiaries of the Company to the Company or any of its subsidiaries in the ordinary course of business.

6. EFFECT OF THE OFFER ON THE MARKET FOR THE SHARES; NASDAQ LISTING; EXCHANGE ACT REGISTRATION; MARGIN REGULATIONS.

     The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly and, depending upon the number of Shares so purchased, could adversely effect the liquidity and market value of the remaining Shares held by the public and have other consequences with respect to NASDAQ listing, Exchange Act registration and availability of margin credit. See 'SPECIAL FACTORS--Certain Effects of the Transaction.'

7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The Company is a Tennessee corporation which sells products and services to the school spirit industry. The Company designs and markets cheerleader, dance team and booster club uniforms and accessories and is an operator of youth, junior high, high school and college cheerleader and dance team camps, clinics and competitions. The Company promotes its products and services, as well as the school spirit industry, by organizing and producing various nationally-televised cheerleading and dance team championships and other special events. The Company targets the youth market and sells custom-made uniforms and accessories to customers, and operates cheerleader and dance team camps and clinics, in all 50 states, Japan and Germany. The Company also operates a travel agency that organizes group travel tours within the United States and abroad, including tours for school spirit groups. The Company's principal executive offices are located at 2525 Horizon Lake Drive, Memphis, Tennessee 38133. The telephone number of the Company at such offices is (901) 387-4300.

     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to the Company, excerpted or derived from the Company's 1996 Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (the '1996 10-K'), filed with the Commission pursuant to the Exchange Act. A copy of the Company's consolidated financial statements for the fiscal years ended December 31, 1995 and 1996 is attached as Exhibit B hereto. The Company has had no significant debt and has net interest income and therefore the ratio of earnings to fixed charges is not meaningful.

     More comprehensive financial information is included in such reports and in other documents filed by the Company with the Commission. The following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                           VARSITY SPIRIT CORPORATION
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION

                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                               FISCAL PERIODS ENDED
                                                             ---------------------------------------------------------
                                                             DECEMBER 31,    DECEMBER 31,    DECEMBER 31,    MARCH 31,
                                                                 1996            1995          1994(1)         1994
                                                             ------------    ------------    ------------    ---------
OPERATING DATA:
  Net revenues............................................     $ 88,449        $ 75,498        $ 59,587       $49,753
  Operating income........................................        8,448           6,326           7,985         4,837
  Net income..............................................        5,200           4,163           4,917         3,022
  Net income per share....................................         1.10            0.89            1.07          0.66

BALANCE SHEET DATA (at end of period):
  Working capital.........................................     $ 18,006        $ 15,212        $ 12,413       $ 8,611
  Total assets............................................       37,791          29,243          24,870        18,701
  Total liabilities.......................................        7,894           4,449           4,129         2,965
  Shareholders' equity....................................       29,897          24,794          20,741        15,736
  Book value per share....................................         6.32              --              --            --

------------------
(1) Effective April 1, 1994, the Company changed its fiscal year end. The fiscal period ended December 31, 1994 consists of nine months rather than a complete year.

     Certain Estimates Prepared by the Company. During the course of the discussions between Parent and the Company that led to the execution of the Merger Agreement, the Company provided Parent with certain information about the Company which is not publicly available. The information provided included financial forecasts which contain, among other things, the summary financial information set forth below.

     THE COMPANY DOES NOT, AS A MATTER OF COURSE, PUBLICLY DISCLOSE FORWARD-LOOKING INFORMATION (SUCH AS THE FINANCIAL FORECASTS REFERRED TO ABOVE) AS TO FUTURE REVENUES, EARNINGS OR OTHER FINANCIAL INFORMATION. PROJECTIONS OF THIS TYPE ARE BASED ON ESTIMATES AND ASSUMPTIONS THAT ARE INHERENTLY SUBJECT TO SIGNIFICANT ECONOMIC, INDUSTRY AND COMPETITIVE UNCERTAINTIES AND CONTINGENCIES, ALL OF WHICH ARE DIFFICULT TO PREDICT AND MANY OF WHICH ARE BEYOND THE CONTROL OF THE COMPANY. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT THE PROJECTED RESULTS WOULD BE REALIZED OR THAT ACTUAL RESULTS WOULD NOT BE SIGNIFICANTLY HIGHER OR LOWER THAN THOSE PROJECTED. IN ADDITION, THESE PROJECTIONS WERE PREPARED BY THE COMPANY SOLELY FOR INTERNAL USE AND NOT FOR PUBLICATION OR WITH A VIEW TO COMPLYING WITH THE PUBLISHED GUIDELINES OF THE COMMISSION REGARDING PROJECTIONS OR WITH THE AMERICAN INSTITUTE OF CERTIFIED PUBLIC ACCOUNTANTS GUIDE FOR PROSPECTIVE FINANCIAL STATEMENTS AND ARE INCLUDED IN THIS OFFER TO PURCHASE ONLY BECAUSE THEY WERE FURNISHED TO PARENT. THE FINANCIAL FORECASTS NECESSARILY MAKE NUMEROUS ASSUMPTIONS WITH RESPECT TO INDUSTRY PERFORMANCE, GENERAL BUSINESS AND ECONOMIC CONDITIONS, ACCESS TO MARKETS AND DISTRIBUTION CHANNELS, AVAILABILITY AND PRICING OF RAW MATERIALS, FOREIGN CURRENCY RATES AND OTHER MATTERS, ALL OF WHICH ARE INHERENTLY SUBJECT TO SIGNIFICANT UNCERTAINTIES AND

CONTINGENCIES AND MANY OF WHICH ARE BEYOND THE COMPANY'S CONTROL. ONE CANNOT PREDICT WHETHER THE ASSUMPTIONS MADE IN PREPARING THE FINANCIAL FORECASTS WILL BE ACCURATE, AND ACTUAL RESULTS MAY BE MATERIALLY HIGHER OR LOWER THAN THOSE CONTAINED IN THE FORECASTS. THE INCLUSION OF THIS FORWARD-LOOKING INFORMATION SHOULD NOT BE REGARDED AS FACT OR AN INDICATION THAT PARENT, THE PURCHASER, THE COMPANY OR ANYONE WHO RECEIVED THIS INFORMATION CONSIDERED IT A RELIABLE PREDICTOR OF FUTURE RESULTS, AND THIS INFORMATION SHOULD NOT BE RELIED ON AS SUCH. NONE OF PARENT, THE PURCHASER OR THE COMPANY ASSUMES ANY RESPONSIBILITY FOR THE VALIDITY, REASONABLENESS, ACCURACY OR COMPLETENESS OF THE FORECASTS AND THE COMPANY HAS MADE NO REPRESENTATION TO PARENT OR THE PURCHASER REGARDING THE FORECASTS.

                           VARSITY SPIRIT CORPORATION
             SELECTED ESTIMATED CONSOLIDATED FINANCIAL INFORMATION
                  (DOLLARS IN MILLIONS EXCEPT PER SHARE DATA)

                                            FISCAL 1997    FISCAL 1998    FISCAL 1999    FISCAL 2000    FISCAL 2001
                                            -----------    -----------    -----------    -----------    -----------
Total Revenues...........................     $101.2         $115.4         $131.5         $147.3         $165.0
Gross Profit.............................       38.8           44.2           50.4           56.5           63.3
EBITDA...................................       11.2           12.7           14.4           16.1           17.8
EBIT.....................................       10.0           11.4           13.0           14.6           16.3
Net Income...............................        6.0            6.9            7.9            8.8            9.9
Earnings Per Share.......................        1.27           1.45           1.66           1.85           2.08

         SPECIAL CAUTIONARY NOTICE REGARDING FORWARD-LOOKING STATEMENTS

     The Private Securities Litigation Reform Act of 1995 provides a 'safe harbor' for forward-looking statements to encourage companies to provide prospective information about themselves without fear of litigation so long as those statements are identified as forward-looking and are accompanied by meaningful cautionary statements identifying important factors which could cause actual results to differ materially from those projected in the statement. This Offer to Purchase contains certain forward-looking statements and information relating to the Company that are based on the beliefs of management as well as assumptions made by and information currently available to management. Such forward-looking statements are principally contained in this section and include, without limitation, the Company's expectation and estimates as to the Company's business operations, including the introduction of new products, future financial performance, including growth in net sales and earnings, cash flows from operations and capital expenditures. In addition, in this and other portions of this Offer to Purchase, the words 'anticipates,' 'believes,' 'estimates,' 'expects,' 'plans,' 'intends' and similar expressions, as they relate to the Company and its subsidiaries or the Company's management, are intended to identify forward-looking statements. Such statements reflect the current views of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions. In addition to factors that may be described in this Offer to Purchase, the following factors, among others, could cause the actual results to differ materially from those expressed in any forward-looking statements made by the Company: (i) difficulties or delays in developing and introducing new products or failure of customers to accept new product offerings; (ii) the continuing popularity of athletic and school spirit programs in the youth, junior high, high school and college markets; (iii) changes in consumer preferences and the ability of the Company to adequately anticipate such changes; (iv) the highly seasonal nature of the Company's operations; (v) effects of and changes in general economic and business conditions; (vi) actions by competitors, including new product offerings and marketing and promotional successes; (vii) the ability of the Company to secure desirable camp locations and camper accommodations at competitive prices and to secure desirable locations for its special events programs; (viii) the loss of any significant suppliers or sponsors; and (ix) changes in business strategy or new product lines. Most of these factors are not unique to the Company but are generally applicable to companies in the manufacturing and 'spirit' industries. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated or expected. The Company does not intend to update these forward-looking statements.

     The Company is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning the Company's directors and officers, their remuneration, options granted to them, the principal holders of the Company's securities and any material interests of such persons in transactions with the Company is required to be disclosed in proxy statements distributed to the Company's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048 and Citicorp Center, 500 West Madison Street (Suite 1400), Chicago, IL 60661. Copies of such information should be obtainable by mail, upon payment of the Commission's customary charges, by writing to the Commission's principal office at 450 Fifth Street,

N.W., Washington, D.C. 20549. In addition, the Commission maintains a web site on the Internet which can be accessed at http://www.sec.gov which contains information regarding the Company.

     Except as otherwise stated in this Offer to Purchase, the information concerning the Company contained herein has been taken from or based upon publicly available documents on file with the Commission and other publicly available information. Although neither the Purchaser nor Parent has any knowledge that any information acquired from publicly available documents or directly from the Company is untrue, neither the Purchaser nor Parent takes any responsibility for the accuracy or completeness of such information or for any failure by the Company to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to the Purchaser and Parent.


8. CERTAIN INFORMATION CONCERNING PARENT AND THE PURCHASER.

     The Purchaser, a Tennessee corporation, is a wholly owned subsidiary of Parent. Purchaser was recently organized to acquire the Company and has conducted no activities unrelated to such purpose since its organization. All of the issued and outstanding shares of capital stock of the Purchaser are beneficially owned by Parent. The principal executive offices of the Purchaser are located at the principal executive offices of Parent. The telephone number of the Purchaser at such offices is (212) 826-4300.

     Parent is engaged in the businesses of manufacturing and selling athletic products to schools and other institutions. Historically, Parent has been principally known for its protective football equipment but recently also began to expand its distribution of other athletic products, such as baseball items, through its institutional sales force. Parent reconditions football helmets, shoulder pads and other sports protective equipment. Parent also markets full size and miniature collectible helmets and other products bearing the Parent trademark through retail outlets. The Riddell Sports and MacGregor trademarks are licensed to other companies primarily for use on athletic footwear apparel and equipment.

     Parent is the world's leading manufacturer of football helmets, which it sells under the Riddell Sports brand name. Parent is also the world's leading reconditioned of football helmets, shoulder pads and other sports protective equipment. Recently, Parent began to expand the categories of athletic products sold to institutions by its direct sales force to include baseball items and, beginning in the 1997 season, a full line of practicewear for team sports. In addition, Parent continues to focus on expanding its marketing of collectible products to retail channels. In 1996, Parent introduced several new collectible products including miniature hockey goalie masks displaying the National Hockey League team logos, and in 1997, Parent introduced miniature baseball helmets of Major League baseball teams. Also in 1997, Parent plans to begin shipping its new line of Star Wars collectible products.

     Parent was organized as a Delaware corporation in May 1988 to acquire substantially all of the assets and business of two former second-tier subsidiaries of MacGregor Sporting Goods, Inc. The businesses of the two subsidiaries constituted of manufacturing and selling Parent football helmets and other protective products and the licensing of the MacGregor trademark. In September 1991, Parent acquired certain assets and liabilities of the protective equipment operations (the 'Protective Equipment Division') of BSN Corp, now known as Aurora Electronics Inc. The Protective Equipment Division consisted of BSN's reconditioner of protective sports equipment and certain other businesses.

     Parent is a holding company that operates through various subsidiaries. Parent's subsidiary, Riddell, Inc., manufacturers or sources new sports products for both institutional and retail customers. All American Sports Corporation maintains an institutional sales force that sells reconditioning services and new equipment directly to schools and other institutions. RHC Licensing Corporation and Ridmark Corporation license the Riddell Sports trademarks. Equilink Licensing Corp. licenses the MacGregor trademarks. Proacq Corp. licenses Parent's Maxpro trademark. The principal executive offices of Parent are located at 900 Third Avenue, New York, New York 10022. Its telephone number at such address is (212) 826-4300.


     Selected Financial Information. Set forth below is certain selected consolidated financial information with respect to Parent for the fiscal years ended December 31, 1996, 1995, 1994, and 1993 and for the fiscal quarter ended March 31, 1997. Such financial information has been taken from the periodic reports and other documents filed by Parent with the Commission and from Parent's press release announcing the results of the first quarter issued by Parent on May 6, 1997. More comprehensive information concerning Parent is included in such reports and other documents and the financial information that follows is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Such reports and other documents may be inspected and copies may be obtained from the Commission in the manner set forth below.

                              RIDDELL SPORTS INC.
                  SELECTED CONSOLIDATED FINANCIAL INFORMATION
                (DOLLARS IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                             FISCAL QUARTER
                                                 ENDED
                                               MARCH 31,            FISCAL YEARS ENDED DECEMBER 31,
                                             --------------    -----------------------------------------
                                                  1997          1996       1995       1994        1993
                                             --------------    -------    -------    -------     -------
SUMMARY OF EARNINGS DATA:
  Net Revenues............................       $18,575       $72,382    $67,043    $55,412     $48,753
  Income before income taxes..............           (17)        2,953      2,470     (6,182)     (5,696)
  Net income..............................           (17)        2,843        471     (4,933)     (5,747)
  Earnings per common share...............          0.00          0.34       0.06      (0.62)      (0.73)
BALANCE SHEET DATA (AT END OF PERIOD):
  Working capital.........................       $28,295       $25,957    $19,287    $11,037     $13,231
  Total assets............................        79,494        76,361     74,124     72,252      60,656
  Total liabilities.......................        51,766        48,616     49,222     47,821      31,197
  Shareholders' equity....................        27,728        27,745     24,902     24,431      29,459

     The name, citizenship, business address, present principal occupation or employment and five-year employment history of each of the directors and executive officers of Parent and the Purchaser are set forth in Schedule I and
Schedule II hereto.

     Except as set forth in this Offer to Purchase, none of Parent, the Purchaser or any of its affiliates or, to the best of their knowledge, any of the persons listed on Schedule I or Schedule II, or any associate or majority owned subsidiary of any of the foregoing, beneficially owns or has a right to acquire any Shares, and none of Parent, the Purchaser or any of their affiliates or, to the best of their knowledge, any of the persons or entities referred to above, or any of the respective executive officers, directors or subsidiaries of any of the foregoing, has effected any transactions in Shares during the past 60 days.

     Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates nor, to the best of their knowledge, any of the persons listed on Schedule I or Schedule II, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of the Company, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or the voting of any securities of the Company, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. Except as set forth in this Offer to Purchase, neither the Purchaser, Parent, any of their respective affiliates, nor, to the best of their knowledge, any of the persons listed on Schedule I or Schedule II, has had, since January 1, 1994, any business relationships or transactions with the Company or any of its executive officers, directors or affiliates that would require reporting under the rules of the Commission. Except as set forth in this Offer to Purchase, since January 1, 1994, there have been no contacts, negotiations or transactions between the Purchaser, Parent, any of their respective affiliates or, to the best of their knowledge, any of the persons listed on Schedule I or Schedule II, and the Company or its affiliates concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, election of directors or a sale or other transfer of a material amount of assets.

     Parent is subject to the informational filing requirements of the Exchange Act and, in accordance therewith, is obligated to file reports, proxy statements and other information with the Commission relating to its business, financial condition and other matters. Information as of particular dates concerning Parent's directors and officers, their remuneration, options granted to them, the principal holders of Parent's securities and any material interests of such persons in transactions with Parent is required to be disclosed in proxy statements distributed to Parent's shareholders and filed with the Commission. Such reports, proxy statements and other information should be available for inspection from the offices of the Commission in the same manner as set forth with respect to information concerning the Company in
Section 7.

9. DIVIDENDS AND DISTRIBUTIONS

     If, on or after the date of the Merger Agreement, the Company should (a) split, combine or reclassify the outstanding Shares, (b) redeem, purchase or otherwise acquire any of its capital stock or (c) issue, sell, pledge dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its subsidiaries, other than Shares reserved for issuance on the date of the Merger Agreement pursuant to the exercise of Company Options outstanding on the date of the Merger Agreement, then, without prejudice to the Purchaser's rights under Sections 1 and 10 hereof, the Purchaser, in its sole discretion, may make such adjustments as it deems appropriate in the Offer Price and other terms of the Offer, including, without limitation, the number of type of securities offered to be purchased.

     If, on or after the date of the Merger Agreement, the Company should declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock, other than dividends paid by subsidiaries of the Company to the Company or its subsidiaries in the ordinary course of business, then, without prejudice to the Purchaser's rights under Sections 1 and 10 hereof, (a) the Offer Price may, in the sole discretion of the Purchaser, be reduced by the amount of any such cash dividend or cash distribution and (b) the whole of any such noncash dividend, distribution or issuance to be received by the tendering stockholders will (i) be received and held by the tendering stockholders for the account of the Purchaser and will be required to be promptly remitted and transferred by each tendering stockholder to the Depositary for the account of the Purchaser, accompanied by appropriate documentation of transfer, or (ii) at the direction of the Purchaser, be exercised for the benefit of the Purchaser, in which case the proceeds of such exercise will promptly be remitted to the Purchaser. Pending such remittance and subject to applicable law, the Purchaser will be entitled to all rights and privileges as owner of any such dividend, distribution or right and may withhold the entire purchase price for Shares tendered in the Offer or deduct from the purchase price the amount or value thereof, as determined by the purchaser in its sole discretion.

     The Merger Agreement generally prohibits the Company from taking any of the foregoing actions without the prior written consent of the Purchaser.

10. CONDITIONS TO THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the terms of the Merger Agreement), the Purchaser will not be required to accept for payment or, subject to any applicable rules and regulations of the Commission, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition shall not have been satisfied, or (ii) at any time on or after May 5, 1997 and prior to the acceptance for payment of any such Shares, any of the following events shall have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity (as defined in the Merger Agreement) against the Purchaser, Parent, the Company or any subsidiary of the Company
     (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase any or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's shareholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect (as defined in the Merger Agreement);

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by an Governmental Entity, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (c) there shall have occurred any other event, charge or effect after the date of the Merger Agreement which, either individually or in the aggregate, would have, or be reasonably likely to have, a Company Material Adverse Effect;

          (d)(i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Merger Agreement, or approved or recommended any Acquisition Proposal or
     (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with the Merger Agreement;

          (e) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Merger Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

          (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Merger Agreement other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect or the persons who are party to the Shareholders Agreement or the Stock Purchase Agreements shall have failed to comply with their obligations under the Shareholders Agreement or Stock Purchase Agreements, as the case may be;

          (g) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 30% of the outstanding Shares (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

          (h) the Merger Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition, makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Merger Agreement) or may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right and may be asserted at any time and from time to time.

11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS

     General. Except as otherwise described herein, based on information provided by the Company, none of the Company, Purchaser or Parent is aware of any license or regulatory permit that appears to be material to the business of the Company and its subsidiaries, taken as a whole, that might be adversely affected by the Purchaser's acquisition of Shares (and the indirect acquisition of the stock of the Company's subsidiaries) as contemplated herein or of any approval or other action by a domestic or foreign governmental, administrative or regulatory agency or authority that would be required or desirable for the acquisition and ownership of the Shares (and the indirect acquisition of the stock of the Company's subsidiaries) by the Purchaser as contemplated herein. Should any such approval or other action be required or desirable, the Purchaser and Parent presently contemplate that such approval or other action will be sought, except as described below under 'State Takeover Laws.' While, except as otherwise described in this Offer to Purchase, the Purchaser does not presently intend to delay the acceptance for payment of or payment for Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that failure to obtain any such approval or other action might not result in consequences adverse to the Company's business or that certain parts of the Company's business might not have to be disposed of or other substantial conditions complied with in the event that such approvals were not obtained or such other actions were not taken or in order to obtain any such approval or other action. If certain types of adverse action are taken with respect to the matters discussed below, the Purchaser could decline to accept for payment or pay for any Shares tendered. See Section 10 for certain conditions to the Offer, including conditions with respect to governmental actions.

     State Takeover Laws.  Under the Tennessee Investor Protection Act (TBCA
Section 48-35-101 et seq.) (the 'Act'), no offeror who beneficially owns, directly or indirectly, five percent or more of any class of equity securities of an offeree company, any of which shares were acquired within one year before the proposed takeover, shall make a tender offer or request or invitation for tenders ('takeover offer'), if after the acquisition thereof, the offeror would be the owner of ten percent or more of any class of outstanding equity securities of the offeree company, unless, before making such purchase, the offeror has made a public announcement of the offeror's intention with respect to changing or influencing the management or control of the offeree company, has made a full, fair and effective disclosure of such intention to be persons from whom the offeror intends to acquire such securities and has filed with the Tennessee Commissioner of the Department of Commerce and Insurance ('Commissioner') and with the offeree company a statement signifying such intentions.

     The offeror is required to provide in the takeover offer that any equity securities of an offeree company deposited or tendered pursuant to a takeover offer may be withdrawn by or on behalf of any offeree at any time within seven days from the date the offer has become effective under the Act or after 60 days from the date the offer has become effective under the Act.

     Under the Act, it is unlawful to make a tender offer or to acquire any equity security of an offeree company pursuant to a takeover offer unless the offer is effective under the Act. Before a takeover offeror can become effected, the offeror is required to file with the Commissioner a registration statement containing certain specified information and mail a copy by certified mail to the offeree company at its principal office and publicly disclose the material terms of the proposed offer. Copies of all advertisements, circulars, letters and other materials of the offeror or the offeree company soliciting or recommending acceptance or rejection of the takeover offer are also required to be filed with the Commissioner and sent to the offeree company or offeror.

     The Act makes it unlawful for any offeror or offeree company or any affiliate or associate of an offeror or offeree company or any broker-dealer, acting on behalf of any offeror or offeree company, to engage in any fraudulent, deceptive or manipulative acts or practices in connection with a takeover offer. The Act also imposes criminal penalties for knowing violations of the Act and provides for civil liabilities.

     Under the TBCA and the Company's Amended and Restated Charter, dated as of January 1992 (the 'Company's Charter'), the approval of the Board of Directors of the Company, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 48-35-205 of the TBCA prevents certain

'business combinations' with an 'interested shareholders' (generally, any person who owns or has the right to acquire 10% or more of a corporation's outstanding voting stock) for a period of five years following the time such person became an interested shareholder unless, among other things, prior to the time the interested shareholder became such the board of directors of the corporation approved either the business combination or the transaction in which the interested shareholder became such.

     The Board of Directors of the Company has unanimously approved the Offer, the Merger and the Merger Agreement and the transactions contemplated thereby for the purposes of Section 48-35-205 of the TBCA. Unless the Merger is consummated pursuant to the short-form merger provisions under the TBCA described below (in which case, no further corporate action by the shareholders of the Company will be required to complete the Merger), the only remaining required corporate action of the Company will be the approval and adoption of the Merger Agreement and the transactions contemplated thereby by the affirmative vote of the holders of a majority of the Shares.

     Under Article Twelve of the Company's Charter, a business combination transaction involving a beneficial owner of 10% or more of the outstanding Shares requires the affirmative vote of holders of 80% of the outstanding Shares and the affirmative vote of holders of two-thirds of the outstanding Shares not otherwise held by such beneficial owner; provided, however, that such a business combination may be approved by a majority of the outstanding Shares if the transaction was approved by a majority of the Continuing Directors (as such term is defined in the Company's Charter). The Company has represented in the Merger Agreement that such approval was obtained and that, accordingly, the provisions of Article Twelve shall not be applicable to the Merger.

     A number of other states have adopted laws and regulations applicable to attempts to acquire securities of corporations which are incorporated, or have substantial assets, shareholders, principal executive offices or principal places of business, or whose business operations otherwise have substantial economic effects in such states. In Edgar v. MITE Corp., the Supreme Court of the United States invalidated on constitutional grounds the Illinois Business Takeover statute, which, as a matter of state securities law, made takeovers of corporations meeting certain requirements more difficult. However in 1987, in CTS Corp. v. Dynamics Corp. of America, the Supreme Court held that the State of Indiana may, as a matter of corporate law and, in particular, with respect to those aspects of corporate law concerning corporate governance, constitutionally disqualify a potential acquiror from voting on the affairs of a target corporation without the prior approval of the remaining presenting shareholders. The state law before the Supreme Court was by its terms applicable only to corporations that had a substantial number of shareholders in the state and were incorporated there.

     Except as described above with respect to Section 48-35-205 of the TBCA, the Purchaser has not attempted to comply with the takeover laws of any other state. Should any person seek to apply any state takeover law, the Purchaser will take such action as then appears desirable, which may include challenging the validity or applicability of any such statute in appropriate court proceedings. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment any Shares tendered. See 'THE OFFER--Conditions to the Offer.'

     Short Form Merger. Under the TBCA, if the Purchaser acquires at least 90% of the outstanding Shares, the Purchaser will be able to approve the Merger without a vote of the Company's shareholders. In such event, the Purchaser anticipates that it will take all necessary and appropriate action to cause the Merger to become effective as soon as reasonably practicable after such acquisition without a meeting of the Company's shareholders. If the Purchaser does not otherwise acquire at least 90% of the outstanding Shares pursuant to the Offer or otherwise, a significantly longer period of time may be required to effect the Merger, because a vote or the consent of the Company's shareholders would be required under the TBCA.

     Pursuant to the Merger Agreement, the Company has agreed to take all action necessary under the TBCA and the Company's Charter and by-laws to convene a meeting of its shareholders promptly following consummation of the Offer to consider and vote on the Merger, if a shareholders' vote is required. If the

Purchaser owns a majority of the outstanding Shares, approval of the Merger can be obtained without the affirmative vote of any other shareholders of the Company.

     Appraisal Rights. No appraisal rights are available in connection with the Offer. See 'DISSENTERS' RIGHTS' for a discussion of appraisal rights in connection with the Merger.

     Federal Reserve Board Regulations. Regulations G, U and X (the 'Margin Regulations') of the Federal Reserve Board restrict the extension or maintenance of credit for the purpose of buying or carrying margin stock, including the Shares, if the credit is secured directly or indirectly by margin stock. Such secured credit may not be extended or maintained in an amount that exceeds the maximum loan value of all the direct and indirect collateral securing the credit, including margin stock and other collateral.

     Antitrust. The parties are not required to file a Premerger Notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the 'HSR Act')(15 U.S.C. Section 18a), as neither party satisfies the jurisdictional threshold of Section 7a(a)(2) of the HSR Act, which requires that at least one of the parties have total assets or annual net sales of $100,000,000 or more.

12. FEES AND EXPENSES.

     Parent has engaged Berenson Minella to act as financial advisor to Parent in connection with the proposed acquisition of the Company and as Dealer Manager in connection with the Offer. Parent has also agreed to reimburse Berenson

Minella for its reasonable travel and other out of pocket expenses and to indemnify Berenson Minella and certain related persons against certain liabilities and expenses in connection with its services as financial advisor, including liabilities under federal securities laws. See 'SPECIAL
FACTORS--Presentation of Berenson Minella & Company to the Board of Directors of Parent' for a description of the fees payable to Berenson Minella and 'SPECIAL FACTORS--Opinion of Goldman, Sachs & Co. to the Board of Directors of the Company' for a description of the fees payable to Goldman Sachs.

     The Purchaser has retained MacKenzie Partners, Inc. to act as the Information Agent and American Stock Transfer & Trust Company to act as the Depositary in connection with the Offer. Such firms each will receive reasonable and customary compensation for their services. The Purchaser has also agreed to reimburse each such firm for certain reasonable out-of-pocket expenses and to indemnify each such firm against certain liabilities and expenses in connection with their services, including certain liabilities under the federal securities laws.

     It is estimated that the expenses incurred in connection with the Transaction (other than the fees payable in connection with the Rule 144A private placement) will be approximately as set forth below:

Filing Fees...............................................................................   $   19,557
Bank Financing Fees.......................................................................    4,525,000
Berenson Minella Fees.....................................................................    1,430,000
Goldman Sachs Fees........................................................................    1,570,000
Information Agent Fees....................................................................       10,000
Depositary Fees...........................................................................        7,500
Legal Fees................................................................................    1,500,000
Accounting Fees...........................................................................      100,000
Printing and Mailing Costs................................................................      250,000
Miscellaneous.............................................................................      100,000
                                                                                             ----------
  Total...................................................................................   $9,512,057
                                                                                             ----------
                                                                                             ----------

     Except as set forth above, the Purchaser will not pay any fees or commissions to any broker or dealer or other person for soliciting tenders of Shares pursuant to the Offer. Brokers, dealers, banks and trust companies will be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding material to their customers.

13. MISCELLANEOUS.

     The Offer is being made to all holders of Shares other than the Company. The Purchaser is not aware of any jurisdiction in which the making of the Offer or the tender of Shares in connection therewith would not be in compliance with the laws of such jurisdiction. If the Purchaser becomes aware of any jurisdiction in which the making of the Offer would not be in compliance with applicable law, the Purchaser will make a good faith effort to comply with any such law. If, after such good faith effort, the Purchaser cannot comply with any such law, the Offer will not be made to (nor will tenders be accepted from or on behalf of) the holders of Shares residing in such jurisdiction. In any jurisdiction where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of the Purchaser by the Dealer Manager or one or more registered brokers or dealers licensed under the laws of such jurisdiction.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF PARENT OR THE PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

     The Purchaser and Parent have filed with the Commission the Schedule 14D-1 pursuant to Rule 14d-3 under the Exchange Act furnishing certain additional information with respect to the Offer. The Purchaser, Parent, the Company and Messrs. Jeffrey G. Webb and Gregory C. Webb have filed with the Commission a Transaction Statement on Schedule 13E-3 (the 'Schedule 13E-3') pursuant to Rule 13e-3 under the Exchange Act furnishing certain additional information with respect to the Transaction. The Schedule 14D-1 and the Schedule 13E-3 and any amendments thereto, including exhibits, may be examined and copies may be obtained from the offices of the Commission in the manner set forth in Section 7 of this Offer to Purchase (except that they will not be available at the regional offices of the Commission).

CHEER ACQUISITION CORP.

May 12, 1997

                                                                      SCHEDULE I

                   DIRECTORS AND EXECUTIVE OFFICERS OF PARENT

     Directors and Executive Officers of Parent. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of Parent. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Riddell Sports Inc., 900 Third Avenue, New York, New York 10022. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with Parent. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at Parent, or the organization indicated, for the past five years.

                                             PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT;
           NAME AND PRESENT              MATERIAL POSITIONS HELD DURING THE PAST

           BUSINESS ADDRESS                            FIVE YEARS
---------------------------------------  ---------------------------------------
1. DIRECTORS OF PARENT

Robert E. Nederlander..................  Mr. Nederlander has been Chairman of the Board of the Parent since May 1988 and was the
                                         Parent's Chief Executive Officer from May 1998 through May 1, 1993. From
                                         February until June 1992, Mr. Nederlander was also the Parent's interim President and
                                         Chief Operating Officer. Mr. Nederlander has been President and a Director since November
                                         1981 of the Nederlander Organization, Inc., owner and operator of one of the world's largest chains of legitimate theaters. He served as the Managing General Partner of the
                                         New York Yankees from August 1990 until December 1991, and has been a limited partner since
                                         1973. Mr. Nederlander has been President since October 1985 of the Nederlander Television and Film Productions, Inc.; Chairman of the Board since January 1988 of Mego Corporation and Vice Chairman of the Board since February 1988 to early 1993 of Vacation Spa Resorts,
                                         Inc., an affiliate of Mego Corporation and Chairman of the Board of Allis-Chalmers Corp.
                                         from May 1989 to 1993, when he became Vice Chairman. In 1995, Mr. Nederlander became a director of HFS Incorporated. Mr. Nederlander was a senior partner in the law firm of
                                         Nederlander, Dodge and Rollins in Detroit, Michigan, between 1960 and 1989.

David M. Mauer.........................  Mr. Mauer became the Parent's Chief Executive Officer on May 1, 1993, succeeding
                                         Mr. Nederlander. Mr. Mauer was President of Mattel U.S.A. from late 1990 through the beginning of 1993 and was President of Tonka U.S.A. Toy Group from 1988 until 1990. In
                                         1995, Mr. Mauer was elected a member of the Board of Directors of The Topps Company, Inc.

Leonard Toboroff.......................  Mr. Toboroff has been Vice President of the Parent since May 1988. Since May 1989,
                                         Mr. Toboroff has been a Vice President and Vice Chairman of the Board of Allis-Chalmers
                                         Corp. Mr. Toboroff has been a practicing attorney since 1961 and from January 1, 1988 to
                                         December 31, 1990, was counsel to Summit Solomon & Feldesman in New York City, which was counsel to the Parent from May 1988 through February 1993. He has been a Director since
                                         August 1987 and was Chairman and Chief Executive Officer from December 1987 to May 1988 of

                                     S-I-1

                                             PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT;
           NAME AND PRESENT              MATERIAL POSITIONS HELD DURING THE PAST
           BUSINESS ADDRESS                            FIVE YEARS
---------------------------------------  ---------------------------------------
                                         Ameriscribe Corp. Mr. Toboroff was Chairman and Chief Executive Officer from May-July 1982, and then was Vice Chairman from July 1982 through September 1988 of American Bakeries
                                         Company. Mr. Toboroff has been a director of Banner Aerospace, Inc., a supplier of aircraft parts, since September 1992. He has been a director of Engex, Inc. and director of Saratoga
                                         Springs Beverage Co. since 1993.

Don R. Kornstein.......................  Mr. Kornstein has been a member of the Board of Directors, Chief Executive Officer and
                                         President of Jackpot Enterprises, Inc. since September 1994. Prior to this he was a Senior
                                         Managing Director at Bear, Stearns & Co. Inc. for 17 years through September 1994.

John McConnaughy, Jr...................  Mr. McConnaughy is Chairman and Chief Executive Officer of JEMC Corp. From 1969 to 1986,

                                         Mr. McConnaughy served as Chairman and Chief Executive Officer of Peabody International
                                         Corp. ('Peabody'). From 1981 to 1992, he served as Chairman and Chief Executive Officer of
                                         GEO International Corp. when it was spun off from Peabody in 1981. Mr. McConnaughy is a
                                         Director of DeVlieg Bullard Inc., Mego Corp., Transact International, Inc., Pantapec
                                         International, Inc., Enviropur Waste Refining and Technologies, Inc., Wave Systems, Inc.,
                                         Oxigene, Inc. and Commonwealth Snack Co. Geo International Inc. filed a petition for reorganization under Chapter 11 of the U.S. Bankruptcy Code in October 1993.

Glenn E. 'Bo' Schembechler.............  Mr. Schembechler was President of the Detroit Tigers from January 1990 through August
                                         1992 and a member of the Tigers Board of Directors from 1989 through 1990. He is also a
                                         Director of Midland Company. From 1968 through 1989, Mr. Schembechler was head football coach of the University of Michigan and served as its Athletic Director in 1988 and 1989.

Dan Cougill............................  Mr. Cougill was appointed President and Chief Operating Officer of the Parent in June
                                         1995 and of its subsidiary, Riddell Sports, in February 1, 1994. Prior to his appointment,
                                         Mr. Cougill was employed in various capacities by Wilson Sporting Goods since 1977 and was a Vice President of Wilson Sporting Goods and the General Manager of its Team Sports
                                         Division prior to joining Parent.

David Groelinger.......................  In March of 1996, Mr. David Groelinger was appointed the Parent's Chief Financial
                                         Officer. Before joining the Parent and from 1994 he was a member of the Board of Directors,
                                         Executive Vice President and Chief Financial Officer of Regency Holdings (Cayman) Inc.,
                                         which owned and operated a major international cruise line. Prior to this Mr. Groelinger served in various senior financial capacities during twelve years at Chiquita Brands
                                         International, Inc. In 1990, he was promoted to Vice President reporting to the Chiquita's
                                         President and Chief Operating Officer. Regency Holdings (Cayman) Inc. filed a petition to reorganize under Chapter 11 of the United States Bankruptcy Code in November 1995.

                                     S-I-2

                                             PRESENT PRINCIPAL OCCUPATION OR
                                                       EMPLOYMENT;
           NAME AND PRESENT              MATERIAL POSITIONS HELD DURING THE PAST
           BUSINESS ADDRESS                            FIVE YEARS
---------------------------------------  ---------------------------------------
Lawrence F. Simon......................  Mr. Simon was Controller of Parent from May 1988 until appointed Treasurer and
                                         Chief Financial Officer of the Parent in October 1990. Mr. Simon was Vice President,
                                         Chief Financial Officer and Treasurer from September 1993 through March 1996, when he was appointed Senior Vice President and Treasurer.

William Sherman........................  Mr. Sherman joined Riddell Sports (one of Parent's principal operating subsidiaries) in
                                         September 1994 as its Vice President-Institutional Marketing and was elected Senior Vice
                                         President in December 1995. Prior to joining Parent, Mr. Sherman was employed by Wilson
                                         Sporting Goods since 1984. Most recently before joining Riddell Sports Mr. Sherman was
                                         Wilson's Vice President of Business Development, responsible for development for new business categories. Prior to that he was Vice President/Business Director responsible for research and development, marketing, purchasing, manufacturing and finance for Wilson's
                                         Team Sports Division. Mr. Sherman also was responsible for license management and strategic planning for Wilson's licensing program.


Robert Brasser.........................  Mr. Brasser was appointed Senior Vice President, Consumer Products of Riddell Sports
                                         (one of the Parent's principal operating subsidiaries) in December 1995 after joining
                                         Riddell Sports, as Vice President of Retail marketing in July 1994. Prior to joining
                                         Riddell Sports, Mr. Brasser served as Vice President of Sales and Marketing for Matrix
                                         Marketing, Inc. from September 1991 to June 1994, and from November 1988 to September 1991 was President of Waveland Associates. Prior to this Mr. Brasser held marketing positions with Kimberly-Clark and Helene Curtis.

2. EXECUTIVE OFFICERS OF PARENT

Robert E. Nederlander..................  Chairman of the Board. For further information see paragraph 1. above.

David M. Mauer.........................  Chief Executive Officer. For further information see paragraph 1. above.

Dan Cougill............................  President and Chief Operating Officer. For further information see paragraph 1. above.

David Groelinger.......................  Chief Financial Officer. For further information see paragraph 1. above.

Lawrence F. Simon......................  Senior Vice President. For further information see paragraph 1. above.

Leonard Toboroff.......................  Vice President. For further information see paragraph 1. above.

William Sherman........................  Senior Vice President, Institutional Marketing. For further information see paragraph 1.
                                         above.

Robert Brasser.........................  Senior Vice President, Consumer Products. For further information see paragraph 1. above.

                                     S-I-3

                                                                     SCHEDULE II
                    DIRECTORS AND OFFICERS OF THE PURCHASER

     Directors and Executive Officers of the Purchaser. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Each person listed is a director of the Purchaser. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Riddell Sports Inc., 900 Third Avenue, New York, New York 10022. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                         NAME                                  PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT
------------------------------------------------------  ---------------------------------------------------------
David Mauer...........................................  President. For additional information, see Schedule I, above.

David Groelinger......................................  Vice President and Treasurer. For additional information, see Schedule I, above.

Lisa Marroni..........................................  Vice President and Secretary. Lisa Marroni has been Vice President,
                                                        Secretary and General Counsel of Parent since 1993. Prior to this, Ms.
                                                        Marroni was an associate at Curtis, Mallet-Prevost, Colt & Mosle, a New York
                                                        law firm. Ms. Marroni has also been an associate at Paul, Weiss, Wharton,
                                                        Rifkind, Sterling & Garrison in New York and Skadden, Arps, Slate, Meagher &
                                                        Flom in Los Angeles.

                                     S-II-1

                                                                    SCHEDULE III
                DIRECTORS AND EXECUTIVE OFFICERS OF THE COMPANY

     Directors and Executive Officers of the Company. The following table sets forth the name, business address and present principal occupation or employment, and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Company. Unless otherwise indicated, each such person is a citizen of the United States of America and the business address of each such person is c/o Varsity Spirit Corporation, 2525 Horizon Lake Drive, Memphis, Tennessee 38133. Unless otherwise indicated, each occupation set forth opposite an individual's name refers to employment with the Company. Unless otherwise indicated, each such person has held his or her present occupation as set forth below, or has been an executive officer at the Company, or the organization indicated, for the past five years.

          NAME AND PRESENT                            PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
          BUSINESS ADDRESS                        MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
------------------------------------  ---------------------------------------------------------------------------
1. DIRECTORS OF THE COMPANY.
  Jeffrey G. Webb...................  Chairman, President, Chief Executive Officer and Director of Company (since 1983).
                                      Gregory C. Webb and Jeffrey G. Webb are brothers. Mr. Jeffrey Webb has been Chairman,
                                      President and Chief Executive Officer and a director of the Company since its formation in
                                      1983 and was the founder and sole general partner of the Company's predecessor, Universal
                                      Sports Camps, Ltd., a Texas limited partnership formed in 1974. Prior to founding the Company,
                                      Mr. Webb was Vice President/General Manager of the National Cheerleaders Association from
                                      January 1972 to September 1974.

  Gregory C. Webb...................  Senior Vice President and Director of Company (since 1989); General Manager of Universal
                                      Cheerleaders Association (since 1986). Mr. Gregory Webb has been with the Company for over seventeen years, has been a director and a Senior Vice President of the Company since 1989, and General Manager of Universal Cheerleaders Association since 1986. Prior to being named to his present position, Mr. Webb served in various similar capacities for the Company. Jeffrey
                                      G. Webb and Gregory C. Webb are brothers.

  Roy F. Kramer.....................  Director of Company (since 1995); Commissioner of the Southeastern Athletic Conference (since
                                      1990); Athletic Director of Vanderbilt University (from 1978 to 1990); head Football Coach of
                                      Central Michigan University (from 1967 to 1977).

  Richard F. Strup..................  Director of Company (since 1995); Senior Vice President--International and Global Properties
                                      of Miller Brewing Company (since 1994); various senior executive positions in Marketing,
                                      Miller Brewing Company (1990-1994); Vice President, Marketing of PepsiCo Foods International,
                                      Inc. (1988-1989); Director, Miller Brewing Company and Associated Bank, Inc.

  Alan D. Gordon....................  Director of Company (since 1989); President of Richland, Gordon & Company, an investment banking concern based in Chicago, Illinois (since 1983).

  Randall S. Sturges................  Director of Company (since 1989); investor in operating companies (from 1988 to date); General partner (from 1984 to 1988) with First Chicago Venture Capital.


                                    S-III-1

  William C. Willis, Jr.............  Director of Company (since 1992); Executive Vice President and Chief Operating Officer, North
                                      America of Tiger Eye Investments Holdings, Ltd. (since may 1995); President, Chief Operating
                                      Officer and Director of MBf USA, Inc. (from May 1994 to May 1995); President and Chief
                                      Executive Officer (from 1990 to December 1993) of Insituform Technologies, Inc.; President of
                                      Paper Art Company, a division of The Mennen Company (from 1986 to 1990).

2. EXECUTIVE OFFICERS OF THE COMPANY.
  Jeffrey G. Webb...................  President and Chief Executive Officer. For further information see paragraph 1. above.

  Gregory C. Webb...................  Senior Vice President and General Manager--USE. For further information see paragraph 1.
                                      above.

  W. Kline Boyd.....................  Senior Vice President and General Manager--Varsity Spirit Fashions. Mr. Boyd has been with the Company in his present position since March 1989 and has been an investor in the Company and its predecessor since 1974. Prior to joining the Company, Mr. Boyd was, and he continues to be, a partner of Boyd & McWilliams Oil & Gas Properties of Midland, Texas.

  J. Kristyn Shepherd...............  Senior Vice President--USE. Ms. Sheperd has been with the Company in her present position since 1989 and has served in various other capacities since joining the Company in 1979. Ms.
                                      Shepherd oversees UCA's special events, television productions and video marketing materials.

  John M. Nichols...................  Senior Vice President, Finance and Chief Financial Officer. Mr. Nichols joined the Company on
                                      April 1, 1992 as Vice President, Accounting and Income Taxes and has been Senior Vice
                                      President, Finance since July 1992 and Chief Financial Officer since April 1994. From October
                                      1988 through March 1992, Mr. Nichols owned and operated an independent certified public accounting practice, during the course of which he provided accounting and financial consulting services to the Company. Prior to October 1988, Mr. Nichols was Chief Financial
                                      Officer of French Quarter Inn, Inc. and a partner with the independent certified public accounting firm of BDO Seidman, LLP. In the late 1980's, Mr. Nichols acquired minority general partnership interests in certain land development and hotel operating partnerships and, in connection with his interest in the land development partnership, guaranteed the repayment of certain bank loans that were made to the partnership. The land development and hotel operating partnerships were not as successful as planned and the partnerships filed petitions under
                                      Chapter 11 of the federal bankruptcy laws and, as a consequence of his involvement in the land development partnership, on July 1, 1992, Mr. Nichols filed a petition under Chapter 7 of the federal bankruptcy laws, which petition was certified on February 13, 1997.

                                    S-III-2

  Robert Dunseath...................  Secretary of the Company. Mr. Dunseath has been with the Company for over ten years and has been Secretary since September 1989. From September 1989 to April 1994, Mr. Dunseath also served as Chief Financial Officer of the Company, and from September 1989 to September 1996,
                                      Mr. Dunseath also served as Senior Vice President of the Company, a position which Mr.
                                      Dunseath relinquished for medical reasons. Prior to September 1989, Mr. Dunseath served in various other executive capacities with the Company. Prior to affiliating with the Company in
                                      1983, Mr. Dunseath served in various capacities with Taco Hut, Inc. and was a financial analyst with Dobbs Houses, Inc.


  Deana Roberts.....................  Senior Vice President, Varsity/Intropa Tours. Ms. Roberts joined the Company in December 1994 as a Senior Vice President concurrent with the acquisition by the Company of the Varsity/
                                      Intropa Tours business. Ms. Roberts' responsibilities include the oversight of Varsity/
                                      Intropa's operations in San Jose, California and Houston, Texas. Prior to her current position, Ms. Roberts served as President of Intropa from October 1992 to December 1994. From
                                      August 1986 to September 1992, she was Director of Sales and Marketing for Intropa
                                      International USA, Inc. Prior thereto, she was Vice President of Ace Group Travel for three years and, earlier still, was employed by various airline companies.

  Richard R. Bowers.................  Senior Vice President, Marketing and Strategic Planning. Mr. Bowers joined the Company in June
                                      1993 as Senior Vice President--Marketing and Strategic Planning. Prior to joining the Company,
                                      Mr. Bowers served as Senior Vice President with World Cup USA from February 1993 to July 1993.
                                      From August 1992 to February 1993, he was Director of Marketing for World Cup USA. Prior
                                      thereto, Mr. Bowers spent seven years in international marketing with Mattel Toys, with his most recent position being Director of International Marketing. Mr. Bowers also spent ten years in marketing and operations with Kimberly-Clark's Consumer Products Group.

                                    S-III-3

                                                                     SCHEDULE IV
                 TRANSACTIONS IN SHARES DURING THE PAST 60 DAYS
         BY THE PURCHASER, PARENT AND THE COMPANY AND THEIR AFFILIATES

                                      None

                                     S-IV-1

                           (GOLDMAN SACHS LETTERHEAD)

                                                                       EXHIBIT A
PERSONAL AND CONFIDENTIAL

May 5, 1997

Board of Directors
Varsity Spirit Corporation
2525 Horizon Lake Drive
Memphis, Tennessee 38133

Gentlemen:

You have requested our opinion as to the fairness to the holders of the outstanding shares of Common Stock, par value $.01 per share (the 'Shares'), of Varsity Spirit Corporation (the 'Company') of the $18.90 per Share in cash proposed to be paid by Cheer Acquisition Corp. ('Purchaser') in the Tender Offer and the Merger (as defined below) pursuant to the Agreement and Plan of Merger dated as of May 5, 1997 by and among Riddell Sports, Inc. ('Parent'), Purchaser and the Company (the 'Agreement'). The Agreement provides for a tender offer for all of the Shares (the 'Tender Offer') pursuant to which Purchaser, a wholly-owned subsidiary of Parent, will pay $18.90 per Share in cash for each Share accepted. The Agreement further provides that following completion of the Tender Offer, Purchaser will be merged with and into the Company (the 'Merger') and each outstanding Share will be converted into the right to receive $18.90 in cash.


Goldman, Sachs & Co., as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. We are familiar with the Company having acted as its financial advisor in connection with, and having participated in certain of the negotiations leading to, the Agreement.

In connection with this opinion, we have reviewed, among other things, the Agreement; Annual Reports to Stockholders and Annual Reports on Form 10-K of the Company for the five years ended December 31, 1996; certain interim reports to stockholders and Quarterly Reports on Form 10-Q; certain other communications from the Company to its stockholders; and certain internal financial analyses and forecasts for the Company prepared by its management. We also have held discussions with members of the senior management of the Company regarding its past and current business operations, financial condition and future prospects. In addition, we have reviewed the reported price and trading activity for the Shares, compared certain financial and stock market information for the Company with similar information for certain other companies the securities of which are publicly traded, reviewed the financial terms of certain recent business combinations in the apparel industry specifically and in other industries generally and performed such other studies and analyses as we considered appropriate.

We have relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. In addition, we have not made an independent evaluation or appraisal of the assets and liabilities of the Company or any of its subsidiaries and we have not been furnished with any such evaluation or appraisal. Our advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated by the Agreement and such opinion does not constitute a recommendation as to whether any holder of Shares should tender such Shares in the Tender Offer.

Based upon and subject to the foregoing and based upon such other matters as we consider relevant, it is our opinion that as of the date hereof the $18.90 per Share in cash to be received by the holders of Shares in the Tender Offer and the Merger is fair to such holders.

Very truly yours,

/s/ GOLDMAN, SACHS & CO.
________________________
(GOLDMAN, SACHS & CO.)

                                                                       EXHIBIT B
                           VARSITY SPIRIT CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

To the Shareholders and Board of Directors of Varsity Spirit Corporation
Memphis, Tennessee

We have audited the accompanying consolidated balance sheets of Varsity Spirit Corporation and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholders' equity and cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Varsity Spirit Corporation and subsidiaries at December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years ended December 31, 1996 and 1995 and the nine-month period ended December 31, 1994, in conformity with generally accepted accounting principles.

                                          BDO SEIDMAN, LLP

Memphis, Tennessee
February 12, 1997

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEETS
                         (IN THOUSANDS, EXCEPT SHARES)

                                                                                                       DECEMBER 31,
                                                                                               ----------------------------
                                                                                                   1995            1996
                                                                                               ------------    ------------
                                           ASSETS
Current:
  Cash and cash equivalents.................................................................     $    5,080      $    9,360
  Accounts receivable, less allowance of $170 and $220 for possible losses..................          6,650           7,162
  Inventories (Note 2)......................................................................          4,926           5,419
  Prepaid expenses (Note 3).................................................................          2,272           2,616
  Refundable income taxes...................................................................            383             238
  Deferred tax benefit (Note 8).............................................................            176             259
                                                                                               ------------    ------------
Total Current Assets........................................................................         19,487          25,054
Property and Equipment, less accumulated depreciation (Note 4)..............................          3,127           4,010
Goodwill, less accumulated amortization of $972 and $1,193 (Note 1).........................          5,929           7,928
Other Assets................................................................................            700             799
                                                                                               ------------    ------------
                                                                                                 $   29,243      $   37,791
                                                                                               ------------    ------------
                                                                                               ------------    ------------
                            LIABILITIES AND SHAREHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................................................     $    1,678      $    1,993
  Accruals:
     Compensation and payroll taxes.........................................................            266             849
     Income taxes (Note 8)..................................................................            167             117
     Other..................................................................................             99             156
  Customer deposits.........................................................................          2,065           3,813
  Current maturities of long-term debt (Note 6).............................................             --             120
                                                                                               ------------    ------------
Total Current Liabilities...................................................................          4,275           7,048
Deferred Income Taxes (Note 8)..............................................................            174             366
Long-term Debt (Notes 1 and 6)..............................................................             --             480
                                                                                               ------------    ------------
Total Liabilities...........................................................................          4,449           7,894
                                                                                               ------------    ------------
Commitments and Contingencies (Notes 7 and 10)
Shareholders' Equity (Notes 7 and 11)
  Preferred stock, $.01 par value--shares authorized 5,000,000; none issued.................             --              --
  Common stock, $.01 par value--shares authorized 10,000,000; shares issued 4,710,386 and
     4,735,961..............................................................................             47              47
  Additional paid-in capital................................................................         13,523          14,144
  Excess of purchase price over predecessor basis...........................................         (2,517)         (2,517)
  Retained earnings.........................................................................         13,777          18,253
                                                                                               ------------    ------------

                                                                                                     24,830          29,927
Treasury stock, at cost, 215,504 and 179,378 shares.........................................            (36)            (30)
                                                                                               ------------    ------------
Total Shareholders' Equity..................................................................         24,794          29,897
                                                                                               ------------    ------------
                                                                                                 $   29,243      $   37,791
                                                                                               ------------    ------------
                                                                                               ------------    ------------

         See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                       CONSOLIDATED STATEMENTS OF INCOME
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                    YEAR ENDED
                                                                           NINE MONTHS ENDED       DECEMBER 31,
                                                                             DECEMBER 31,       ------------------
                                                                                 1994            1995       1996
                                                                           -----------------    -------    -------
REVENUES:
  Uniforms and accessories..............................................        $35,866         $44,049    $49,472
  Camps and events......................................................         23,721          31,449     38,977
                                                                           -----------------    -------    -------
                                                                                 59,587          75,498     88,449
                                                                           -----------------    -------    -------
COSTS OF REVENUES:
  Uniforms and accessories..............................................         18,659          23,379     26,849
  Camps and events......................................................         16,826          23,114     26,764
                                                                           -----------------    -------    -------
                                                                                 35,485          46,493     53,613
                                                                           -----------------    -------    -------
     Gross profit.......................................................         24,102          29,005     34,836

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES............................         16,117          22,679     26,388
                                                                           -----------------    -------    -------
     Operating income...................................................          7,985           6,326      8,448
                                                                           -----------------    -------    -------
OTHER
  Interest income--net..................................................            150             178        166
                                                                           -----------------    -------    -------
     Income before taxes on income......................................          8,135           6,504      8,614
TAXES ON INCOME (Note 8)................................................          3,218           2,341      3,414
                                                                           -----------------    -------    -------
NET INCOME..............................................................        $ 4,917         $ 4,163    $ 5,200
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENT SHARES OUTSTANDING (Note 7)................................          4,587           4,679      4,734
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------
NET INCOME PER SHARE (Note 7)...........................................        $  1.07         $  0.89    $  1.10
                                                                           -----------------    -------    -------
                                                                           -----------------    -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                                                                 EXCESS OF
                                                                                  PURCHASE
                                                     COMMON STOCK   ADDITIONAL   PRICE OVER
                                                    --------------   PAID-IN    PREDECESSOR   RETAINED   TREASURY
                                                    SHARES  AMOUNT   CAPITAL       BASIS      EARNINGS    STOCK     TOTAL
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, MARCH 31, 1994........................... 4,699    $ 47    $ 13,016     $ (2,517)    $ 5,234     $(44)   $15,736
  Net income for the period........................    --      --          --           --       4,917       --      4,917
  Issuance of common stock upon exercise of stock
    options........................................    --      --          62           --          --        2         64
  Tax benefit related to exercise of stock
    options........................................    --      --          24           --          --       --         24
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1994........................ 4,699      47      13,102       (2,517)     10,151      (42)    20,741
  Net income for the period........................    --      --          --           --       4,163       --      4,163
  Issuance of common stock upon exercise of stock
    options........................................    11      --         279           --          --        6        285
  Tax benefit related to exercise of stock
    options........................................    --      --         142           --          --       --        142
  Cash dividends ($.12 per share)..................    --      --          --           --        (537)      --       (537)
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1995........................ 4,710      47      13,523       (2,517)     13,777      (36)    24,794
  Net income for the period........................    --      --          --           --       5,200       --      5,200
  Issuance of common stock upon exercise of stock
    options........................................    26      --         453           --          --        6        459
  Tax benefit related to exercise of stock
    options........................................    --      --         168           --          --       --        168
  Cash dividends ($.16 per share)..................    --      --          --           --        (724)      --       (724)
                                                    ------  ------  ----------  ------------  ---------  --------  -------
BALANCES, DECEMBER 31, 1996........................ 4,736    $ 47    $ 14,144     $ (2,517)    $18,253     $(30)   $29,897
                                                    ------  ------  ----------  ------------  ---------  --------  -------
                                                    ------  ------  ----------  ------------  ---------  --------  -------

         See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                                                     YEAR ENDED
                                                                                                    DECEMBER 31,
                                                                            NINE MONTHS ENDED    ------------------
                                                                            DECEMBER 31, 1994     1995       1996
                                                                            -----------------    -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................................        $ 4,917         $ 4,163    $ 5,200
  Deferred income taxes..................................................            (15)             21        109
  Depreciation and amortization..........................................            577             992      1,318
  Changes in operating assets and liabilities, net of effect of businesses acquired (Note 1)
     Accounts receivable.................................................         (3,073)         (1,544)      (482)
     Inventories.........................................................             61          (1,039)      (242)
     Prepaid expenses....................................................          3,778            (859)      (209)
     Refundable income taxes.............................................             --            (383)       145
     Accounts payable....................................................           (193)            210         62
     Accruals............................................................            100            (695)       741
     Customer deposits...................................................         (3,103)            890      1,650
                                                                                --------         -------    -------
       Net cash provided by operating activities.........................          3,049           1,756      8,292
                                                                                --------         -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Acquisition of USE (Note 1)............................................             --              --     (1,926)
  Net cash received upon acquisition of Intropa (Note 1).................            764              --         --
  Purchase of property and equipment.....................................           (667)         (1,984)    (1,828)
  Decrease (increase) in other assets....................................             19            (319)         7
                                                                                --------         -------    -------
       Net cash provided (used) by investing activities..................            116          (2,303)    (3,747)
                                                                                --------         -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of common stock.................................             64             286        459
  Cash dividends.........................................................             --            (537)      (724)
                                                                                --------         -------    -------
       Net cash provided (used) by financing activities..................             64            (252)      (265)
                                                                                --------         -------    -------
INCREASE (DECREASE) IN CASH AND CASH
  EQUIVALENTS (Note 9)...................................................          3,229            (799)     4,280
CASH AND CASH EQUIVALENTS, at beginning of period........................          2,650           5,879      5,080
                                                                                --------         -------    -------
CASH AND CASH EQUIVALENTS, at end of period..............................        $ 5,879         $ 5,080    $ 9,360
                                                                                --------         -------    -------
                                                                                --------         -------    -------

          See accompanying notes to consolidated financial statements.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF ACCOUNTING POLICIES

  Business

     Varsity Spirit Corporation (the 'Company') is involved in the business of organizing, administering, and producing instructional camps, clinics, and special events predominantly in the United States for spirit groups associated with secondary schools, colleges, and universities through its divisions, Universal Cheerleaders Association ('UCA'), Universal Dance Association ('UDA'), Varsity Sports Gyms ('VSG') and Varsity Deutschland ('VSD') and its wholly-owned subsidiary, Varsity USA, Inc. ('USA'), which acquired the camp business assets of United Special Events, Inc., on May 15, 1986. Instructional camps and clinics include large residential camps and smaller private individual squad level camps. Its wholly-owned subsidiary, Varsity Spirit Fashions & Supplies, Inc. ('Varsity'), designs and markets cheerleader uniforms and accessories to spirit groups associated with secondary schools, colleges and universities primarily in the United States. The selling cycle of the Company is highly seasonal. Varsity/Intropa Tours, Inc. ('Intropa'), a wholly-owned subsidiary acquired December 1, 1994, organizes group performance tours, primarily in Europe, for cheerleaders, bands, orchestras and choirs.

  Principles of Consolidation

     The consolidated financial statements include the accounts of the Company and its subsidiaries. All material intercompany accounts and transactions are eliminated.

  Business Acquisitions

     Effective May 15, 1996, the Company's subsidiary, USA, acquired certain of the assets of United Special Events, Inc. ('USE'), a company which specializes in organizing, administering, and producing instructional camps, clinics, and special events, predominately in the western United States, for spirit groups associated with secondary schools, colleges, and universities. The purchase price was approximately $1.95 million, of which $1.35 million was paid at closing and the $600,000 balance was financed by a five-year unsecured convertible promissory note, bearing interest at 8%. The acquisition was accounted for using the purchase method. The purchase price and liabilities assumed were allocated to assets acquired based on their estimated fair values, as follows:

                                                                                  (IN THOUSANDS)
                                                                                  --------------
Purchase price, including out of pocket expenses of $88........................       $2,038
Current liabilities assumed....................................................          369
Bank debt retired at closing...................................................          644
Current assets.................................................................         (530)

Fixed assets...................................................................         (120)
Covenant not to compete........................................................         (120)
                                                                                     -------
Goodwill.......................................................................       $2,281
                                                                                     -------
                                                                                     -------

     The USA operations since the date of acquisition have been included in the Company's consolidated results of operations. The operating results would not have been materially different, if the acquisition had occurred on January 1, 1996.

     Effective December 1, 1994, a subsidiary acquired certain of the assets of Intropa International U.S.A., Inc. ('Intropa'), a tour company which specializes in performance tours for cheerleaders, bands, orchestras and choruses. Total cash consideration was approximately $1.25 million, of which $961,000 was paid at closing. $240,000 of the balance was included in accounts payable at December 31, 1994 and was paid 120 days after the closing date. The acquisition was accounted for using the purchase method.

     The Intropa operations since the date of acquisition have been included in the Company's consolidated results of operations.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)
  Accounting Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles ('GAAP') requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Fair Value of Financial Instruments

     The carrying amounts of cash and cash equivalents, trade receivables, other current assets, accounts payable and accruals meeting the definition of a financial instrument approximate fair value.

  Inventories

     Inventories are valued at the lower of cost or market. Cost is determined by the first-in, first-out method.

  Samples

     The Company provides samples of merchandise carried in the catalogs to its sales representatives. All costs related to samples used in the sale of the

Company's uniforms and accessories are amortized ratably over three years.

  Property, Equipment and Depreciation

     Property and equipment are stated at cost. Depreciation is computed using the straight-line and accelerated methods for financial reporting purposes over the following estimated useful lives:

                                                                                          YEARS
                                                                                          -----
Computer equipment.....................................................................      5
Computer software......................................................................      3
Machinery and equipment................................................................    5-7
Furniture and fixtures.................................................................      5
Leasehold improvements.................................................................    2-6
Vehicles...............................................................................    3-5

     For income tax purposes, depreciation is computed using primarily accelerated methods.

  Goodwill

     Goodwill, stated at cost less accumulated amortization, represents the purchase cost allocated to the earning capacity of acquired companies, and is amortized over periods from 35 to 40 years on the straight-line basis. The Company continually evaluates the market coverage and earning capacity of its acquirees to determine if the unamortized goodwill can be recovered from their undiscounted future cash flows over the remaining amortization period. Should this evaluation indicate that goodwill will not be recoverable, the Company's carrying value of the goodwill will be reduced by the estimated shortfall of undiscounted cash flows.

  Catalog Costs

     Cost of producing catalogs are deferred and amortized over the selling season for uniforms and accessories.

  Revenue Recognition

     Revenue is recognized on sales of uniforms at the time of shipment and on camps, clinics, special events and tours on the start date of the respective activity. Expenses incurred and payments received that are associated with the camps, clinics, events or tours are deferred until the revenue is recognized.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 1--SUMMARY OF ACCOUNTING POLICIES--(CONTINUED)

  Taxes on Income

     Income taxes are calculated using the liability method specified by Statement of Financial Accounting Standards No. 109, 'Accounting for Income Taxes' ('FAS 109').

  Net Income Per Share

     Net income per share is computed based on the weighted average number of common shares outstanding during each period, after giving effect to the exercise of dilutive options (see Note 7) and assuming the repurchase, at fair market value of shares using the proceeds from such exercise.

  Stock Options

     Stock options are granted to certain officers, employees, directors and consultants generally at the prevailing market price on the date of the grant. The Company makes no charge to earnings with respect to stock options, except where the option price is less than the market price at date of grant. Proceeds from the sale of unissued common stock under these options are credited to common stock and additional paid-in capital at the time the options are exercised. If treasury stock is issued, the Company's treasury stock is reduced by the cost of the treasury shares reissued and additional paid-in capital is increased for the excess of the option price over the cost of the treasury stock.

     Statement of Financial Accounting Standards No. 123, 'Accounting for Stock-Based Compensation' ('SFAS No. 123') issued by the Financial Accounting Standards Board is effective for transactions entered into in fiscal years that begin after December 15, 1995. As allowed under the provisions of SFAS No. 123, the Company will continue to measure compensation cost for employee stock-based compensation plans using the intrinsic value based method of accounting prescribed by the Accounting Principles Board Opinion No. 25, 'Accounting for Stock Issued to Employees,' and has made pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied (see Note 7).

  Employee Benefits

     The Company provides a defined contribution retirement plan for substantially all of its full-time employees which meets the requirements of
Section 401(k) of the Internal Revenue Code. The Company's policy is to fund the retirement plan costs accrued.

  Fiscal Year End

     Effective April 1, 1994, the Company's Board of Directors approved a change in the Company's fiscal year from March 31 to December 31.

  New Accounting Pronouncement

     In February 1997, the Financial Accounting Standards Board issued Financial Accounting Standards No. 128, 'Earnings Per Share' ('SFAS 128'). This statement simplifies the standards for computing EPS previously found in APB Opinion No.

15, 'Earnings Per Share' as the presentation of primary and fully-diluted EPS is replaced with Basic and Diluted EPS. Basic EPS excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity.

     SFAS 128 is effective for financial statements issued for periods ending after December 15, 1997, and applies to entities with publicly-held common stock or potential common stock. The Company will adopt SFAS 128 in financial statements issued for the year ending December 31, 1997. If the provisions of SFAS 128 had been applied to the year ended December 31, 1996, estimated Basic EPS and Diluted EPS would have been $1.15 and $1.10, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 2--INVENTORIES

     Inventories are summarized as follows:

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1995      1996
                                                                              ------    ------
                                                                               (IN THOUSANDS)
Finished products..........................................................   $3,217    $3,608
Raw materials..............................................................    1,709     1,811
                                                                              ------    ------
Inventories................................................................   $4,926    $5,419
                                                                              ------    ------
                                                                              ------    ------

NOTE 3--PREPAID EXPENSES

     Prepaid expenses consist of the following:

                                                                                DECEMBER 31,
                                                                              ----------------
                                                                               1995      1996
                                                                              ------    ------
                                                                               (IN THOUSANDS)
Deferred costs:
  Catalogs.................................................................   $  250    $  330

  Camps, clinics and championships.........................................      575       612
Prepaid insurance..........................................................      413       218
Supplies and samples.......................................................      342       414
Prepaid commissions........................................................      164       450
Prepaid tour costs.........................................................      339       207
Other......................................................................      189       385
                                                                              ------    ------
Prepaid expenses...........................................................   $2,272    $2,616
                                                                              ------    ------
                                                                              ------    ------

     Deferred catalog costs consist of the Company's expenses associated with planning, processing, and distributing the Company's uniform and accessory, danceware and youth catalogs to schools and universities throughout the United States. The catalogs are mailed in the Company's first quarter of the following year and the costs of the catalogs are amortized over the Company's selling season for uniforms and accessories.

     Deferred camps and clinics costs are costs incurred in connection with the organization of the Company's summer cheerleader camp and clinic programs for the following summer season. These costs are amortized during June, July and August, which are the months in which the cheerleading camps and clinics are held.

     Deferred championship costs comprise costs associated with organizing and producing the National Dance Team, High School and College Cheerleading Championships sponsored by the Company. These costs and associated revenues are recognized in the month the event occurs.

     Direct costs related to organizing, scheduling and arranging upcoming group tours are recorded as prepaid tour costs and the costs and revenues associated with the tour are recognized when the tour begins.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 4--PROPERTY AND EQUIPMENT

     Major classes of property and equipment consist of the following:

                                                                               DECEMBER 31,
                                                                            ------------------
                                                                             1995       1996
                                                                            -------    -------
                                                                              (IN THOUSANDS)
Computer equipment and software..........................................   $ 2,735    $ 4,013
Machinery and equipment..................................................     1,786      1,999
Furniture and fixtures...................................................     1,347      1,665
Leasehold improvements...................................................       278        414
Vehicles.................................................................        68         69
                                                                            -------    -------
                                                                              6,214      8,160

Less accumulated depreciation............................................    (3,087)    (4,150)
                                                                            -------    -------
Net property and equipment...............................................   $ 3,127    $ 4,010
                                                                            -------    -------
                                                                            -------    -------

     Depreciation expense charged to operations was $793,000 and $1,065,000, respectively, for each of the years ended December 31, 1995 and 1996 and $444,000 for the nine months ended December 31, 1994.

NOTE 5--REVOLVING CREDIT AGREEMENT

     The Company has a revolving credit agreement with a bank which is available through June 30, 1997, and provides for maximum borrowings of $9,000,000. Under the agreement, outstanding borrowings bear interest at the lower of prime (8.25% at December 31, 1996) or LIBOR plus 1% (6.53% at December 31, 1996). The line of credit is unsecured, but the Company has agreed not to subordinate any additional assets except in the ordinary course of business without the bank's approval. The line of credit also requires that the Company maintain certain financial ratios and meet a minimum tangible net worth. There were no amounts outstanding under this revolving line of credit agreement at December 31, 1995 or 1996.

NOTE 6--LONG-TERM DEBT

     Long-term debt consists of the following at December 31, 1996:


                                                              (IN THOUSANDS)
                                                              --------------
Promissory note bearing interest at 8%, payable in annual
  installments of $120,000, plus interest, through May
  2001.....................................................      $    600
Current portion............................................          (120)
                                                              --------------
Long-term debt.............................................      $    480
                                                              --------------
                                                              --------------

     On any payment date, the holder of the note shall be entitled, at their discretion, to convert not less than 75% of any installment of unpaid principal amount of the note into shares of the Company's common stock based upon a conversion price of $14.97 per share.

     Management believes the carrying value of the Company's long-term debt approximates fair value based on the current rates offered to the Company.

NOTE 7--COMMON STOCK

     On January 31, 1995, the Company's Board of Directors authorized a three-for-two stock split to be effected in the form of a 50% stock dividend to be distributed on February 24, 1995 to shareholders of record on February 14, 1995. Shareholders' equity has been restated to give retroactive recognition to the stock split for all periods presented by reclassifying from retained earnings to common stock the par value of the additional shares

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMON STOCK--(CONTINUED)
arising from the split. In addition, all references in the financial statements to number of shares, per share amounts and stock option data of the Company's common stock have been restated.

     The Company maintains two stock option plans, the 1989 Stock Option Plan and the 1991 Stock Option Plan. The Company has chosen to continue to account for stock-based compensation using the intrinsic value method prescribed in APB Opinion 25, Accounting for Stock Issued to Employees, and related Interpretations. Under APB Opinion 25, because the exercise price of the Company's employee stock options equals the market price of the underlying stock on the date of grant, no compensation cost is recognized. Under the 1989 plan, 270,000 options were granted to certain employees at an initial exercise price of $5.00 per share. The options vested in three equal annual installments ending April 1, 1995 and expire ten years from date of grant. The Company acquired the shares to cover the exercise of the 1989 options from its two largest stockholders for $.17 per share. In November 1991, the 1989 plan was amended to provide that cancelled options would become available for additional grants at an exercise price equal to fair market value of the shares at the date of such grants.

     The 1991 plan, as amended, provides options to acquire 600,000 shares that may be granted to officers, directors and key employees at an exercise price equal to fair market value at date of grant (110% of fair market value for options issued to holders of more than 10% of Company stock). Options may be exercised for a term determined by the Board of not less than one year or more than ten years from the date of grant.

     At December 31, 1996, 21,049 options are available for grant under the 1989 plan, and 159,408 options remain available for grants under the 1991 plan, as amended.

     SFAS No. 123, 'Accounting for Stock-Based Compensation' requires the Company to provide pro forma information regarding net income and earnings per share as if compensation cost for the Company's stock option plans had been determined in accordance with the fair value based method prescribed in SFAS
123. The Company estimates the fair value of each stock option on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended December 31, 1995 and 1996, respectively; dividend yield of 1.8597% for both years; expected volatility of 40.59% for both years; risk-free interest rates of 6.5% for both years; and expected option lives of 7 years for both years.

     Under the accounting provisions of SFAS No. 123, the Company's net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

                                                                             DECEMBER 31,
                                                                          -------------------
                                                                           1995        1996
                                                                          -------     -------
                                                                             (IN THOUSANDS
                                                                                EXCEPT
                                                                          PER SHARE AMOUNTS)
Net income--as reported...............................................    $ 4,163     $ 5,200
Net income--pro forma.................................................    $ 4,012     $ 4,867
Earnings per share--as reported.......................................    $  0.89     $  1.10
Earnings per share--pro forma.........................................    $  0.86     $  1.03
                                                                          -------     -------
                                                                          -------     -------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 7--COMMON STOCK--(CONTINUED)
     Information regarding the status of the Company's two fixed stock option plans as of December 31, 1994, 1995 and 1996 and changes during the nine months ended December 31, 1994 and the years ending December 31, 1995 and 1996 is presented below:

                                                                               1995                     1996
                                                                       ---------------------    ---------------------
                                                                                   WEIGHTED-                WEIGHTED-
                                                             1994                   AVERAGE                  AVERAGE
                                                           --------                EXERCISE                 EXERCISE
                                                            SHARES      SHARES       PRICE       SHARES       PRICE
                                                           --------    --------    ---------    --------    ---------
Options outstanding, beginning of period................    373,055     353,533     $  6.40      457,508     $  8.35
Options granted.........................................         --     162,475       11.96      179,890       14.63
Options exercised.......................................    (12,224)    (47,878)       5.97      (61,701)       7.44
Options cancelled.......................................     (7,298)    (10,622)       9.23       (7,251)      12.71
                                                           --------    --------    ---------    --------    ---------
Options outstanding, end of period......................    353,533     457,508     $  8.35      568,446     $ 10.36
Option price range at end of period.....................   $5.00 to    $5.00 to                 $5.00 to
                                                              $9.50      $13.50                   $15.95
Option price range for exercised shares.................   $5.00 to    $5.00 to                 $5.00 to
                                                              $8.67       $9.34                    $9.34
Options available for grant at end of period............    204,949     203,096                  180,457
                                                           --------    --------    ---------    --------    ---------
Weighted-average fair value of options, granted during
  the period............................................                            $  5.82                  $  7.14
                                                                                   ---------                ---------
                                                                                   ---------                ---------

     The following table summarizes information about fixed-price stock options outstanding at December 31, 1996:

                                       OPTIONS OUTSTANDING
                            -----------------------------------------              OPTIONS
                                             WEIGHTED-                    -------------------------
                                              AVERAGE       WEIGHTED-                     WEIGHTED-
      EXERCISABLE                            REMAINING       AVERAGE                       AVERAGE
-----------------------       NUMBER        CONTRACTUAL     EXERCISE        NUMBER        EXERCISE
RANGE OF EXERCISE PRICE     OUTSTANDING        LIFE           PRICE       EXERCISABLE       PRICE
-----------------------     -----------     -----------     ---------     -----------     ---------
   $ 5.00- 8.67....           226,206        5.3 years        $6.07         226,206         $6.07
     9.50- 9.54....            20,475        6.5 years         9.53          20,475          9.53
    11.83-13.01....           145,775        8.0 years        11.98          48,592         11.98
    14.50-15.95....           175,990        9.2 years        14.64                           N/A
                            -----------                     ---------     -----------     ---------
    5$.00-15.95....           568,446                                       295,273
                            -----------                                   -----------
                            -----------                                   -----------

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 8--TAXES ON INCOME

     Under FAS 109, deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Taxes on income in the consolidated statements of income are made up of the following components:

                                                                                  YEAR ENDED
                                                         NINE MONTHS ENDED       DECEMBER 31,
                                                            DECEMBER 31,       ----------------
                                                                1994            1995      1996
                                                         ------------------    ------    ------
                                                                     (IN THOUSANDS)
Current:
  Federal.............................................         $2,763          $1,950    $2,802
  State...............................................            470             370       499
                                                              -------          ------    ------
                                                                3,233           2,320     3,301
                                                              -------          ------    ------
Deferred:
  Federal.............................................            (13)             19        96
  State                                                            (2)              2        17
                                                              -------          ------    ------
                                                                  (15)             21       113
                                                              -------          ------    ------
Taxes on income.......................................         $3,218          $2,341    $3,414
                                                              -------          ------    ------
                                                              -------          ------    ------

     Significant components of the Company's deferred tax liabilities and assets are as follows:

                                                                       DECEMBER 31,
                                                                      --------------
                                                                      1995     1996
                                                                      -----    -----
                                                                      (IN THOUSANDS)
Deferred tax assets:
  Inventory........................................................   $ 109    $ 172

  Bad debt allowance...............................................      67       87
                                                                      -----    -----
Total deferred tax assets..........................................     176      259
Deferred tax liabilities:
  Property and equipment...........................................    (174)    (329)
  Goodwill and other assets........................................      --      (37)
                                                                      -----    -----
Total deferred tax liabilities.....................................    (174)    (366)
                                                                      -----    -----
Net deferred tax asset (liability).................................   $   2    $(107)
                                                                      -----    -----
                                                                      -----    -----

     The effective tax rate on income was different from the federal statutory tax rate. The following summary reconciles taxes at the federal statutory tax rate with the effective rate:

                                                 NINE MONTHS ENDED                  YEAR ENDED DECEMBER 31,
                                                    DECEMBER 31,       --------------------------------------------------
                                                        1994                    1995                       1996
                                                 ------------------    -----------------------    -----------------------
Taxes on income at federal statutory rate.....          34.0%                    34.0%                      34.0%
Increase (decrease) resulting from:
  State income taxes, net of federal tax
     benefit..................................           3.8                      3.8                        3.9
  Amortization of goodwill....................            .5                       .7                         .6
  Non-deductible meals and entertainment......           1.3                      1.9                        1.7
  Other items.................................            --                     (4.4)                       (.6)
                                                       -----                    -----                      -----
Taxes on income at effective rate.............          39.6%                    36.0%                      39.6%
                                                       -----                    -----                      -----
                                                       -----                    -----                      -----

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 9--SUPPLEMENTAL CASH FLOW INFORMATION

     For purposes of the consolidated statements of cash flows, the Company considers cash on hand and in checking, savings and money market accounts to be cash equivalents.

                                               NINE MONTHS ENDED                    YEAR ENDED DECEMBER 31,
                                                 DECEMBER 31,          --------------------------------------------------
                                                     1994                       1995                       1996
                                            -----------------------    -----------------------    -----------------------
                                                                           (IN THOUSANDS)
Cash paid for:
  Income taxes...........................           $ 3,186                    $ 2,826                    $ 3,035
  Interest...............................           $     1                    $    28                    $    27
                                                    -------                    -------                    -------
                                                    -------                    -------                    -------

  Non-cash investing and financing activities:

     During the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994, additional paid-in capital was increased by a reduction in income taxes payable of $168,000, $142,000, and $24,000, respectively, arising from the exercise of stock options.

     In May 1996, the Company purchased certain assets of United Special Events, Inc. for cash consideration of approximately $1.95 million. In conjunction with the acquisition, liabilities were assumed as follows:

                                                              (IN THOUSANDS)
Fair value of assets acquired..............................       $3,051
Cash paid to seller and transaction costs..................       (2,082)
Deferred consideration (Note 6)............................         (600)
                                                                 -------
Liabilities assumed........................................       $  369
                                                                 -------
                                                                 -------

     In December 1994, the Company purchased all of the assets of Varsity/Intropa Tours for cash consideration of approximately $1.25 million. In conjunction with the acquisition, liabilities were assumed as follows:


                                                              (IN THOUSANDS)
Fair value of assets acquired..............................       $5,394
Cash paid to the seller and transactions costs.............       (1,018)
Deferred consideration.....................................         (292)
                                                                 -------
Liabilities assumed........................................       $4,084
                                                                 -------
                                                                 -------

NOTE 10--COMMITMENTS AND CONTINGENCIES

  A. Leases

     The Company's office facilities and warehouse space are leased under noncancellable operating leases which expire at various times from October 1997 through November 2000. Rent expense for the years ended December 31, 1996 and 1995, and the nine-month period ended December 31, 1994 was $739,000, $684,000, and $388,000, respectively.

                  VARSITY SPIRIT CORPORATION AND SUBSIDIARIES
            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)

NOTE 10--COMMITMENTS AND CONTINGENCIES--(CONTINUED)
     As of December 31, 1996, future net minimum rental payments required under operating leases that have initial or remaining noncancellable terms in excess of one year are as follows:

YEAR ENDING DECEMBER 31,                                      (IN THOUSANDS)
-----------------------------------------------------------   --------------
1997.......................................................        $591
1998.......................................................         155
1999.......................................................         142
2000.......................................................          89
                                                                 ------
Total minimum lease payments...............................        $977
                                                                 ------
                                                                 ------

  B. Concentration of Credit Risk

     The Company earns substantially all of its revenues from sales to and events and activities sponsored primarily by secondary schools, colleges and universities throughout the United States. The Company generally requires deposits for mail order sales of merchandise and for camp registrations. The Company maintains reserves for potential losses and such losses have not exceeded management's expectations.

  C. Litigation

     The Company is involved in various legal matters in the ordinary course of its business. None of these matters are expected to have a material adverse effect on the Company's consolidated financial statements.

  D. Supplier Agreements

     The Company has multi-year agreements with independent manufacturers to produce its uniforms under which garment prices and production levels are negotiated annually.

  E. Retirement Plan

     Effective January 1, 1993, the Company adopted a tax-qualified employee benefit plan which meets the criteria of Section 401(k) of the Internal Revenue Code. Under the Plan, participants may elect to defer from 2% to 15% of their compensation and the Company may make discretionary contributions, as determined annually by the Company's management, of up to 1.25% of the employees' compensation. Each participant is fully vested at all times in their respective contribution. Participants become fully vested in contributions made by the Company on a graduated scale over a seven-year period. Operations were charged with $35,000 related to this plan in the nine-month period ended December 31, 1994, $25,000 for the year ended December 31, 1995 and $27,500 for the year ended December 31, 1996.

NOTE 11--SUBSEQUENT EVENT

     On February 13, 1997, the Company's Board of Directors declared a $.055 per share cash dividend to be paid on March 6, 1997, to shareholders of record as of February 24, 1997.

                                                                         ANNEX I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                              RIDDELL SPORTS INC.

                            CHEER ACQUISITION CORP.

                                      AND

                           VARSITY SPIRIT CORPORATION

                                  DATED AS OF

                                  MAY 5, 1997

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              -----
                                                 ARTICLE I
THE OFFER AND MERGER.......................................................................................   I-1
Section 1.1     The Offer..................................................................................   I-1
Section 1.2     Company Actions............................................................................   I-2
Section 1.3     Directors..................................................................................   I-3
Section 1.4     The Merger.................................................................................   I-4
Section 1.5     Effective Time.............................................................................   I-4
Section 1.6     Closing....................................................................................   I-4
Section 1.7     Directors and Officers of the Surviving Corporation........................................   I-5
Section 1.8     Shareholders' Meeting......................................................................   I-5
Section 1.9     Merger Without Meeting of Shareholders.....................................................   I-5

                                                ARTICLE II

CONVERSION OF SECURITIES...................................................................................   I-5
Section 2.1     Conversion of Capital Stock................................................................   I-5
Section 2.2     Exchange of Certificates...................................................................   I-6
Section 2.3     Dissenters' Rights.........................................................................   I-7
Section 2.4     Company Plans..............................................................................   I-7

                                                ARTICLE III


REPRESENTATIONS AND WARRANTIES OF THE COMPANY..............................................................   I-7
Section 3.1     Organization...............................................................................   I-7
Section 3.2     Capitalization.............................................................................   I-8
Section 3.3     Authorization; Validity of Agreement; Company Action.......................................   I-8
Section 3.4     Consents and Approvals; No Violations......................................................   I-9
Section 3.5     SEC Reports and Financial Statements.......................................................   I-9
Section 3.6     Absence of Certain Changes.................................................................   I-9
Section 3.7     No Undisclosed Liabilities.................................................................   I-10
Section 3.8     Litigation.................................................................................   I-10
Section 3.9     Employee Benefit Plans.....................................................................   I-10
Section 3.10    Tax Matters; Government Benefits...........................................................   I-11
Section 3.11    Intellectual Property......................................................................   I-12
Section 3.12    Employment Matters.........................................................................   I-13
Section 3.13    Compliance with Laws.......................................................................   I-13
Section 3.14    Vote Required..............................................................................   I-13
Section 3.15    Environmental Laws.........................................................................   I-13
Section 3.16    Information in Proxy Statement.............................................................   I-14
Section 3.17    Opinion of Financial Advisor...............................................................   I-14

                                                ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND THE PURCHASER.................................................   I-14
Section 4.1     Organization...............................................................................   I-14
Section 4.2     Authorization; Validity of Agreement; Necessary Action.....................................   I-14
Section 4.3     Consents and Approvals; No Violations......................................................   I-15
Section 4.4     Information in Proxy Statement.............................................................   I-15
Section 4.5     Financing..................................................................................   I-15
Section 4.6     Capitalization.............................................................................   I-15
Section 4.7     Reports and Financial Statements...........................................................   I-16
Section 4.8     Absence of Undisclosed Liabilities.........................................................   I-16
Section 4.9     Litigation.................................................................................   I-16

                                                 ARTICLE V

COVENANTS..................................................................................................   I-16
Section 5.1     Interim Operations of the Company..........................................................   I-16
Section 5.2     Access; Confidentiality....................................................................   I-18
Section 5.3     Consents and Approvals.....................................................................   I-18
Section 5.4     No Solicitation............................................................................   I-19
Section 5.5     Brokers or Finders.........................................................................   I-19
Section 5.6     Additional Agreements......................................................................   I-20
Section 5.7     Publicity..................................................................................   I-20
Section 5.8     Notification of Certain Matters............................................................   I-20
Section 5.9     Directors' and Officers' Insurance and Indemnification.....................................   I-20
Section 5.10    Notice of Prepayment.......................................................................   I-21
Section 5.11    Certain Options............................................................................   I-21
Section 5.12    Board Representation.......................................................................   I-21
Section 5.13    Tax Election...............................................................................   I-21


                                                ARTICLE VI

CONDITIONS.................................................................................................   I-21
Section 6.1     Conditions to Each Party's Obligation to Effect the Merger.................................   I-21
Section 6.2     Condition to Parent's and the Purchaser's Obligations to Effect the Merger.................   I-21

                                                ARTICLE VII

TERMINATION................................................................................................   I-22
Section 7.1     Termination................................................................................   I-22
Section 7.2     Effect of Termination......................................................................   I-23

                                               ARTICLE VIII

MISCELLANEOUS..............................................................................................   I-23
Section 8.1     Fees and Expenses..........................................................................   I-23
Section 8.2     Amendment and Modification.................................................................   I-23
Section 8.3     Nonsurvival of Representations and Warranties..............................................   I-23
Section 8.4     Notices....................................................................................   I-23
Section 8.5     Interpretation.............................................................................   I-24
Section 8.6     Counterparts...............................................................................   I-24
Section 8.7     Entire Agreement; No Third Party Beneficiaries.............................................   I-24
Section 8.8     Severability...............................................................................   I-24
Section 8.9     Governing Law..............................................................................   I-24
Section 8.10    Assignment.................................................................................   I-25
Annex A         Certain Conditions of the Offer                                                               A-1

                             INDEX OF DEFINED TERMS

DEFINED TERM                                                                                             SECTION NO.
------------                                                                                             -----------
Agreement.............................................................................................   Recitals
Acquisition Proposal..................................................................................     5.4(a)
Appointment Date......................................................................................     5.1
Balance Sheet.........................................................................................     3.10(a)
By-laws...............................................................................................     1.4
Business Combination Act..............................................................................     1.2(a)
Certificates..........................................................................................     2.2(b)
Charter...............................................................................................     1.4
Closing...............................................................................................     1.6
Closing Date..........................................................................................     1.6
Code..................................................................................................     3.9(a)
Company...............................................................................................   Recitals
Company Agreements....................................................................................     3.4
Company Disclosure Schedule...........................................................................     3.0
Company Material Adverse Effect.......................................................................     3.1(a)

Company SEC Documents.................................................................................     3.5
Company Option........................................................................................     2.4(a)
Confidentiality Agreement.............................................................................     5.2(a)
Copyrights............................................................................................     3.11(c)
DGCL..................................................................................................     1.2(a)
Dissenting Shareholders...............................................................................     2.1(d)
D&O Insurance.........................................................................................     5.9(b)
Effective Time........................................................................................     1.5
Encumbrances..........................................................................................     3.2(b)
Environmental Claim...................................................................................     3.15(g)
Environmental Laws....................................................................................     3.15(g)
ERISA.................................................................................................     3.9(a)
ERISA Affiliate.......................................................................................     3.9(a)
Exchange Act..........................................................................................     1.1(a)
Expense Reimbursement Amount..........................................................................     8.1(b)
Financial Statements..................................................................................     3.5
fully diluted basis...................................................................................     1.1(a)
GAAP..................................................................................................     3.5
Goldman Sachs.........................................................................................     3.17
Governmental Entity...................................................................................     3.4
Hazardous Materials...................................................................................     3.15(g)
Indemnified Party.....................................................................................     5.9(a)
Independent Directors.................................................................................     1.3(c)
Intellectual Property.................................................................................     3.11(c)
Licenses..............................................................................................     3.11(c)
Merger................................................................................................     1.4
Merger Consideration..................................................................................     2.1(d)
Minimum Condition.....................................................................................     1.1(a)
Offer.................................................................................................     1.1(a)
Offer Documents.......................................................................................     1.1(b)
Offer Price...........................................................................................     1.1(a)
Offer to Purchase.....................................................................................     1.1(a)
Option Plans..........................................................................................     2.4(a)
Options...............................................................................................     2.4(a)
Parent................................................................................................   Recitals

DEFINED TERM                                                                                             SECTION NO.
------------                                                                                             -----------
Parent Common Stock...................................................................................     4.6
Parent Disclosure Schedule............................................................................     4.0
Parent Material Adverse Effect........................................................................     4.1
Parent Options........................................................................................     5.11
Parent SEC Reports....................................................................................     4.7
Patents...............................................................................................     3.11(c)
Paying Agent..........................................................................................     2.2(a)
PCBs..................................................................................................     3.15(e)
Plans.................................................................................................     3.9(a)
Preferred Stock.......................................................................................     3.2(a)

Proxy Statement.......................................................................................     1.8(a)
Purchaser.............................................................................................   Recitals
Purchaser Common Stock................................................................................     2.1
Schedule 13E-3........................................................................................     1.2(b)
Schedule 14D-1........................................................................................     1.1(b)
Schedule 14D-9........................................................................................     1.2(b)
SEC...................................................................................................     1.1(b)
Secretary of State....................................................................................     1.5
Securities Act........................................................................................     3.5
Shareholders Agreement................................................................................     1.2(a)
Shares................................................................................................     1.1(a)
Special Meeting.......................................................................................     1.8(a)
Subsidiary............................................................................................     3.1(a)
Superior Proposal.....................................................................................     5.4(b)
Surviving Corporation.................................................................................     1.4
Tax...................................................................................................     3.10(k)
Taxes.................................................................................................     3.10(k)
Tax Return............................................................................................     3.10(k)
TBCA..................................................................................................     1.4
Term Note.............................................................................................     5.10
Title IV Plan.........................................................................................     3.9(a)
Trademarks............................................................................................     3.11(c)
Transactions..........................................................................................     1.2(a)
USE...................................................................................................     5.10
Voting Debt...........................................................................................     3.2(a)
1996 Premium..........................................................................................     5.9(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this 'Agreement'), dated as of May 5, 1997, by and among Riddell Sports Inc., a Delaware corporation ('Parent'), Cheer Acquisition Corp., a Tennessee corporation and a wholly owned subsidiary of Parent (the 'Purchaser'), and Varsity Spirit Corporation, a Tennessee corporation (the 'Company').

     WHEREAS, the Board of Directors of each of Parent, the Purchaser and the Company has approved, and deems it advisable and in the best interests of its respective stockholders to consummate, the acquisition of the Company by Parent upon the terms and subject to the conditions set forth herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, the parties hereto agree as follows:

                                   ARTICLE I
                              THE OFFER AND MERGER

          Section 1.1 The Offer.


          (a) As promptly as practicable (but in no event later than five business days after the public announcement of the execution hereof), the Purchaser shall commence (within the meaning of Rule 14d-2 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act')) a tender offer (the 'Offer') for all of the outstanding shares of Common Stock, par value $.01 per share (the 'Shares'), of the Company at a price of $18.90 per Share, net to the seller in cash (such price, or any such higher price per Share as may be paid in the Offer, being referred to herein as the 'Offer Price'), subject to there being validly tendered and not withdrawn prior to the expiration of the Offer, that number of Shares which represents at least a majority of the Shares outstanding on a fully diluted basis (the 'Minimum Condition') and to the other conditions set forth in Annex A hereto, and shall consummate the Offer in accordance with its terms ('fully diluted basis' means issued and outstanding Shares and Shares subject to issuance under outstanding employee stock options). The obligations of the Purchaser to accept for payment and to pay for any Shares validly tendered on or prior to the expiration of the Offer and not withdrawn shall be subject only to the Minimum Condition and the other conditions set forth in Annex A hereto. The Offer shall be made by means of an offer to purchase (the 'Offer to Purchase') containing the terms set forth in this Agreement, the Minimum Condition and the other conditions set forth in Annex A hereto. The Purchaser shall not amend or waive the Minimum Condition and shall not decrease the Offer Price or decrease the number of Shares sought, or amend any other condition of the Offer in any manner adverse to the holders of the Shares without the written consent of the Company; provided, however, that, notwithstanding the satisfaction of the conditions of the Offer on the initial scheduled expiration date of the Offer (the 'Initial Expiration Date'), which shall be 20 business days after the date the Offer is commenced, the Purchaser shall have the right, in its sole discretion, during the fifteen business days following the Initial Expiration Date, to extend the expiration date from time to time until not later than fifteen business days after the Initial Expiration Date. The Purchaser shall, on the terms and subject to the prior satisfaction or waiver of the conditions of the Offer, accept for payment and pay for Shares tendered as soon as it is legally permitted to do so under applicable law; provided, however, that if, immediately prior to the initial expiration date of the Offer (as it may be extended pursuant to the preceding sentence or otherwise), the Shares tendered and not withdrawn pursuant to the Offer equal less than 90% of the outstanding Shares but more than 80% of the outstanding Shares, the Purchaser may extend the Offer for a period not to exceed seven business days, notwithstanding that all conditions to the Offer are satisfied as of such expiration date of the Offer.

          (b) As soon as practicable on the date the Offer is commenced, Parent and the Purchaser shall file with the United States Securities and Exchange Commission (the 'SEC') a Tender Offer Statement on Schedule 14D-1 with respect to the Offer (together with all amendments and supplements thereto and including the exhibits thereto, the 'Schedule 14D-l') and any statement to be filed with the Tennessee Department of Commerce and Insurance under the Tennessee Investor Protection Act. The Schedule 14D-1 will include disclosure sufficient to satisfy the requirements of Rule 13e-3 under the Exchange Act. The Schedule 14D-1 will include, as exhibits, the Offer to Purchase and a form of letter of transmittal and summary advertisement (collectively, together with any amendments and supplements thereto, the 'Offer Documents'). The Offer Documents will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by Parent or the Purchaser with respect to information furnished by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents. The Company shall furnish to Parent and the Purchaser all information concerning the Company and its affiliates required to be set forth in the Offer Documents including all information required to satisfy the disclosure requirements of a Transaction Statement on Schedule 13E-3. The information supplied by the Company to Parent or the Purchaser, in writing, expressly for inclusion in the Offer Documents and by Parent or the Purchaser to the Company, in writing, expressly for inclusion in the Schedule 14D-9 (as hereinafter defined) will not, at the time so provided, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

          (c) Each of Parent and the Purchaser will take all steps necessary to cause the Offer Documents to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of Parent and the Purchaser, on the one hand, and the Company, on the other hand, will promptly correct any information provided by it for use in the Offer Documents if and to the extent that it shall have become false or misleading in any material respect and the Purchaser will take all steps necessary to cause the Offer Documents as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. The Company and its counsel shall be given the opportunity to review the Schedule 14D-1 (including, without limitation, all documents filed therewith as exhibits) before it is filed with the SEC. In addition, Parent and the Purchaser will provide the Company and its counsel in writing with any comments, whether written or oral, Parent, the Purchaser or their counsel may receive from time to time from the SEC or its staff with respect to the Offer Documents promptly after the receipt of such comments.

          Section 1.2 Company Actions.

          (a) The Company hereby approves of and consents to the Offer and represents that the disinterested members of its Board of Directors, at a meeting duly called and held, have (i) unanimously determined that the terms of the Offer and the Merger (as defined in Section 1.4) are fair to and in the best interests of the shareholders of the Company, (ii) approved this Agreement and the transactions contemplated hereby, including the Offer, the Merger and the Shareholders Agreement ('Shareholders Agreement'), dated the date of this Agreement, among Parent, the Purchaser and certain shareholders of the Company (collectively, the 'Transactions'), and such approval constitutes approval of the Offer, this Agreement and the other Transactions, including the Merger and the Shareholders Agreement, for purposes of Section 48-103-205 of the Tennessee Business Combination Act, as amended (the 'Business Combination Act'), such that Section 48-103-205 of the Business Combination Act will not apply to the transactions contemplated by this Agreement, and (iii) resolved to recommend that the shareholders of the Company accept the Offer, tender their Shares thereunder to the Purchaser and approve and adopt this Agreement and the Merger; provided, that such recommendation may be withdrawn, modified or amended if, in the opinion of the Board of Directors, only after receipt of advice from outside legal counsel, failure to withdraw, modify or amend such recommendation would reasonably be expected to result in the Board of Directors violating its fiduciary duties to the Company's shareholders under applicable law and the Company pays the fees and expenses required by Section 8.1 hereof. The Company represents that the actions set forth in this Section 1.2(a) and all other actions it has taken in connection therewith are sufficient to render the relevant provisions of such Section 48-103-205 of the Business Combination Act inapplicable to the Offer, the Merger and the Shareholders Agreement.

          (b) Concurrently with the commencement of the Offer, the Company shall file with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 (together with all amendments and supplements thereto and including the exhibits thereto, the 'Schedule 14D-9') which shall, subject to the provisions of

     Section 5.4(b), contain the recommendation referred to in clause (iii) of
     Section 1.2(a) hereof. The Company will also file with the SEC a Transaction Statement on Schedule 13E-3 (together with all amendments and supplements thereto and including the exhibits thereto, the 'Schedule 13E-3'). The Schedule 14D-9 and Schedule 13E-3 will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information furnished by Parent or the Purchaser for inclusion in the Schedule 14D-9 or
     Schedule 13E-3. The Company further agrees to take all steps necessary to cause the Schedule 14D-9 and Schedule 13E-3 to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Each of the Company, on the one hand, and Parent and the Purchaser, on the other hand, agrees promptly to correct any information provided by it for use in the Schedule 14D-9 and
     Schedule 13E-3 if and to the extent that it shall have become false and misleading in any material respect and the Company further agrees to take all steps necessary to cause the Schedule 14D-9 and Schedule 13E-3 as so corrected to be filed with the SEC and to be disseminated to holders of the Shares, in each case as and to the extent required by applicable federal securities laws. Parent and its counsel shall be given the opportunity to review the Schedule 14D-9 and Schedule 13E-3 before it is filed with the SEC. In addition, the Company agrees to provide Parent, the Purchaser and their counsel with any comments, whether written or oral, that the Company or its counsel may receive from time to time from the SEC or its staff with respect to the Schedule 14D-9 and Schedule 13E-3 promptly after the receipt of such comments or other communications.

          (c) In connection with the Offer, the Company will promptly furnish or cause to be furnished to the Purchaser mailing labels, security position listings and any available listing, or computer file containing the names and addresses of all recordholders of the Shares as of a recent date, and shall furnish the Purchaser with such additional information (including, but not limited to, updated lists of holders of the Shares and their addresses, mailing labels and lists of security positions) and assistance, and cause its representatives and advisors to provide such assistance, as the Purchaser or its agents may reasonably request in communicating the Offer to the record and beneficial holders of the Shares. Except for such steps as are necessary to disseminate the Offer Documents, Parent and the Purchaser shall hold in confidence the information contained in any of such labels and lists and the additional information referred to in the preceding sentence, will use such information only in connection with the Offer, and, if this Agreement is terminated, will upon request of the Company deliver or cause to be delivered to the Company all copies of such information then in its possession or the possession of its agents or representatives.

          Section 1.3 Directors.

          (a) Promptly upon the purchase of and payment for any Shares by Parent or any of its subsidiaries which represents at least a majority of the outstanding Shares (on a fully diluted basis, as defined in Section 1.1(a)), Parent shall be entitled to designate such number of directors, rounded up to the next whole number, on the Board of Directors of the Company as is equal to the product of the total number of directors on such Board (giving effect to the directors designated by Parent pursuant to this sentence) multiplied by the percentage that the number of Shares so accepted for payment bears to the total number of Shares then outstanding. In furtherance thereof, the Company shall, upon request of the Purchaser, use its best reasonable efforts promptly either to increase the size of its Board of Directors or secure the resignations of such number of its incumbent directors, or both, as is necessary to enable Parent's designees to be so elected to the Company's Board, and shall take all actions available to the Company to cause Parent's designees to be so elected. At such time, the Company shall, if requested by Parent, also cause persons designated by Parent to constitute at least the same percentage (rounded up to the next whole number) as is on the Company's Board of Directors of (i) each committee of the Company's Board of Directors, (ii) each board of directors (or similar body) of each Subsidiary (as defined in Section 3.1) of the Company and (iii) each committee (or similar body) of each such board.

          (b) The Company shall promptly take all actions required pursuant to
     Section 14(f) of the Exchange Act and Rule 14f-l promulgated thereunder in order to fulfill its obligations under Section 1.3(a), including mailing to stockholders together with Schedule 14D-9 the information required by such Section 14(f) and Rule 14f-1 as is necessary to enable Parent's designees to be elected to the Company's Board of Directors. Parent or the Purchaser will supply the Company and be solely responsible for any information with respect to either of them and their nominees, officers, directors and affiliates required by such Section 14(f) and Rule 14f-1. The provisions of this Section 1.3 are in addition to and shall not limit any rights which the Purchaser, Parent or any of their affiliates may have as a holder or beneficial owner of Shares as a matter of law with respect to the election of directors or otherwise.

          (c) In the event that Parent's designees are elected to the Company's Board of Directors, until the Effective Time (as defined below), the Company's Board shall have at least two directors who are directors on the date hereof (the 'Independent Directors'), provided that, in such event, if the number of Independent Directors shall be reduced below two for any reason whatsoever, any remaining Independent Directors (or Independent Director, if there be only one remaining) shall be entitled to designate persons to fill such vacancies who shall be deemed to be Independent Directors for purposes of this Agreement or, if no Independent Director then remains, the other directors shall designate two persons to fill such vacancies who shall not be stockholders, affiliates or associates of Parent or the Purchaser and such persons shall be deemed to be Independent Directors for purposes of this Agreement. Notwithstanding anything in this Agreement to the contrary, in the event that Parent's designees are elected to the Company's Board, after the acceptance for payment of Shares pursuant to the Offer and prior to the Effective Time, the affirmative vote of a majority of the Independent Directors shall be required to (a) amend or terminate this Agreement by the Company, (b) exercise or waive any of the Company's rights, benefits or remedies hereunder, or (c) take any other action by the Company's Board under or in connection with this Agreement.

     Section 1.4 The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time, the Company and the Purchaser shall consummate a merger (the 'Merger') pursuant to which (a) the Purchaser shall be merged with and into the Company and the separate corporate existence of the Purchaser shall thereupon cease, (b) the Company shall be the successor or surviving corporation in the Merger (sometimes hereinafter referred to as the 'Surviving Corporation') and shall continue to be governed by the laws of the State of Tennessee, and (c) the separate corporate existence of the Company with all its rights, privileges, immunities, powers and franchises shall continue unaffected by the Merger, except as set forth in this Section 1.4. Pursuant to the Merger, (x) the Company's Amended and Restated Charter ('Charter') shall be amended in its entirety to read as the Charter of the Purchaser, in effect immediately prior to the Effective Time, except that Article FIRST thereof shall promptly be amended to read as follows: 'FIRST: The name of the corporation is Varsity Spirit Corporation.' and, as so amended, shall be the Charter of the Surviving Corporation until thereafter amended as provided by law and such Charter, and
(y) the By-Laws of the Purchaser (the 'By-laws'), as in effect immediately prior to the Effective Time, shall be the By-laws of the Surviving Corporation until thereafter amended as provided by law, by such Charter or by such By-laws. The Merger shall have the effects specified in the Tennessee Business Corporation Act ('TBCA').

     Section 1.5 Effective Time. Parent, the Purchaser and the Company will cause an Articles of Merger to be executed and filed on the Closing Date (as defined in Section 1.6) (or on such other date as Parent and the Company may agree) with the Secretary of State of Tennessee (the 'Secretary of State') as provided in the TBCA. The Merger shall become effective on the date on which the Articles of Merger is duly filed with the Secretary of State or such time as is agreed upon by the parties and specified in the Articles of Merger, and such time is hereinafter referred to as the 'Effective Time.'

     Section 1.6 Closing. The closing of the Merger (the 'Closing') shall take place at 10:00 a.m. on a date to be specified by the parties, which shall be no later than the second business day after satisfaction or waiver of all of the conditions set forth in Article VI hereof (the 'Closing Date'), at the corporate offices of Parent, unless another date or place is agreed to in writing by the parties hereto.

     Section 1.7 Directors and Officers of the Surviving Corporation. The directors of the Purchaser and the officers of the Company at the Effective Time shall, from and after the Effective Time, be the directors and officers, respectively, of the Surviving Corporation until their successors shall have been duly elected or appointed or qualified or until their earlier death, resignation or removal in accordance with the Charter and the By-laws.

     Section 1.8 Shareholders' Meeting.

     (a) If required by applicable law in order to consummate the Merger, the Company, acting through its Board of Directors, shall, in accordance with applicable law:

             (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the 'Special Meeting') as promptly as practicable following the acceptance for payment and purchase of Shares by the Purchaser pursuant to the Offer for the purpose of considering and taking action upon the approval of the Merger and the adoption of this Agreement;

             (ii) prepare and file with the SEC a preliminary proxy or information statement relating to the Merger and this Agreement and use its best efforts (x) to obtain and furnish the information required to be included by the SEC in the Proxy Statement (as hereinafter defined) and, after consultation with Parent, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement, including any amendment or supplement thereto (the 'Proxy Statement') to be mailed to its shareholders, provided that no amendment or supplement to the Proxy Statement will be made by the Company without consultation with Parent and its counsel and (y) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

             (iii) include in the Proxy Statement the recommendation of the Board that shareholders of the Company vote in favor of the approval of the Merger and the adoption of this Agreement.

     (b) Parent shall vote, or cause to be voted, all of the Shares then owned by it, the Purchaser or any of its other subsidiaries and affiliates in favor of the approval of the Merger and the approval and adoption of this Agreement.

     Section 1.9 Merger Without Meeting of Shareholders.  Notwithstanding
Section 1.8 hereof, in the event that Parent, the Purchaser and any other Subsidiaries of Parent shall acquire in the aggregate at least 90% of the outstanding shares of each class of capital stock of the Company, pursuant to the Offer or otherwise, the parties hereto shall, at the request of Parent and subject to Article VI hereof, take all necessary and appropriate action to cause the Merger to become effective as soon as practicable after such acquisition, without a meeting of shareholders of the Company, in accordance with Section 48-21-105 of the TBCA.

                                   ARTICLE II
                            CONVERSION OF SECURITIES

     Section 2.1 Conversion of Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Shares or holders of common stock, par value $.01 per share, of the Purchaser (the 'Purchaser Common Stock'):

          (a) The Purchaser Common Stock. Each issued and outstanding share of the Purchaser Common Stock shall be converted into and become one fully paid and nonassessable share of common stock of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. All Shares that are owned by the Company as treasury stock and any Shares owned by Parent, the Purchaser or any other wholly owned Subsidiary of Parent shall be cancelled and retired and shall cease to exist and no consideration shall be delivered in exchange therefor.

          (c) Exchange of Shares. Each issued and outstanding Share and Shares, if any, subject to outstanding options then outstanding not theretofore cancelled as provided in Section 2.4 hereof (other than Shares to be cancelled in accordance with Section 2.1(b) and any Shares which are held by stockholders exercising dissenters' rights pursuant to Chapter 23 of the TBCA ('Dissenting Shareholders')) shall be converted into the right to receive the Offer Price, payable to the holder thereof, without interest (the 'Merger

     Consideration'), upon surrender of the certificate formerly representing such Share in the manner provided in Section 2.2. All such Shares, when so converted, shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of a certificate representing any such Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest, or the right, if any, to receive payment from the Surviving Corporation of the 'fair value' of such Shares as determined in accordance with Chapter 23 of the TBCA.

     Section 2.2 Exchange of Certificates.

          (a) Paying Agent. Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent for the holders of the Shares in connection with the Merger (the 'Paying Agent') to receive in trust the funds to which holders of the Shares shall become entitled pursuant to Section 2.1(c). Such funds shall be invested by the Paying Agent as directed by Parent or the Surviving Corporation.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Paying Agent shall mail to each holder of record of a certificate or certificates, which immediately prior to the Effective Time represented outstanding Shares (the 'Certificates'), whose Shares were converted pursuant to Section 2.1 into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions as Parent and the Company may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration. Upon surrender of a Certificate for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly represented by such Certificate and the Certificate so surrendered shall forthwith be cancelled. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered Certificate is registered, it shall be a condition of payment that the Certificate so surrendered shall be properly endorsed or shall be otherwise in proper form for transfer and that the person requesting such payment shall have paid any transfer and other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered or shall have established to the satisfaction of the Surviving Corporation that such tax either has been paid or is not applicable. Until surrendered as contemplated by this Section 2.2, each Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration in cash as contemplated by this Section 2.2.

          (c) Transfer Books; No Further Ownership Rights in the Shares. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of the Shares on the records of the Company. From and after the Effective Time, the holders of Certificates evidencing ownership of the Shares outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such Shares, except as otherwise provided for herein or by applicable law. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this Article II.

          (d) Termination of Fund; No Liability. At any time following six months after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any funds (including any interest received with respect thereto) which had been made available to the Paying Agent and which have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or other similar laws) only as general creditors thereof with respect to the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon. Notwithstanding the foregoing, neither the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Certificate for Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (e) Lost, Stolen or Destroyed Certificates. In the event any Certificate for Shares shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond in customary amount as indemnity against any claim that may be made against it with respect to such Certificate, the

     Paying Agent will issue in exchange for such lost, stolen or destroyed Certificate $18.90 per Share pursuant to Section 2.2(b) upon due surrender of and deliverable in respect of the Shares represented by such Certificate pursuant to this Agreement.

     Section 2.3 Dissenters' Rights. If any Dissenting Stockholder shall be entitled to be paid the fair value of such holder's Shares, as provided in Chapter 23 of the TBCA, the Company shall give Parent notice thereof and Parent shall have the right to participate in all negotiations and proceedings with respect to any such demands. Neither the Company nor the Surviving Corporation shall, except with the prior written consent of Parent, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the Shares held by such Dissenting Shareholder shall thereupon be treated as though such Shares had been converted into the Merger Consideration pursuant to Section 2.1.


     Section 2.4 Company Plans.

          (a) On the expiration date of the Offer, immediately prior to the acceptance for payment of Shares pursuant to the Offer, each outstanding employee stock option to purchase Shares (a 'Company Option') granted under the 1991 Stock Option Plan and the 1989 Non-qualified Stock Option Plan (collectively, 'Option Plans'), shall be surrendered to the Company and shall be forthwith cancelled and the Company shall pay to each holder of a Company Option, by check, an amount equal to (i) the product of the number of the Shares which are issuable upon exercise of such Company Option, multiplied by the Offer Price, less (ii) the aggregate exercise price of such Company Option. Prior to the Closing, the Company shall use its best efforts to take all actions (including, without limitation, soliciting any necessary consents from the holders of the Company Options) required to effect the matters set forth in this Section 2.4, including the surrender, cancellation and payment in consideration for the Company Options described in this Section 2.4(a). The Company shall withhold all income or other taxes as required under applicable law prior to distribution of the cash amount received under this Section 2.4(a) to the holders of Company Options.

          (b) Except as may be otherwise agreed to by Parent or the Purchaser and the Company, the Company's Option Plans shall terminate as of the Effective Time and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of the Company or any of its Subsidiaries shall be deleted as of the Effective Time and no holder of Company Options or any participant in the Option Plans or any other plans, programs or arrangements shall have any rights thereunder to acquire any equity securities of the Company, the Surviving Corporation or any subsidiary thereof.

                                  ARTICLE III

                              REPRESENTATIONS AND
                           WARRANTIES OF THE COMPANY

     Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Company's representations and warranties set forth herein (the 'Company Disclosure Schedule'), the Company represents and warrants to Parent and the Purchaser as set forth below. The Company Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

     Section 3.1 Organization. (a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization and has all requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not, individually or in the aggregate, have a Company Material Adverse Effect (as defined below). As used in this Agreement, the term 'Subsidiary' shall mean all corporations or other entities in which the Company or the Parent, as the case may be, owns, directly or indirectly, a majority of the issued and outstanding capital stock or similar interests or has the right to elect a majority of the members of the Board of Directors or similar governing body. As used in this Agreement, 'Company Material Adverse Effect' shall mean any event, change or effect that has, or is reasonably likely to have, a material adverse effect (A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of the Company and its Subsidiaries, taken as a whole or (B) on the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     (b) The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except where the failure to be so duly qualified or licensed and in good standing would not individually or in the aggregate have a Company Material Adverse Effect. Except as set forth in
Section 3.1 of the Company Disclosure Schedule, the Company does not own (i) any equity interest in any corporation or other entity or (ii) marketable securities where the Company's equity interest in any entity exceeds five percent of the outstanding equity of such entity on the date hereof.

     Section 3.2 Capitalization. (a) The authorized capital stock of the Company consists of 10,000,000 Shares and 5,000,000 shares of preferred stock, par value $.01 per share (the 'Preferred Stock'). As of the date hereof, (i) 4,563,183 Shares are issued and outstanding, (ii) 176,072 Shares are issued and held in the treasury of the Company, (iii) no shares of Preferred Stock are issued and outstanding, and (iv) 870,000 Shares are reserved for issuance to employees pursuant to the Option Plans, of which 127,098 Shares have been issued pursuant to option exercises and 570,464 Shares are subject to outstanding, unexercised options. Section 3.2(a) of the Company Disclosure Schedule sets forth a true and complete list of the holders of Company Options, including such person's name, the number of options (vested, unvested and total) held by such person and the exercise price for each such option. Since the date hereof, the Company has not issued or granted additional options under the Options Plans. All the outstanding shares of the Company's capital stock are, and all Shares which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. Except as disclosed in Section 3.2 of the Company Disclosure Schedule, there are no bonds, debentures, notes or other indebtedness having general voting rights (or convertible into securities having such rights) ('Voting Debt') of the Company or any of its Subsidiaries issued and outstanding. Except as set forth above, except as described in Section 3.2 of the Company Disclosure Schedule and except for the transactions contemplated by this Agreement, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding (ii) there are no existing options, warrants, calls, pre-emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the

Company or any of its Subsidiaries, obligating the Company or any of its Subsidiaries to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any of its Subsidiaries or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any of its Subsidiaries to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and
(iii) except as set forth in Section 3.2(a) of the Company Disclosure Schedule, there are no outstanding contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Shares, or the capital stock of the Company, or any Subsidiary or affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Subsidiary or any other entity other than loans to Subsidiaries in the ordinary course of business.

     (b) All of the outstanding shares of capital stock of each of the Subsidiaries are beneficially owned by the Company, directly or indirectly, and all such shares have been validly issued and are fully paid and nonassessable and are owned by either the Company or one of its Subsidiaries free and clear of all liens, charges, claims or encumbrances of whatever nature ('Encumbrances').

     (c) There are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries is a party with respect to the voting of the capital stock of the Company or any of the Subsidiaries.

     Section 3.3 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement, and the consummation by it of the Transactions, have been duly authorized by its Board of Directors and, except for obtaining the approval of its shareholders as contemplated by Section 1.8 hereof, no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by Parent and the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

     Section 3.4 Consents and Approvals; No Violations. Except for the filings set forth in Section 3.4 of the Company Disclosure Schedule and the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the laws of any foreign jurisdictions, state securities or blue sky laws, and the TBCA, none of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Transactions or compliance by the Company with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the Charter, the By-laws or similar organizational documents of the Company or any of its Subsidiaries, (ii) require any filing with, or permit, authorization, consent or approval of, any court, arbitral tribunal, administrative agency or commission or other governmental or other regulatory authority or agency (a 'Governmental Entity'), (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound (the 'Company Agreements') or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii),
(iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has not adopted a provision of its Charter or By-laws that would make the Company subject to the provisions of the Tennessee Control Share Acquisition Act (T.C.A. Section 48-103-301 et seq.) or the Tennessee Authorized Corporation Protection Act (T.C.A. Section 48-103-401 et seq.), and neither this Agreement nor the transactions contemplated hereby, including the Offer, the Merger and the Shareholders Agreement, are regulated by the foregoing statutes. Section 3.4 of the Company Disclosure Schedule sets forth a list of all third party consents and approvals required to be obtained in connection with this Agreement under the Company Agreements prior to the consummation of the transactions contemplated by this Agreement, except such third party consents and approvals the failure of which to obtain would not have a Company Material Adverse Effect.

     Section 3.5 SEC Reports and Financial Statements. The Company has timely filed with the SEC, and has heretofore made available to Parent, true and complete copies of, all forms, reports, schedules, statements and other documents required to be filed by it since January 1, 1994 under the Exchange Act or the Securities Act of 1933, as amended (the 'Securities Act') (as such documents have been amended since the time of their filing, collectively, the 'Company SEC Documents'). As of their respective dates or, if amended, as of the date of the last such amendment, the Company SEC Documents, including, without limitation, any financial statements or schedules included therein (a) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading and (b) complied in all material respects with the applicable requirements of the Exchange Act and the Securities Act, as the case may be, and the applicable rules and regulations of the SEC thereunder. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC. The financial statements of the Company included in the Company SEC Documents (the 'Financial Statements') have been prepared from, and are in accordance with, the books and records of the Company and its consolidated Subsidiaries, comply in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with United States generally accepted accounting principles ('GAAP') applied on a consistent basis during the period involved (except in the case of unaudited statements, as permitted by Form 10-Q under the Exchange Act and as may be otherwise indicated in the notes thereto) and fairly present (subject, in the case of unaudited statements, to normal recurring year-end adjustments and any other adjustments described therein) the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its consolidated Subsidiaries as of the times and for the periods referred to therein.

     Section 3.6 Absence of Certain Changes. Except as disclosed in Section 3.6 of the Company Disclosure Schedule or in the Company SEC Documents filed prior to the date hereof, since December 31, 1996, the Company and its Subsidiaries have conducted their respective businesses only in the ordinary and usual course and there has not occurred any events or changes (including the incurrence of any liabilities of any nature, whether or not accrued, contingent or otherwise) having, individually or in the aggregate, a Company Material Adverse Effect and the Company has not taken any action which would have been prohibited under Section 5.1 hereof.

     Section 3.7 No Undisclosed Liabilities. Except (a) as disclosed in the Financial Statements and (b) for liabilities and obligations (i) incurred in the ordinary course of business and consistent with past practice since December 31, 1996, or (ii) as otherwise disclosed in the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that have, or would be reasonably likely to have, a Company Material Adverse Effect or that would be required by GAAP to be reflected in, reserved against or otherwise described in a consolidated balance sheet of the Company (including the notes thereto).

     Section 3.8 Litigation. Except as set forth in Section 3.8 of the Company Disclosure Schedule, there are no suits, claims, actions, proceedings, including, without limitation, arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a Company Material Adverse Effect.

     Section 3.9 Employee Benefit Plans.

          (a) For purposes of this Agreement, the term 'Plans' shall include: each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other 'welfare' plan, fund or program (within the meaning of section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ('ERISA')); each profit-sharing, stock bonus or other 'pension' plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any trade or business, whether or not incorporated (an 'ERISA Affiliate'), that together with the Company would be deemed a 'single employer' within the meaning of section 4001(b) of ERISA, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any employee or former employee of the Company or any Subsidiary (the 'Plans'). Each of the Plans that is subject to section 302 or Title IV of ERISA or section 412 of the Internal Revenue Code of 1986, as amended (the 'Code') is hereinafter referred to in this Section 3.9 as a 'Title IV Plan.' Neither the Company, any Subsidiary nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Subsidiary.

          (b) No liability under Title IV or section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a material risk to the Company or any ERISA Affiliate of incurring any such liability. No Plan is a Title IV Plan.

          (c) Neither the Company or any Subsidiary, any Plan, any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Subsidiary, any Plan, any such trust, or any trustee or administrator (as defined in Section 3(16)(A) of ERISA) thereof, or any party in interest (as defined in ERISA Section 3(14)) or fiduciary with respect to any Plan or any such trust could be subject to either a civil penalty assessed pursuant to section 409 or 502(i) of ERISA or a tax imposed pursuant to section 4975 or 4976 of the Code, which would be material in amount.

          (d) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

          (e) Each Plan intended to be 'qualified' within the meaning of section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service with respect to the qualified status of such Plan under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, and nothing has occurred since the issuance of such letter which could reasonably be expected to cause the loss of the tax-qualified status of such Plan and the related trust maintained thereunder. The Company has no Plans intended to satisfy the requirements of Section 501(c)(9).

          (f) No Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable law, (ii) death benefits under any 'pension plan,' or (iii) benefits the full cost of which is borne by the current or former employee (or his beneficiary) or (iv) post-death exercise periods in effect under outstanding Company Options.

          (g) Except as disclosed in Section 3.9 of the Company Disclosure

     Schedule, or as set forth in Section 5.11 of this Agreement, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, (i) entitle any current or former employee or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer.

          (h) There are no pending, or to the knowledge of the Company, threatened or anticipated claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan (other than routine claims for benefits) which would have a material adverse effect upon the Plans or a Company Material Adverse Effect.

     Section 3.10 Tax Matters; Government Benefits.

          (a) The Company and each of its Subsidiaries have duly filed all Tax Returns (as hereinafter defined) that are required to be filed and have duly paid or caused to be duly paid in full or made adequate provision in accordance with GAAP (or there has been paid or provision has been made on their behalf) for the payment of all Taxes (as hereinafter defined) shown due on such Tax Returns and all other Taxes for which the Company or any of its Subsidiaries is or might be liable. All such Tax Returns are correct and complete in all material respects and accurately reflect all liability for Taxes for the periods covered thereby. All Taxes owed and due by the Company and each of its Subsidiaries for results of operations through December 31, 1996 (whether or not shown on any Tax Return) have been paid or have been adequately reflected on the Company's balance sheet as of December 31, 1996 included in the Financial Statements (the 'Balance Sheet'). Since December 31, 1996, the Company has not incurred liability for any Taxes other than in the ordinary course of business. Neither the Company nor any of its Subsidiaries has received notice of any claim made by an authority in a jurisdiction where neither the Company nor any of its Subsidiaries file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.

          (b) The federal income Tax Returns of the Company and its Subsidiaries have been examined by the Internal Revenue Service (or the applicable statutes of limitation for the assessment of federal income Taxes for such periods have expired) for all periods through and including March 31, 1992, and no material deficiencies were asserted as a result of such examinations that have not been resolved or fully paid. Neither the Company nor any of its Subsidiaries has waived any statute of limitations in any jurisdiction in respect of Taxes or Tax Returns or agreed to any extension of time with respect to a Tax assessment or deficiency.

          (c) Except as set forth on Section 3.10 of the Company Disclosure Schedule, no federal, state, local or foreign audits, examinations or other administrative proceedings have been commenced or, to the Company's knowledge, are pending with regard to any Taxes or Tax Returns of the Company or of any of its Subsidiaries. No written notification has been received by the Company or by any of its Subsidiaries that such an audit, examination or other proceeding is pending or threatened with respect to any Taxes due from or with respect to or attributable to the Company or any of its Subsidiaries or any Tax Return filed by or with respect to the Company or any of its Subsidiaries. To the Company's knowledge, there is no dispute or claim concerning any Tax liability of the Company or any of its Subsidiaries either claimed or raised by any taxing authority.

          (d) Neither the Company nor any of its Subsidiaries is a party to any agreement, plan, contract or arrangement that could result, separately or in the aggregate, in a payment of any 'excess parachute payments' within the meaning of Section 280G of the Code.

          (e) Neither the Company nor any of its Subsidiaries has filed a consent pursuant to Section 341(f) of the Code (or any predecessor provision) concerning collapsible corporations, or agreed to have Section 341(f)(2) of the Code apply to any disposition of a 'subsection (f) asset' (as such term is defined in Section 341(f)(4) of the Code) owned by the Company or any of its Subsidiaries.

          (f) No taxing authority is asserting or, to the knowledge of the Company, threatening to assert a claim against the Company or any of its Subsidiaries under or as a result of Section 482 of the Code or any similar provision of state, local or foreign law.

          (g) Neither the Company nor any of its Subsidiaries is a party to any material tax sharing, tax indemnity or other agreement or arrangement with any entity not included in the Company's consolidated financial statements most recently filed by the Company with the SEC.

          (h) None of the Company or any of its Subsidiaries has been a member of any affiliated group within the meaning of Section 1504(a) of the Code, or any similar affiliated or consolidated group for tax purposes under state, local or foreign law (other than a group the common parent of which is the Company), or has any liability for Taxes of any person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign law as a transferee or successor, by contract or otherwise.

          (i) No liens for Taxes exist with respect to any of the assets or properties of any of the Company or its Subsidiaries, except for statutory liens for Taxes not yet due or payable.

          (j) Neither the Company nor any of its Subsidiaries is or has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code.

          (k) As used in this Agreement, the following terms shall have the following meanings:

                (i) 'Tax' or 'Taxes' shall mean all taxes, charges, fees,

           duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including, but not limited to, income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, and other taxes, and shall include interest, penalties or additions attributable thereto; and

                (ii) 'Tax Return' shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

     Section 3.11 Intellectual Property.

          (a) The Company and its Subsidiaries own or have adequate rights to use all items of Intellectual Property (as defined below) utilized in the conduct of the business of the Company and its Subsidiaries as presently conducted or as currently proposed to be conducted, free and clear of all Encumbrances (other than Encumbrances which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect).

          (b) To the best knowledge of the Company, the conduct of the Company's and its Subsidiaries' business and the Intellectual Property owned or used by the Company and its Subsidiaries, do not infringe any Intellectual Property rights or any other proprietary right of any person other than infringements which, individually or in the aggregate, are not expected to have a Company Material Adverse Effect. The Company and its Subsidiaries have received no notice of any allegations or threats that the Company's and its Subsidiaries' use of any of the Intellectual Property infringes upon or is in conflict with any Intellectual Property or proprietary rights of any third party other than infringements or conflicts which individually or in the aggregate are not expected to have a Company Material Adverse Effect.

          (c) As used in this Agreement, 'Intellectual Property' means all of the following: (i) U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same (the 'Trademarks');
     (ii) issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extension thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights (the 'Patents'); (iii) U.S. and foreign registered and unregistered copyrights (including, but not limited to, those in computer software and databases) rights of publicity and all registrations and applications to register the same (the 'Copyrights'); (iv) all categories of trade secrets as defined in the Uniform Trade Secrets Act including, but not limited to, business information; (v) all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents, rights of publicity or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing ('Licenses').

     Section 3.12 Employment Matters. Neither the Company nor any of its Subsidiaries has experienced any strikes, collective labor grievances, other collective bargaining disputes or Claims of unfair labor practices in the last five years. To the Company's knowledge, there is no organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company and its Subsidiaries.

     Section 3.13 Compliance with Laws. The Company and its Subsidiaries are in material compliance with, and have not violated in any material respect any applicable law, rule or regulation of any United States federal, state, local, or foreign government or agency thereof which affects the business, properties or assets of the Company and its Subsidiaries, and no notice, charge, claim, inquiry, investigation action or assertion has been received by the Company or any of its Subsidiaries or has been filed, commenced or, to the Company's knowledge, threatened against the Company or any of its Subsidiaries alleging any such violation. To the knowledge of the Company, all licenses, permits and approvals required under such laws, rules and regulations are in full force and effect except where the failure to be in full force and effect would not have a Company Material Adverse Effect.

     Section 3.14 Vote Required. The affirmative vote of the holders of a majority of the outstanding Shares is the only vote of the holders of any class or series of the Company's capital stock which may be necessary to approve this Agreement or any of the Transactions.

     Section 3.15 Environmental Laws.

          (a) The Company and its Subsidiaries are in compliance with all applicable Environmental Laws (as defined below) (which compliance includes, without limitation, the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof), except where failure to be in compliance, either individually or in the aggregate, would not have a Company Material Adverse Effect.

          (b) There is no Environmental Claim (as defined below) pending or, to the Company's knowledge, threatened against the Company or any of the Subsidiaries or, to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

          (c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release or presence of any Hazardous Material, which have formed the basis of any Environmental Claim against the Company or any of its Subsidiaries, or to the Company's knowledge, against any person or entity whose liability for any Environmental Claim the Company or any of its Subsidiaries has or may have retained or assumed either contractually or by operation of law, which Environmental Claim would have, either individually or in the aggregate, a Company Material Adverse Effect.

          (d) The Company and its Subsidiaries have not, and to the Company's knowledge, no other person has, placed, stored, deposited, discharged, buried, dumped or disposed of Hazardous Materials or any other wastes produced by, or resulting from, any business, commercial or industrial activities, operations or processes, on, beneath or adjacent to any property currently or formerly owned, operated or leased by the Company or any of its Subsidiaries, except (x) for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business of the Company and its Subsidiaries, or (y) which would not, either individually or in the aggregate, have a Company Material Adverse Effect.

          (e) Without in any way limiting the generality of the foregoing, none of the properties owned, operated or leased by the Company or any of its Subsidiaries contain any: underground storage tanks; asbestos; polychlorinated biphenyls ('PCBs'); underground injection wells; radioactive materials; or septic tanks or waste disposal pits in which process wastewater or any Hazardous Materials have been discharged or disposed the existence of which, individually or in the aggregate, could reasonably be expected to have a Company Material Adverse Effect.

          (f) The Company has made available to Parent for review copies of all environmental reports or studies in its possession prepared since January 1, 1994.

          (g) For purposes of this Agreement, (i) 'Environmental Laws' means all federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment, including, without limitation, laws relating to releases or threatened releases of Hazardous Materials or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, release, disposal, transport or handling of Hazardous Materials and all laws and regulations with regard to recordkeeping, notification, disclosure and reporting requirements respecting Hazardous Materials; (ii) 'Environmental Claim' means any claim, action, cause of action, investigation or written notice by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (a) the presence, or release, of any Hazardous Materials at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law; (iii) 'Hazardous Materials' means all substances defined as Hazardous Substances, Oils, Pollutants or

     Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. Section 300.5, or defined as such by, or regulated as such under, any Environmental Law.

     Section 3.16 Information in Proxy Statement. The Proxy Statement, if any (or any amendment thereof or supplement thereto), will, at the date mailed to Company stockholders and at the time of the meeting of Company stockholders to be held in connection with the Merger, not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation is made by the Company with respect to statements made therein based on information supplied by Parent or the Purchaser for inclusion in the Proxy Statement. The Proxy Statement will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

     Section 3.17 Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of Goldman, Sachs & Co. ('Goldman Sachs') addressed to such Board, dated the date hereof, to the effect that, as of such date, the $18.90 per Share to be received by the holders of Shares pursuant to this Agreement is fair to such holders, a copy of which opinion has been delivered to Parent and the Purchaser for information purposes only. Each of Parent and Purchaser acknowledges and agrees that it may not, and is not entitled to, rely on the opinion of Goldman Sachs delivered to the Board of Directors of the Company. The Company will obtain the consent of Goldman Sachs to include the opinion of Goldman Sachs in the Offering Documents.

                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES
                          OF PARENT AND THE PURCHASER

     Except as set forth in the schedule attached to this Agreement setting forth exceptions to the Parent's and Purchaser's representations and warranties set forth herein (the 'Parent Disclosure Schedule'), the Parent and Purchaser represent and warrant to the Company as set forth below. The Parent Disclosure Schedule will be arranged in sections corresponding to sections of this Agreement to be modified by such disclosure schedule.

     Section 4.1 Organization. Each of Parent and the Purchaser is a corporation duly organized, validly existing and in good standing under the laws of Delaware and Tennessee, respectively, and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority, and governmental approvals would not have, individually or in the aggregate, a Parent Material Adverse Effect. As used in this Agreement, 'Parent Material Adverse Effect' shall mean any event, change or effect that has, or is reasonably likely to have, a material adverse effect (A) on the condition (financial or otherwise), business, assets, liabilities, results of operations or cash flows of Parent and its Subsidiaries, taken as a whole, or (B) on the ability of Parent or the Purchaser to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.

     Section 4.2 Authorization; Validity of Agreement; Necessary Action. Each of Parent and the Purchaser has full corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.

The execution, delivery and performance by Parent and the Purchaser of this Agreement and the consummation of the Merger and of the Transactions have been duly authorized by the Board of Directors of Parent and the Purchaser and by Parent as the sole stockholder of the Purchaser and no other corporate action on the part of Parent and the Purchaser is necessary to authorize the execution and delivery by Parent and the Purchaser of this Agreement and the consummation of the Transactions. This Agreement has been duly executed and delivered by Parent and the Purchaser, as the case any be, and, assuming due and valid authorization, execution and delivery hereof by the Company, is a valid and binding obligation of each of Parent and the Purchaser, as the case may be, enforceable against each of them in accordance with its respective terms.

     Section 4.3 Consents and Approvals; No Violations. Except for the filings as set forth in Section 4.3 of the Parent Disclosure Schedule and except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Exchange Act, the laws of any foreign jurisdiction, state securities or blue sky laws and the TBCA, none of the execution, delivery or performance of this Agreement by Parent or the Purchaser, the consummation by Parent or the Purchaser of the Transactions or compliance by Parent or the Purchaser with any of the provisions hereof will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or by-laws of Parent or the Purchaser, (ii) require any filing with, or permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or any of its Subsidiaries or the Purchaser is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Parent, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, have a Parent Material Adverse Effect.

     Section 4.4 Information in Proxy Statement. None of the information supplied by Parent or the Purchaser specifically for inclusion or incorporation by reference in the Proxy Statement will, at the date mailed to stockholders and at the time of the meeting of stockholders to be held in connection with the Merger, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

     Section 4.5 Financing.  At the closing of the Offer, and at the Effective

Time, Parent and Purchaser will have sufficient cash resources available to finance the transactions contemplated hereby, subject to compliance by the Company with the provisions of Section 5.6.

     Section 4.6 Capitalization.

          (a) As of the date of this Agreement, the authorized capital stock of Parent consists of 40 million shares of common stock, $.01 par value per share ('Parent Common Stock'), of which 8,067,985 shares are issued and outstanding; 5 million shares of preferred stock, par value $.01 per share, none of which are issued and outstanding. As of the date of this Agreement, options to acquire 1,186,050 shares of Parent Common Stock (the 'Parent Stock Options') are outstanding under all stock option plans of Parent, 1,415,000 shares of Parent Common Stock are reserved for issuance pursuant to the Parent Stock Options, 1,395,011 shares of Parent Common Stock are reserved for issuance upon conversion of Parent's 4.10% convertible subordinated notes due 2004, 222,152 shares of Parent Common Stock are reserved for issuance upon exercise of existing Warrants and 10,000 shares are reserved for issuance upon exercise of an option issued to J. C. Wing.

          (b) The authorized capital stock of Purchaser consists of 1,000 shares of Purchaser Common Stock, and, as of the date hereof, 100 shares of common stock are issued and outstanding, all of which are owned by Parent and such outstanding shares are validly issued, fully paid and nonassessable.

          (c) Except as disclosed in this Section 4.6 or in the Parent SEC Reports (as hereinafter defined) and except as provided in the Shareholders Agreement or as contemplated by this Agreement, as of the date hereof (i) there is no outstanding right, subscription, warrant, call, unsatisfied preemptive right, option or other agreement or arrangement of any kind to purchase or otherwise to receive from Parent or Purchaser
                                      I-15
     any of the outstanding authorized but unissued or treasury shares of the capital stock or any other security of Parent or Purchaser; (ii) there is no outstanding security of any kind convertible into or exchangeable for such capital stock, and (iii) there is no voting trust or other agreement or understanding to which Parent or Purchaser is a party or is bound with respect to the voting of the capital stock of Parent or Purchaser.

          (d) Except for the qualifying shares required by certain foreign jurisdictions and except as set forth on Section 4.6 of the Parent Disclosure Schedule, all of the issued and outstanding capital stock of each of the Subsidiaries of Parent has been validly issued, is fully paid and nonassessable and is owned of record and beneficially, directly or indirectly, by Parent or one of its Subsidiaries, free of any Lien, preemptive rights or other restriction with respect thereto.

     Section 4.7 Reports and Financial Statements. Parent has timely filed all reports required to be filed with the SEC pursuant to the Exchange Act or the Securities Act since January 1, 1995 (collectively, the 'Parent SEC Reports') and has previously made available to the Company true and complete copies of all such Parent SEC Reports. Such Parent SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of such Parent SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of Parent included in the Parent SEC Reports have been prepared in accordance with GAAP consistently applied throughout the periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject to, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Parent and its consolidated Subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated Subsidiaries for the periods then ended. Since January 1, 1996, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or any of its consolidated Subsidiaries.

     Section 4.8 Absence of Undisclosed Liabilities. Except for liabilities or obligations which are accrued or reserved against in Parent's financial statements (or reflected in the notes thereto) included in the Parent SEC Reports filed as of the date of this Agreement or which were incurred after December 31, 1996 in the ordinary course of business and consistent with past practices, none of Parent and Parent's Subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise) of a nature required by GAAP to be reflected in the consolidated balance sheet (or reflected in the notes thereto) or which could reasonably expect it to have a Parent Material Adverse Effect.

     Section 4.9 Litigation. Except as set forth in Parent's Annual Report on Form 10-K for the year ended December 31, 1996, there are no suits, claims, actions, proceedings, including without limitation arbitration proceedings or alternative dispute resolution proceedings, or investigations pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries before any Governmental Entity that, either individually or in the aggregate, would be reasonably likely to have a Parent Material Adverse Effect.

                                   ARTICLE V

                                   COVENANTS

     Section 5.1 Interim Operations of the Company. The Company covenants and agrees that, except (i) as expressly contemplated by this Agreement, or (ii) as agreed in writing by Parent, after the date hereof, and prior to the time the directors of the Purchaser have been elected to, and shall constitute a majority of, the Board of Directors of the Company pursuant to Section 1.3 (the 'Appointment Date'):

          (a) the business of the Company and its Subsidiaries shall be conducted only in the ordinary and usual course and, to the extent consistent therewith, each of the Company and its Subsidiaries shall use its best reasonable efforts to preserve its business organization intact and maintain its existing relations with customers, suppliers, employees, creditors and business partners;


          (b) the Company will not, directly or indirectly, (i) except upon exercise of employee stock options outstanding on the date hereof, issue, sell, transfer or pledge or agree to sell, transfer or pledge any treasury
                                      I-16
     stock of the Company or any capital stock of any of its Subsidiaries beneficially owned by it; (ii) amend its Charter or By-laws or similar organizational documents; or (iii) split, combine or reclassify the outstanding Shares or Preferred Stock or any outstanding capital stock of any of the Subsidiaries of the Company;

          (c) neither the Company nor any of its Subsidiaries shall: (i) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to its capital stock other than dividends paid by Subsidiaries of the Company to the Company or any of its Subsidiaries in the ordinary course of business; (ii) issue, sell, pledge, dispose of or encumber any additional shares of, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of capital stock of any class of the Company or its Subsidiaries, other than Shares reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof; (iii) transfer, lease, license, sell, mortgage, pledge, dispose of, or encumber any assets other than in the ordinary and usual course of business and consistent with past practice, or incur or modify any indebtedness or other liability, other than in the ordinary and usual course of business and consistent with past practice; or (iv) redeem, purchase or otherwise acquire directly or indirectly any of its capital stock;

          (d) neither the Company nor any of its Subsidiaries shall: (i) grant any increase in the compensation payable or to become payable by the Company or any of its Subsidiaries to any of its executive officers or (ii)
     (A) adopt any new, or (B) amend or otherwise increase, or accelerate the payment or vesting of the amounts payable or to become payable under any existing bonus, incentive compensation, deferred compensation, severance, profit sharing, stock option, stock purchase, insurance, pension, retirement or other employee benefit plan, agreement or arrangement; or
     (iii) enter into any employment or severance agreement with or, except in accordance with the existing written policies of the Company, grant any severance or termination pay to any officer, director or employee of the Company or any of its Subsidiaries, provided, however, that nothing in this
     Section 5.1 shall prevent the Company from entering into written or oral employment agreements with seasonal employees if such agreements do not (i) obligate the Company to make severance payments to the employee, (ii) extend in duration for a period in excess of six (6) months or (iii) provide for salary in excess of $30,000 or hourly wages in excess of $15 per hour;

          (e) neither the Company nor any of its Subsidiaries shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Parent, except in the ordinary course of business and consistent with past practice;


          (f) neither the Company nor any of its Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business consistent with prior practice;

          (g) neither the Company nor any of its Subsidiaries shall change any of the accounting methods used by it unless required by GAAP, neither the Company nor any of its Subsidiaries shall make any material Tax election except in the ordinary course of business consistent with past practice, change any material Tax election already made, adopt any material Tax accounting method except in the ordinary course of business consistent with past practice, change any material Tax accounting method unless required by GAAP, enter into any closing agreement, settle any Tax claim or assessment or consent to any Tax claim or assessment or any waiver of the statute of limitations for any such claim or assessment;

          (h) neither the Company nor any of its Subsidiaries shall: (i) incur or assume any long-term debt; (ii) except in the ordinary course of business and consistent with past practice and in an aggregate amount not to exceed $5,000,000 (not including any indebtedness incurred in connection with the payments made pursuant to Section 2.4(a) hereof), incur or assume any short-term indebtedness; (iii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person; (iv) make any loans, advances or capital contributions to, or investment in, any other person (other than to wholly-owned Subsidiaries of the Company or customary loans or advances to employees in accordance with past practice); or (v) enter into any material commitment or transaction (including, but not limited to, any borrowing, capital expenditure or purchase, sale or lease of assets);

          (i) neither the Company nor any of its Subsidiaries shall settle or compromise any claim, lawsuit, liability or obligation, and neither the Company nor any of its Subsidiaries shall pay, discharge or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of any such claims, liabilities or obligation, (x) to the extent reflected or reserved against in, or contemplated by, the consolidated financial statements (or the notes thereto) of the Company and its consolidated Subsidiaries,
     (y) incurred in the ordinary course of business and consistent with past practice or (z) which are legally required to be paid, discharged or satisfied;

          (j) neither the Company nor any of its Subsidiaries will take, or agree to commit to take, any action that would make any representation or warranty of the Company contained herein inaccurate in any respect at, or as of any time prior to, the Effective Time;

          (k) except as otherwise permitted by Section 5.4(b) hereof, neither the Company nor any of its Subsidiaries will take any action with the intent of causing any of the conditions to the Offer set forth in Annex A not to be satisfied; and

          (l) except as otherwise permitted by Section 5.4(b) hereof, neither the Company nor any of its Subsidiaries will enter into an agreement, contract, commitment or arrangement to do any of the foregoing, or to authorize, recommend, propose or announce an intention to do any of the foregoing.

     Section 5.2 Access; Confidentiality. (a) Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, counsel, financing sources and other representatives of Parent, access, during normal business hours during the period prior to the Appointment Date, to all its properties, employees, books, contracts, commitments and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to the Parent (a) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and (b) all other information concerning its business, properties and personnel as Parent may reasonably request. After the Appointment Date, the Company shall provide Parent and such persons as Parent shall designate with all such information, at such time as Parent shall request. Unless otherwise required by law and until the Appointment Date, Parent will hold any such information which is nonpublic in confidence in accordance with the provisions of a letter agreement dated November 22, 1996, as amended, between the Company and the Parent (the 'Confidentiality Agreement'). The Company shall promptly, and in any event within ten business days following the date of this Agreement, deliver to Parent true and complete copies of all Plans not previously delivered to Parent and any amendments thereto (or if the Plan is not a written Plan, a description thereof), any related trust or other funding vehicle, any summary plan description required under ERISA or the Code and the most recent determination letter received from the Internal Revenue Service with respect to each Plan intended to qualify under section 401 of the Code.

     (b) Following the execution of this Agreement, Parent and the Company shall cooperate with each other and make all reasonable efforts to minimize any disruption to the business which may result from the announcement of the Transactions.

     Section 5.3 Consents and Approvals. (a) Each of the Company, Parent and the Purchaser will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to this Agreement and the Transactions and will promptly cooperate with and furnish information to each other in connection with any such requirements imposed upon any of them or any of their Subsidiaries in connection with this Agreement and the Transactions. Each of the Company, Parent and the Purchaser will, and will cause its Subsidiaries to, take all reasonable actions necessary to obtain (and will cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other public or private third party required to be obtained or made by Parent, the Purchaser, the Company or any of their Subsidiaries in connection with the Merger or the taking of any action contemplated thereby or by this Agreement.


     (b) The Company and Parent shall take all reasonable actions necessary to file as soon as practicable, if applicable, notifications under the Hart Scott Rodino Antitrust Improvements Act of 1976, as amended, and to respond as promptly as practicable to any inquiries received from the Federal Trade Commission and the Antitrust Division of the Department of Justice for additional information or documentation and to respond as promptly as practicable to all inquiries and requests received from any State Attorney General or other Governmental Entity in connection with antitrust matters.

      Section 5.4 No Solicitation. (a) Neither the Company nor any of its Subsidiaries shall (and the Company shall use its best efforts to cause its officers, directors, employees, representatives and agents, including, but not limited to, investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with, or provide any information to, any corporation, partnership, person or other entity or group (other than Parent, any of its affiliates or representatives) concerning any proposal or offer to acquire all or a substantial part of the business and properties of the Company or any of its Subsidiaries or any capital stock of the Company or any of its Subsidiaries, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company (an 'Acquisition Proposal'), except that nothing contained in this Section 5.4 or any other provision hereof shall prohibit the Company or the Company's Board from (i) taking and disclosing to the Company's stockholders a position with respect to a tender or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2 promulgated under the Exchange Act, or (ii) making such disclosure to the Company's stockholders as, in the good faith judgment of the Board, after receiving advice from outside counsel, is required under applicable law, provided that the Company may not, except as permitted by Section 5.4(b), withdraw or modify, or propose to withdraw or modify, its position with respect to the Offer or the Merger or approve or recommend, or propose to approve or recommend any Acquisition Proposal, or enter into any agreement with respect to any Acquisition Proposal. The Company will immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing.

     (b) Notwithstanding the foregoing, prior to the acceptance of Shares pursuant to the Offer, the Company may furnish information concerning the Company and its Subsidiaries to any corporation, partnership, person or other entity or group pursuant to appropriate confidentiality agreements, and may negotiate and participate in discussions and negotiations with such entity or group concerning an Acquisition Proposal if (x) such entity or group has on an unsolicited basis submitted a bona fide written proposal to the Company relating to any such transaction which the Board determines in good faith, after consulting with a nationally recognized investment banking firm, represents a superior transaction to the Offer and the Merger and (y) in the opinion of the Board of Directors of the Company, only after receipt of advice from outside legal counsel to the Company, the failure to provide such information or access or to engage in such discussions or negotiations would reasonably be expected to cause the Board of Directors to violate its fiduciary duties to the Company's shareholders under applicable law (an Acquisition Proposal which satisfies clauses (x) and (y) being referred to herein as a 'Superior Proposal'). The Company will immediately notify Parent of the existence of any proposal or inquiry received by the Company, the identity of the party making such proposal or inquiry, and the terms (both initial and modified) of any such proposal or inquiry (and will disclose any written materials delivered in connection therewith) and the Company will keep Parent reasonably informed of the status (including amendments or proposed amendments) of any such proposal or inquiry. The Company will promptly provide to Parent any material non-public information regarding the Company provided to any other party which was not previously provided to Parent. At any time after two business days following notification to Parent of the Company's intent to do so (which notification shall include the identity of the bidder and the material terms and conditions of the proposal) and if the Company has otherwise complied with the terms of this Section 5.4(b), the Board of Directors may withdraw or modify its approval or recommendation of the Offer and may enter into an agreement with respect to a Superior Proposal, provided it shall concurrently with entering into such agreement pay or cause to be paid to Parent the Termination Fee (as defined below) plus any amount payable at the time for reimbursement of expenses pursuant to Section 8.1(b). If the Company shall have notified Parent of its intent to enter into an agreement with respect to a Superior Proposal in compliance with the preceding sentence and has otherwise complied with such sentence, the Company may enter into an agreement with respect to such Superior Proposal (with the bidder and on terms no less favorable than those specified in such notification) after the expiration of the initial two business day period without any further notification.

     Section 5.5 Brokers or Finders. The Company represents, as to itself and its Subsidiaries and affiliates, that no agent, broker, investment banker, financial advisor or other firm or person is or will be entitled to any brokers' or finder's fee or any other commission or similar fee from the Company or any of its Subsidiaries in connection with any of the transactions contemplated by this Agreement except for Goldman, Sachs & Co., whose engagement letter has been provided to Parent.

     Section 5.6 Additional Agreements. Subject to the terms and conditions herein provided, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations, or to remove any injunctions or other impediments or delays, legal or otherwise, to achieve the satisfaction of the Minimum Condition and all conditions set forth in Annex A and Article VI, and to consummate and make effective the Merger and the other transactions contemplated by this Agreement. Without limiting the foregoing, the Company shall, and shall cause its representatives and advisors to, without cost to Parent or Purchaser, assist Parent and Purchaser in connection with their financing of the transactions contemplated hereby, including, without limitation, (i) making available on a timely basis any financial information of the Company and its Subsidiaries that may be requested,

(ii) obtaining comfort letters and updates thereof from the Company's independent certified public accountants and opinion letters from the Company's attorneys, with such letters to be in customary form and to cover matters of the type customarily covered by accountants and attorneys in such financing transactions, and (iii) making available representatives of the Company and its accountants and attorneys in connection with any such financing, including for purposes of due diligence and marketing efforts related thereto. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of the Company, Parent and the Purchaser shall use all reasonable efforts to take, or cause to be taken, all such necessary actions. The Company shall use its reasonable best efforts to effect the retention of the individuals set forth in
Section 5.6 of the Company Disclosure Schedule as employees of the Company following consummation of the Transactions.

     Section 5.7 Publicity. The initial press release with respect to the execution of this Agreement shall be a joint press release acceptable to Parent and the Company. Thereafter, so long as this Agreement is in effect, neither the Company, Parent nor any of their respective affiliates shall issue or cause the publication of any press release or other announcement with respect to the Merger, this Agreement or the other Transactions without the prior consultation of the other party, except as such party believes, after receiving the advice of outside counsel, may be required by law or by any listing agreement with a national securities exchange or trading market.

     Section 5.8 Notification of Certain Matters. The Company shall give prompt notice to Parent and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event the occurrence or non-occurrence of which would cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any material failure of the Company, Parent or the Purchaser, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.8 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

     Section 5.9 Directors' and Officers' Insurance and Indemnification. (a) For six years after the Effective Time, the Surviving Corporation (or any successor to the Surviving Corporation) shall indemnify, defend and hold harmless the present and former officers and directors of the Company and its Subsidiaries, and persons who become any of the foregoing prior to the Effective Time (each an 'Indemnified Party') against all losses, claims, damages, liabilities, costs, fees and expenses (including reasonable fees and disbursements of counsel and judgments, fines, losses, claims, liabilities and amounts paid in settlement (provided that any such settlement is effected with the written consent of the Parent or the Surviving Corporation which consent shall not unreasonably be withheld)) arising out of actions or omissions occurring at or prior to the Effective Time to the full extent required under applicable Tennessee law, the terms of the Company's Charter or the By-laws, as in effect at the date hereof, and the terms of any indemnification agreement entered into with the Company prior to the date hereof; provided that, in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until disposition of any and all such claims.


     (b) Parent or the Surviving Corporation shall maintain the Company's existing officers' and directors' liability insurance ('D&O Insurance') for a period of not less than six years after the Effective Time; provided, that the Parent may substitute therefor policies of substantially equivalent coverage and amounts containing terms no less favorable to such former directors or officers; provided, further, if the existing D&O Insurance expires, is terminated or cancelled during such period, Parent or the Surviving Corporation will use all reasonable efforts to obtain substantially similar D&O Insurance; provided, further, however, that in no event shall Parent, the Surviving Corporation or the Company be required to pay aggregate premiums for insurance under this

Section 5.9(b) in excess of 150% of the aggregate premiums paid by the Company in 1996 on an annualized basis for such purpose (the '1996 Premium'); and provided, further, that if the Parent or the Surviving Corporation is unable to obtain the amount of insurance required by this Section 5.9(b) for such aggregate premium, Parent or the Surviving Corporation shall obtain as much insurance as can be obtained for an annual premium not in excess of 150% of the 1996 Premium.

     Section 5.10 Notice of Prepayment. Promptly following the execution of this Agreement, the Company shall provide notice to United Special Events, Inc. ('USE') of its intention to prepay in full the principal amount due, and any interest due thereon, pursuant to the terms of a term note, dated as of May 15, 1996, by and among the Company and USE (the 'Term Note'), and shall prepay such Term Note in accordance with the terms thereof unless USE exercises its right to convert all or a portion of the prepayment amount into Shares of the Company.

     Section 5.11 Certain Options. Effective as of the Effective Time and subject to any required shareholder approval necessary to effectuate the following grants, Parent shall grant options to acquire an aggregate of 500,000 shares of common stock of Parent ('Parent Options') to certain employees of the Company, in accordance with Schedule 5.11 hereto (which Schedule may be amended from time to time by executives of the Company prior to the Effective Time, provided (i) such amendment shall have received the consent of Parent and (ii) no amendment shall provide for the grant of shares of common stock of Parent in excess of 500,000 shares). Except as set forth in Schedule 5.11, the Parent Options shall be subject to the terms and conditions set forth in the applicable option plan of Parent (as the same may be amended) and the applicable option agreement.

     Section 5.12 Board Representation. At the Effective Time, Parent shall take all actions necessary to (i) appoint Mr. Jeffrey G. Webb as a director of Parent's Board of Directors and as Vice Chairman of the Board of Directors and to such other officer positions as shall be specified in the Employment Agreement between Mr. Webb and Parent executed contemporaneously with this Agreement, and (ii) appoint another individual selected by Mr. Webb and reasonably acceptable to the Board of Directors of Parent as a director of Parent's Board of Directors (it being understood that any person who is a Senior Vice President or Director of the Company on the date hereof is reasonably acceptable to the Board of Directors of Parent without further action).

     Section 5.13 Tax Election. Neither Parent nor Purchaser shall make an election under Code Section 338 without the prior written consent of the Company.

                                   ARTICLE VI

                                   CONDITIONS

     Section 6.1 Conditions to Each Party's Obligation to Effect the
Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any and all of which may be waived in whole or in part by the Company, Parent or the Purchaser, as the case may be, to the extent permitted by applicable law:

          (a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the Shares, if required by applicable law, in order to consummate the Merger.

          (b) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any governmental authority which prohibits the consummation of the Merger; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Merger.

          (c) Purchase of Shares in Offer. Parent, the Purchaser or their affiliates shall have purchased Shares pursuant to the Offer, except that this condition shall not apply if Parent, the Purchaser or their affiliates shall have failed to purchase Shares pursuant to the Offer in breach of their obligations under this Agreement.

     Section 6.2 Condition to Parent's and the Purchaser's Obligations to Effect the Merger. The obligations of Parent and the Purchaser to consummate the Merger are further subject to the fulfillment of the condition that all actions contemplated by Section 2.4 hereof shall have been taken, which may be waived in whole or in part by Parent and the Purchaser.

                                  ARTICLE VII

                                  TERMINATION

     Section 7.1 Termination. This Agreement may be terminated and the Transactions contemplated herein may be abandoned at any time prior to the Effective Time, whether before or after shareholder approval thereof:

          (a) By the mutual written consent of Parent and the Company.

          (b) By either of the Company or Parent:


             (i) if the Offer shall have expired without any Shares being purchased therein; provided, however, that the right to terminate this Agreement under this Section 7.1(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase the Shares pursuant to the Offer on or prior to such date;

             (ii) if any Governmental Entity shall have issued an order, decree or ruling or taken any other action (which order, decree, ruling or other action the parties hereto shall use their reasonable efforts to lift), which permanently restrains, enjoins or otherwise prohibits the acceptance for payment of, or payment for, Shares pursuant to the Offer or the Merger and such order, decree, ruling or other action shall have become final and non-appealable; or

             (iii) if the Offer has not been consummated prior to September 5, 1997; provided, that the right to terminate this Agreement under this
        Section 7.1(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of Parent or the Purchaser, as the case may be, to purchase Shares pursuant to the Offer on or prior to such date.

          (c) By the Company:

             (i) if Parent, the Purchaser or any of their affiliates shall have failed to commence the Offer on or prior to five business days following the date of the initial public announcement of the Offer; provided, that the Company may not terminate this Agreement pursuant to this Section 7.1(c)(i) if the Company is at such time in breach of its obligations under this Agreement such as to cause a material adverse effect on the Company and its Subsidiaries, taken as a whole;

             (ii) in connection with entering into a definitive agreement in accordance with Section 5.4(b), provided it has complied with all provisions thereof, including the notice provisions therein, and that it
        (x) makes simultaneous payment of the amount equal to Parent's good faith estimate of its expenses, and (y) acknowledges in writing its obligation to promptly reimburse Parent for its actual expenses in excess of such estimated expenses payment, all as contemplated by, and subject to the limits set forth in, Section 8.1(b); or

             (iii) if Parent or the Purchaser shall have breached in any material respect any of their respective representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to Parent or the Purchaser, as applicable.

          (d) By Parent:

             (i) if, due to an occurrence, not involving a breach by Parent or the Purchaser of their obligations hereunder, which makes it impossible to satisfy any of the conditions set forth in Annex A hereto, Parent, the Purchaser, or any of their affiliates shall have failed to commence the Offer, and shall have delivered written notice to the Company specifying the reason or reasons the Offer has not been commenced and indicating that Parent is terminating this Agreement pursuant to this
        Section 7.1(d)(i), on or prior to five business days following the date of the initial public announcement of the Offer;

             (ii) if prior to the purchase of Shares pursuant to the Offer, the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which (A) would give rise to the failure of a condition set forth in Annex A hereto and (B) cannot be or has not been cured, in all material respects, within 30 days after the giving of written notice to the Company; or

             (iii) if either Parent or the Purchaser is entitled to terminate the Offer as a result of the occurrence of any event set forth in paragraph (d) of Annex A hereto.

     Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to its terms, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void, and there shall be no liability on the part of the Parent, the Purchaser or the Company except (A) for fraud or for willful breach of this Agreement and
(B) as set forth in Section 5.2(a) (the penultimate sentence thereof), this
Section 7.2 and Section 8.1.

                                  ARTICLE VIII
                                 MISCELLANEOUS

     Section 8.1 Fees and Expenses. (a) Except as contemplated by this Agreement, including Section 8.1(b) hereof, all costs and expenses incurred in connection with this Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, provided that the Company agrees to pay $650,000 of the commitment fee payable to Nationsbank pursuant to the commitment letter dated as of May 2, 1997. Any amounts paid pursuant to the Nationsbank commitment letter that may be refunded shall be divided equally between Parent and the Company; provided that the Company shall not be entitled to any refund in excess of $650,000.

     (b) If (x) the Company shall terminate this Agreement pursuant to Section 7.1(c)(ii), (y) Parent shall terminate this Agreement pursuant to Section 7.1(d)(iii) hereof, or (z) either the Company or Parent terminates this Agreement pursuant to Section 7.1(b)(i) and prior thereto there shall have been publicly announced another Acquisition Proposal, the Company shall pay to Parent, an amount (the 'Expense Reimbursement Amount'), not to exceed $4,250,000 in the aggregate, equal to Parent's actual and reasonably documented out-of-pocket fees and expenses incurred by Parent and Purchaser in connection with the Offer, the Merger, this Agreement and the consummation of the Transactions (including the financing thereof), which shall be payable in same day funds. The estimated Expense Reimbursement Amount shall be paid concurrently with any such termination, together with delivery of a written acknowledgement by the Company of its obligation to reimburse Parent for its actual Expense Reimbursement Amount in excess of the estimated payment made at the time of such termination.

     Section 8.2 Amendment and Modification. Subject to applicable law, this Agreement may be amended, modified and supplemented in any and all respects, whether before or after any vote of the shareholders of the Company contemplated hereby, by written agreement of the parties hereto, by action taken by their respective Boards of Directors (which in the case of the Company shall include approvals as contemplated in Section 1.3(b)), at any time prior to the Closing Date with respect to any of the terms contained herein; provided, however, that after the approval of this Agreement by the stockholders of the Company, no such amendment, modification or supplement shall reduce the amount or change the form of the Merger Consideration.

     Section 8.3 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any schedule, instrument or other document delivered pursuant to this Agreement shall survive the Effective Time.

     Section 8.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

              (a) if to Parent or the Purchaser, to:
                  Riddell Sports Inc.
                  900 Third Avenue
                  New York, New York 10022
                  Attention: Lisa Marroni, Esq.
                  Telephone No.: (212) 826-4300
                  Telecopy No.: (212) 826-5006
                  with a copy to:

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  919 Third Avenue
                  New York, New York 10022
                  Attention: Sheldon S. Adler, Esq.
                  Telephone No.: (212) 735-3000
                  Telecopy No.: (212) 735-2000

                              and

              (b) if to the Company, to:
                  Varsity Spirit Corporation
                  2525 Horizon Lake Drive

                  Memphis, Tennessee 38133
                  Attention: Jeffrey G. Webb
                  Telephone No.: (901) 387-4370
                  Telecopy No.: (901) 387-4356

                  with a copy to:

                  Gardner, Carton & Douglas
                  Quaker Tower
                  321 North Clark Street
                  Chicago, Illinois 60610
                  Attention: Glenn W. Reed, Esq.
                  Telephone number: (312) 245-8446
                  Telecopy number: (312) 644-3381

     Section 8.5 Interpretation. When a reference is made in this Agreement to Sections, such reference shall be to a Section of this Agreement unless otherwise indicated. Whenever the words 'include', 'includes' or 'including' are used in this Agreement they shall be deemed to be followed by the words 'without limitation.' As used in this Agreement, the term 'affiliates' shall have the meaning set forth in Rule 12b-2 of the Exchange Act.

     Section 8.6 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties.

     Section 8.7 Entire Agreement; No Third Party Beneficiaries. This Agreement and the Confidentiality Agreement (including the documents and the instruments referred to herein and therein): (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, and (b) except as provided in Section 5.9 is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 8.8 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court asking such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

     Section 8.9 Governing Law. This Agreement (other than the provisions relating to the mechanics of the Merger and the obligations of the directors of the Company under Section 5.4, each of which shall be governed by the laws of the State of Tennessee) shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to the principles of conflicts of law thereof.

     Section 8.10 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written content of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to Parent or to any direct or indirect wholly owned Subsidiary of Parent. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          RIDDELL SPORTS INC.

                                          By:          /s/ DAVID MAUER
                                              ----------------------------------
                                              Name: David M. Mauer
                                              Title:  Chief Executive Officer

                                          CHEER ACQUISITION CORP.

                                          By:          /s/ DAVID MAUER
                                              ----------------------------------
                                              Name: David M. Mauer
                                              Title:  President

                                          VARSITY SPIRIT CORPORATION

                                          By:         /s/ ALAN D. GORDON
                                              ----------------------------------
                                              Name: Alan D. Gordon
                                              Title:  Director

                                                                         ANNEX A

                        CERTAIN CONDITIONS OF THE OFFER

     Notwithstanding any other provisions of the Offer, and in addition to (and not in limitation of) the Purchaser's rights to extend and amend the Offer at any time in its sole discretion (subject to the provisions of the Merger Agreement), the Purchaser shall not be required to accept for payment or, subject to any applicable rules and regulations of the SEC, including Rule 14e-l(c) under the Exchange Act (relating to the Purchaser's obligation to pay for or return tendered Shares promptly after termination or withdrawal of the Offer), pay for, and may delay the acceptance for payment of or, subject to the restriction referred to above, the payment for, any tendered Shares, and may terminate or amend the Offer as to any Shares not then paid for, if (i) the Minimum Condition has not been satisfied, or (ii) at any time on or after the date of the Merger Agreement and before the time of acceptance for payment for any such Shares, any of the following events shall have occurred:

          (a) there shall be threatened or pending any suit, action or proceeding by any Governmental Entity against the Purchaser, Parent, the Company or any Subsidiary of the Company (i) seeking to prohibit or impose any material limitations on Parent's or the Purchaser's ownership or operation (or that of any of their respective Subsidiaries or affiliates) of all or a material portion of their or the Company's businesses or assets, or to compel Parent or the Purchaser or their respective Subsidiaries and affiliates to dispose of or hold separate any material portion of the business or assets of the Company or Parent and their respective Subsidiaries, in each case taken as a whole, (ii) challenging the acquisition by Parent or the Purchaser of any Shares under the Offer, seeking to restrain or prohibit the making or consummation of the Offer or the Merger or the performance of any of the other transactions contemplated by the Agreement, or seeking to obtain from the Company, Parent or the Purchaser any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (iii) seeking to impose material limitations on the ability of the Purchaser, or render the Purchaser unable, to accept for payment, pay for or purchase some or all of the Shares pursuant to the Offer and the Merger, (iv) seeking to impose material limitations on the ability of Purchaser or Parent effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote the Shares purchased by it on all matters properly presented to the Company's stockholders, or (v) which otherwise is reasonably likely to have a Company Material Adverse Effect;

          (b) there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated, or deemed applicable, pursuant to an authoritative interpretation by or on behalf of a Government Entity, to the Offer or the Merger, or any other action shall be taken by any Governmental Entity that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through
     (v) of paragraph (a) above;

          (c) there shall have occurred any other event, change or effect after the date of the Agreement which, either individually or in the aggregate,

     would have, or be reasonably likely to have, a Company Material Adverse Effect;

          (d)(i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified in a manner adverse to Parent or the Purchaser its approval or recommendation of the Offer, the Merger or the Agreement, or approved or recommended any Acquisition Proposal or (ii) the Company shall have entered into any agreement with respect to any Superior Proposal in accordance with Section 5.4(b) of the Agreement;

          (e) the representations and warranties of the Company set forth in the Agreement shall not be true and correct, in each case (i) as of the date referred to in any representation or warranty which addresses matters as of a particular date, or (ii) as to all other representations and warranties, as of the date of the Agreement and as of the scheduled expiration of the Offer, unless the inaccuracies (without giving effect to any materiality or material adverse effect qualifications or materiality exceptions contained therein) under such representations and warranties, taking all the inaccuracies under all such representations and warranties together in their entirety, do not, individually or in the aggregate, result in a Company Material Adverse Effect;

          (f) the Company shall have failed to perform any obligation or to comply with any agreement or covenant to be performed or complied with by it under the Agreement other than any failure which would not have, either individually or in the aggregate, a Company Material Adverse Effect or the persons who are a party to the Shareholders Agreement and Stock Purchase Agreement shall have failed to comply with their obligations under the Shareholders Agreement and Stock Purchase Agreement, as the case may be;

          (g) any person acquires beneficial ownership (as defined in Rule 13d-3 promulgated under the Exchange Act), of at least 30% of the outstanding Common Stock of the Company (other than any person not required to file a Schedule 13D under the rules promulgated under the Exchange Act); or

          (h) the Agreement shall have been terminated in accordance with its terms;

which, in the sole judgment of Parent or the Purchaser, in any such case, and regardless of the circumstances (including any action or inaction by Parent or the Purchaser) giving rise to such condition makes it inadvisable to proceed with the Offer and/or with such acceptance for payment of or payment for Shares.

     The foregoing conditions are for the sole benefit of Parent and the Purchaser, may be asserted by Parent or the Purchaser regardless of the circumstances giving rise to such condition (including any action or inaction by Parent or the Purchaser not in violation of the Agreement) and may be waived by Parent or the Purchaser in whole or in part at any time and from time to time in the sole discretion of Parent or the Purchaser, subject in each case to the terms of the Merger Agreement. The failure by Parent or the Purchaser at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

                                                                        ANNEX II
                             SHAREHOLDERS AGREEMENT

     SHAREHOLDERS AGREEMENT, dated as of May 5, 1997, among Riddell Sports Inc., a Delaware corporation ('Parent'), Cheer Acquisition Corp., a Tennessee corporation and a wholly owned subsidiary of Parent (the 'Purchaser'), and the shareholders of Varsity Spirit Corporation, a Tennessee corporation (the 'Company'), set forth on the signature page hereto (collectively referred to herein as the 'Shareholders' and each, a 'Shareholder').

                              W I T N E S S E T H:

     WHEREAS, concurrently with the execution and delivery of this Agreement, Parent, the Purchaser and the Company have entered into an Agreement and Plan of Merger (as such Agreement may hereafter be amended from time to time, the 'Merger Agreement'), pursuant to which Purchaser will be merged with and into the Company (the 'Merger');

     WHEREAS, in furtherance of the Merger, Parent and the Company desire that as soon as practicable (and not later than five business days) after the execution and delivery of the Merger Agreement, the Purchaser shall commence a cash tender offer (the 'Offer') to purchase at a price of $18.90 per share all outstanding shares of Company Common Stock (as defined in Section 1 hereof); and

     WHEREAS, as an inducement and a condition to entering into the Merger Agreement, Parent has required that the Shareholders agree, and the Shareholders have agreed, to enter into this Agreement;

     NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

          1. Definitions.  For purposes of this Agreement:

             (a) 'Beneficially Own' or 'Beneficial Ownership' with respect to any securities shall mean having 'beneficial ownership' of such securities (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the 'Exchange Act')), including pursuant to any agreement, arrangement or understanding, whether or not in writing. Without duplicative counting of the same securities by the same holder, securities Beneficially Owned by a Person shall include securities Beneficially Owned by all other Persons with whom such Person would constitute a 'group' as within the meaning of Section 13(d)(3) of the Exchange Act.

             (b) 'Company Common Stock' shall mean at any time the common stock, $.01 par value, of the Company.

             (c) 'Person' shall mean an individual, corporation, partnership, joint venture, association, trust, unincorporated organization or other entity.

             (d) Capitalized terms used and not defined herein have the respective meanings ascribed to them in the Merger Agreement.

          2. Tender of Shares.

             (a) In order to induce Parent and the Purchaser to enter into the Merger Agreement, each of the Shareholders hereby agrees to validly tender (or cause the record owner of such shares to validly tender), and not to withdraw, pursuant to and in accordance with the terms of the Offer, not later than the fifth business day after commencement of the Offer pursuant to Section 1.1 of the Merger Agreement and Rule 14d-2 under the Exchange Act, the number of shares of Company Common Stock set forth opposite such Shareholder's name under the caption 'Tender Shares' on Schedule I hereto, all of which are Beneficially Owned by such Shareholder. Each Shareholder hereby acknowledges and agrees that Parent's and the Purchaser's obligation to accept for payment and pay for the Shares in the Offer, including the Shares Beneficially Owned by such Shareholder, is subject to the terms and conditions of the Offer. The total number of shares of Company Common Stock set forth opposite such

        Shareholder's name on Schedule I under the caption 'Total Shares', and together with any shares acquired by such Shareholder in any capacity after the date hereof and prior to the termination of this Agreement whether upon the exercise of options or by means of purchase, dividend, distribution, gift or otherwise, are referred to herein as the 'Shares'.

             (b) The transfer by the Shareholders of the Shares to Purchaser in the Offer shall pass to and unconditionally vest in the Purchaser good and valid title to the Tender Shares, free and clear of all Encumbrances.

             (c) The Shareholders hereby permit Parent and the Purchaser to publish and disclose in the Offer Documents and, if approval of the Company's shareholders is required under applicable law, the Proxy Statement (including all documents and schedules filed with the SEC) their identity and ownership of the Company Common Stock and the nature of their commitments, arrangements and understandings under this Agreement.

          3. Additional Agreements.

             (a) Voting Agreement. During the Term, (as defined in Section 8 herein) each Shareholder shall, at any meeting of the holders of Company Common Stock, however called, or in connection with any written consent of the holders of Company Common Stock, vote (or cause to be voted) the Shares (if any) then held of record or Beneficially Owned by such Shareholder, (i) in favor of the Merger, the execution and delivery by the Company of the Merger Agreement and the approval of the terms thereof and each of the other actions contemplated by the Merger Agreement and this Agreement and any actions required in furtherance thereof and hereof; and (ii) against any Acquisition Proposal (as defined in the Merger Agreement) and against any action or agreement that would impede, frustrate, prevent or nullify this Agreement, or result in a breach in any respect of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement or which would result in any of the conditions set forth in Annex A to the Merger Agreement or set forth in Article VI of the Merger Agreement not being fulfilled. The parties hereto agree and acknowledge that nothing in this Section 3 or any other part of this Agreement shall be construed as requiring any Shareholder who also is a director of the Company to propose, endorse, approve or recommend the Merger Agreement or any transaction contemplated thereby in such Shareholder's capacity as a director of the Company.

             (b) No Inconsistent Arrangements. Each of the Shareholders hereby covenants and agrees that, except as contemplated by this Agreement and the Merger Agreement, during the Term it shall not (i) tender, or consent to any tender of, any or all of such Shareholder's Shares, pursuant to any Acquisition Proposal (as defined in the Merger Agreement), (ii) transfer (which term shall include, without limitation, any sale, gift, pledge or other disposition), or consent to any transfer of, any or all of such Shareholder's Shares, Company Options or any interest therein, (iii) enter into any contract, option or other agreement or understanding with respect to any transfer of any or all of such Shares, Company Options or any interest therein, (iv) grant any proxy, power-of-attorney or other authorization in or with respect to such Shares or Company Options, (v) deposit such Shares or Company Options into a voting trust or enter into a voting agreement or arrangement with respect to such Shares or Company Options, or (vi) take any other action that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby or by the Merger Agreement. Without limiting the foregoing sentence, each of the Shareholders hereby covenants and agrees to be bound by the provisions of Section 5.4(a) of the Merger Agreement to the same extent as the Company.

             (c) Grant of Irrevocable Proxy; Appointment of Proxy.

                (i) Each Shareholder hereby irrevocably grants to, and appoints, Parent and David Mauer (as Chief Executive Officer) and Lisa Marroni (as General Counsel), or either of them, in their respective capacities as officers of Parent, and any individual who shall hereafter succeed to any such office of Parent, and each of them individually, such Shareholder's proxy and attorney-in-fact (with full power of substitution), for and in the name, place and stead of such Shareholder, to vote such Shareholder's Shares, or grant a consent or approval in respect of the Shares in favor of the various transactions contemplated by the Merger Agreement (the 'Transactions') and against any Acquisition Proposal.

                (ii) Each Shareholder represents that any proxies heretofore given in respect of such Shareholder's Shares are not irrevocable,

           and that any such proxies are hereby revoked.

                (iii) Each Shareholder understands and acknowledges that Parent is entering into the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement. Each Shareholder hereby affirms that the irrevocable proxy set forth in this Section 3(c) is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. Each Shareholder hereby further affirms that the irrevocable proxy is coupled with an interest and may under no circumstances be revoked. Each Shareholder hereby ratifies and confirms all that such irrevocable proxy may lawfully do or cause to be done by virtue hereof. SUCH IRREVOCABLE PROXY IS EXECUTED AND INTENDED TO BE IRREVOCABLE IN ACCORDANCE WITH THE PROVISIONS OF
           ARTICLE 48-17-203 OF THE TENNESSEE BUSINESS CORPORATIONS ACT.

             (d) Company Options. Each of the Shareholders that holds Company Options to acquire shares of Company Common Stock, as identified on the signature pages hereof, shall, if requested by the Company, consent to the cancellation or substitution of such Shareholder's Company Options in accordance with the terms of the Merger Agreement and shall execute all appropriate documentation in connection with such cancellation or substitution.

             (e) Reasonable Efforts. Subject to the terms and conditions of this Agreement, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement and the Merger Agreement. Each party shall promptly consult with the other and provide any necessary information and material with respect to all filings made by such party with any Governmental Entity in connection with this Agreement and the Merger Agreement and the transactions contemplated hereby and thereby.

             (f) Waiver of Rights to Dissent. Each Shareholder hereby waives any rights of appraisal or rights to dissent from the Merger that such Shareholder may have.

          4. Representations and Warranties of the Shareholders. Each Shareholder hereby represents and warrants to Parent as follows:

             (a) Ownership of Shares. Such Shareholder is the record and Beneficial Owner of the Shares, as set forth on Schedule I. On the date hereof, the Existing Shares constitute all of the Shares owned of record or Beneficially Owned by such Shareholder. Such Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Sections 2, and 3 hereof, sole power of disposition, sole power of conversion, sole power to demand appraisal rights and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of the Existing Shares with no limitations, qualifications or restrictions on such rights, subject to applicable securities laws and the terms of this Agreement.


             (b) Power; Binding Agreement. Such Shareholder has the legal capacity, power and authority to enter into and perform all of such Shareholder's obligations under this Agreement. The execution, delivery and performance of this Agreement by such Shareholder will not violate any other agreement to which such Shareholder is a party including, without limitation, any voting agreement, proxy arrangement, pledge agreement, shareholders agreement or voting trust. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a valid and binding agreement of such Shareholder, enforceable against such Shareholder in accordance with its terms. There is no beneficiary or holder of a voting trust certificate or other interest of any trust of which such Shareholder is a trustee whose consent is required for the execution and delivery of this Agreement or the consummation by such Shareholder of the transactions contemplated hereby.

             (c) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity for the execution of this Agreement by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by such Shareholder, the consummation by such Shareholder of the transactions contemplated hereby or compliance by such Shareholder with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to the Shareholder, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which such Shareholder is a party or by which such Shareholder or any of its properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to such Shareholder or any of its properties or assets.

             (d) No Encumbrances. Except as permitted by this Agreement, the Shares and the certificates representing such Shares are now, and at all times during the term hereof will be, held by such Shareholder, or by a nominee or custodian for the benefit of such Shareholder, free and clear of all Encumbrances, proxies, voting trusts or agreements, understandings or arrangements or any other rights whatsoever, except for any such Encumbrances or proxies arising hereunder.

             (e) No Finder's Fees. No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial adviser's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Shareholder.


             (f) Reliance by Parent. Each Shareholder understands and acknowledges that Parent is entering into, and causing Purchaser to enter into, the Merger Agreement in reliance upon such Shareholder's execution and delivery of this Agreement.

          5. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby represents and warrants to the Shareholders as follows:

             (a) Power; Binding Agreement. Parent and the Purchaser each has the corporate power and authority to enter into and perform all of its obligations under this Agreement. The execution, delivery and performance of this Agreement by each of Parent and the Purchaser will not violate any other agreement to which either of them is a party. This Agreement has been duly and validly executed and delivered by each of Parent and the Purchaser and constitutes a valid and binding agreement of each of Parent and the Purchaser, enforceable against each of Parent and the Purchaser in accordance with its terms.

             (b) No Conflicts. Except for filings under the HSR Act and the Exchange Act, (i) no filing with, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution of this Agreement by each of Parent and the Purchaser and the consummation by each of Parent and the Purchaser of the transactions contemplated hereby and (ii) none of the execution and delivery of this Agreement by each of Parent and the Purchaser, the consummation by each of Parent and the Purchaser of the transactions contemplated hereby or compliance by each of Parent and the Purchaser with any of the provisions hereof shall (A) conflict with or result in any breach of any organizational documents applicable to either of Parent or the Purchaser, (B) result in a violation or breach of, or constitute (with or without notice or lapse of time or both) a default (or give rise to any third party right of termination, cancellation, material modification or acceleration) under any of the terms, conditions or provisions of any note, loan agreement, bond, mortgage, indenture, license, contract, commitment, arrangement, understanding, agreement or other instrument or obligation of any kind to which either of Parent or the Purchaser is a party or by which either of Parent or the Purchaser or any of their properties or assets may be bound, or (C) violate any order, writ, injunction, decree, judgment, order, statute, rule or regulation applicable to either of Parent or the Purchaser or any of their properties or assets.

          6. Further Assurances. From time to time, at the other party's request and without further consideration, each party hereto shall execute and deliver such additional documents and take all such further lawful action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

          7. Stop Transfer. The Shareholders shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Company Common Stock by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term 'Shares' shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          8. Termination. The covenants and agreements contained herein with respect to the Shares shall terminate upon the earlier of the consummation of the Merger and four months following the termination of the Merger Agreement in accordance with its terms (the period during which this Agreement is in effect being referred to herein as the 'Term').

        9. Miscellaneous.

             (a) Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

             (b) Binding Agreement. This Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including, without limitation, a Shareholder's heirs, guardians, administrators or successors. Notwithstanding any transfer of Shares, the transferor shall remain liable for the performance of all obligations of the transferor under this Agreement.

             (c) Assignment. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, provided that Parent may assign, in its sole discretion, its rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

             (d) Amendments, Waivers, Etc. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

             (e) Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly received if given) by hand delivery or telecopy (with a confirmation copy sent for next day delivery via courier service, such as

        Federal Express), or by any courier service, such as Federal Express,

        providing proof of delivery. All communications hereunder shall be delivered to the respective parties at the following addresses:

          If to a Shareholder:             to such Shareholder's address set
                                           forth on Schedule I hereto

          If to Parent or the Purchaser:   Riddell Sports Inc.
                                           900 Third Avenue
                                           New York, New York 10022
                                           Attention: Lisa Marroni, Esq.
                                           Telephone No.: (212) 826-4300
                                           Telecopy No.: (212) 826-5006

          copy to:                         Skadden, Arps, Slate, Meagher
                                             & Flom LLP
                                           919 Third Avenue
                                           New York, New York 10022
                                           Attention: Sheldon S. Adler, Esq.
                                           Telephone No.: (212) 735-3000
                                           Telecopy No.: (212) 735-2000

        or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.

             (f) Severability. Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

             (g) Specific Performance. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement will cause the other party to sustain damages for which it would not have an adequate remedy at law for money damages, and therefore in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

             (h) Remedies Cumulative. All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any thereof by any party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such party.

             (i) No Waiver.  The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

             (j) No Third Party Beneficiaries. This Agreement is not intended to be for the benefit of, and shall not be enforceable by, any person or entity who or which is not a party hereto.

             (k) Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee, without giving effect to the principles of conflicts of law thereof.

             (l) Jurisdiction. Each party hereby irrevocably submits to the exclusive jurisdiction of the Courts of the State of New York and the United States District Court for the Southern District of New

        York in any action, suit or proceeding arising in connection with this Agreement, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Each party hereto hereby waives any right to a trial by jury in connection with any such action, suit or proceeding.

             (m) Descriptive Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

             (n) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, Parent, the Purchaser and the Shareholders have caused this Agreement to be duly executed as of the day and year first above written.

                                          RIDDELL SPORTS INC.

                                          By:          /s/ DAVID MAUER
                                             -----------------------------------
                                             Name:  David Mauer
                                             Title: Chief Executive Officer

                                          CHEER ACQUISITION CORP.

                                          By:          /s/ DAVID MAUER
                                             -----------------------------------
                                             Name:  David Mauer
                                             Title: President

                                                    /s/ JEFFREY G. WEBB

                                          --------------------------------------
                                                      Jeffrey G. Webb

                                                    /s/ GREGORY C. WEBB
                                          --------------------------------------
                                                      Gregory C. Webb

                                                     /s/ ALAN D. GORDON
                                          --------------------------------------
                                                       Alan D. Gordon

                                                   /s/ RANDALL S. STURGES
                                          --------------------------------------
                                                     Randall S. Sturges

                                   SCHEDULE I

                                                                         NUMBER OF SHARES AND COMPANY OPTIONS
                                                                                  BENEFICIALLY OWNED
                                                                        ---------------------------------------
                                                                         TOTAL          TENDER          COMPANY
NAME AND ADDRESS OF SHAREHOLDER                                         SHARES          SHARES          OPTIONS
---------------------------------------------------------------------   -------         -------         -------

Alan D. Gordon ......................................................   648,500         648,500
9330 Sears Tower
233 South Wacker Drive
Chicago, Illinois 60606

Randall S. Sturges ..................................................   460,000         460,000
1936 North Clark Street
11th Floor
Chicago, Illinois 60614

Jeffrey G. Webb .....................................................   650,958         553,455         91,325
2525 Horizon Lake Drive
Memphis, Tennessee 38133

Gregory C. Webb .....................................................   123,450          76,575         46,875
2525 Horizon Lake Drive
Memphis, Tennessee 38133

                                                                       ANNEX III
                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 5, 1997 (the 'Agreement'), by and between Jeffrey G. Webb ('Executive'), Chairman, President and Chief Executive Officer of Varsity Spirit Corporation, a Tennessee corporation (collectively with any successor to its business, 'Varsity'), and Riddell Sports Inc., a Delaware corporation (the 'Seller').

     Seller, Cheer Acquisition Corp. and Varsity have entered into an Agreement and Plan of Merger (the 'Merger Agreement'), dated as of May 5, 1997, pursuant to which, among other things, Varsity will become a wholly owned subsidiary of Seller.

     This Agreement sets forth the terms and conditions upon which Seller is selling to Executive, and Executive is purchasing from Seller, a number of shares of Common Stock, par value $0.01 per share (the 'Common Stock'), of Seller equal to the net after-tax proceeds (assuming a 28% tax rate and a basis in the shares of $.1666) received by the Executive in the Offer or Merger as a result of the sale of 251,165 of his 553,455 shares of common stock of Varsity ('Target Common Stock') divided by the Purchase Price (as defined in Section 2 hereof) (such number of shares being referred to herein as the 'Shares').

     In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Effective Date. This Agreement shall become effective on the acceptance for payment of shares of Target Common Stock pursuant to the Offer (as defined in the Merger Agreement) (the 'Effective Date'); provided, however, that if the Merger Agreement is terminated in accordance with its terms, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force and effect.

          2. Purchase and Sale of Certain Shares. On or before the fifth business day after the Effective Date, or on such later date as shall be mutually agreed upon between the parties, Seller shall sell to Executive, and Executive shall purchase from Seller, all of the Shares for a price equal to the average closing price of the Common Stock, as reported on the NASDAQ National Market System for the 20 trading days ending on the day immediately preceding the Effective Date, provided, that in no event shall such purchase price per Share be more than $4.50 nor less than $2.80 (the 'Purchase Price'), payable in cash. If Executive shall die prior to the consummation of the transaction described herein, Executive's estate shall consummate such transaction in accordance with the terms of this Agreement.

          3. Closing; Deliveries at the Closing. At the closing of the sale and purchase of the Shares contemplated by Section 2 hereof (the 'Closing'),
     (a) Seller will deliver to Executive (i) stock certificates representing all the Shares duly endorsed, together with stock powers duly executed in blank relating to such certificates, or other evidences of transfer reasonably satisfactory to Executive and (b) Executive will deliver to Seller the Purchase Price by a wire transfer of federal funds to a bank account or accounts previously designated in writing to Executive by

     Seller. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York.

          4. Representations and Warranties of Seller. Seller represents and warrants to Executive as follows:

             a. Seller has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

             b. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

             c. this Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms;

             d. the Shares, upon receipt of the Purchase Price, will be validly issued, duly authorized and free of any preemptive rights;

                                     III-1

             e. upon issuance to Executive by Seller of the Shares at the Closing, Executive will have good and marketable title to the Shares, free and clear of all Liens;

             f. the execution of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound or any judgment, decree or order applicable to Seller; and

             g. neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder will violate any provision of law applicable to Seller or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Seller other than notices or filings pursuant to the federal securities laws.

          5. Representations and Warranties of Executive. Executive represents and warrants to Seller as follows:

             a. Executive has the legal capacity, power and authority to enter into and perform all of Executive's obligations under this Agreement;

             b. this Agreement has been duly and validly authorized, executed and delivered by Executive and constitutes a valid and binding obligation of Executive, enforceable in accordance with its terms;

             c. the execution of this Agreement by Executive does not, and the performance by Executive of its obligations hereunder will not,

        constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Executive is a party or by which Executive is bound or any judgment, decree or order applicable to Executive;

             d. neither the execution and delivery of this Agreement nor the performance by Executive of its obligations hereunder will violate any provision of law applicable to Executive or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Executive;

             e. Executive is acquiring the Shares solely for Executive's own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof;

             f. Executive acknowledges receipt of advice from Parent that (i) the Shares have not been registered under the Securities Act of 1933 (the 'Securities Act') and are 'restricted securities', (ii) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares, unless such Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) an appropriate restrictive legend shall be placed on the certificate(s) representing the Shares, and (iv) a notation shall be made in the appropriate records of Parent indicating that the Shares are subject to restrictions on transfer and appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Shares. In addition, Executive has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from, Parent and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Parent and its subsidiaries and the terms and conditions of the Merger and related transactions; and

             g. either (i) Executive is an 'accredited investor' as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) Executive's financial situation is such that the Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, (B) Executive can afford to suffer complete loss of his investment in the Shares, and (c) Executive's knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of his investment in the Shares.

     6. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses. All sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes, except that Seller shall be responsible for all stock transfer taxes with respect to the transactions contemplated hereby.

                                     III-2

     7. Brokerage. Each of Executive and Seller represents and warrants to the other that the negotiations relevant to this Agreement have been carried on by each of Executive, on the one hand, and Seller, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby. Executive, on the one hand, and Seller, on the other hand, agree to indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of any written or oral agreement entered into by it.

     8. Stop Transfer. The Executive shall not request that the Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock, par value $0.01 per share, by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term 'Shares' shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

     9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions will remain in full force and effect and will in no way be affected, impaired or invalidated.

     10. Survival of Representations, Warranties, etc. All representations, warranties, agreements and covenants made by each of the parties pursuant to this Agreement will survive the Closing hereunder.

     11. Incidental Registration Rights. If Seller proposes to file a registration statement under the Securities Act with respect to (a) an offering by Seller for its own account or (b) an offering for the account of any of its respective securityholders of any shares of Common Stock (other than a registration statement on Form S-4 or S-8 (or any substitute form therefor that may be adopted by the Securities and Exchange Commission)), then Seller shall give written notice of such proposed filing to the Executive as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer the Executive the opportunity to register such number of shares of Common Stock being purchased hereunder as such Executive may request (a 'Piggy-Back Registration'). With respect to any offering described in the preceding sentence which is an underwritten offering (an 'Underwritten Offering'), Seller shall use all reasonable efforts to cause the managing underwriter or underwriters of such proposed Underwritten Offering to permit the securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of Seller included therein. Notwithstanding anything contained herein, if the managing underwriter or underwriters of an Underwritten Offering determines and so notifies the Executive in writing that the success of the Underwritten Offering would be materially and adversely affected by inclusion of any or all securities requested to be included by Executive, either because of (i) the size of the offering that the Executive, Seller and any other persons intend to make or (ii) the kind of securities that the Executive, Seller and any other persons or entities intend to include in such offering, then in such event the amount of securities to be offered for the account of Executive shall be reduced (such reduction to be pro rata based on the number of such securities so proposed to be sold by the Seller, on the one hand, and the Executive and the three other Varsity executives executing similar agreements with Seller on the date hereof, on the other hand) and the Executive) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters. The Seller agrees that henceforth, and until the earlier of the date the Executive shall have registered or divested the Shares, it will not grant additional Piggy-Back Registration rights to any person or entity which provides for rights with respect to participation in an offering superior to those provided herein to the Executive. The Executive agrees that he may not participate in any Underwritten Offering unless he (a) agrees to sell his securities on the basis provided in any underwriting arrangements approved by the Seller and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Seller represents and warrants that except for the Registration Rights Agreement, dated as of November 8, 1996, between the Seller and Silver Oak Capital, L.L.C., no other agreements executed by the Seller provide for superior piggy-back registration rights than those granted herein.

                                     III-3

     12. Miscellaneous.

             a. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

             b. (i) Seller will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Seller to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seller would be required to perform it if no such succession had taken place.

               (ii) This Agreement is a personal contract and the rights and obligations of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees.

             c. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             d. This Agreement may be executed in counterparts, each of which shall, when executed, be deemed to be an original, and both of which shall be deemed to be one and the same instrument.


             e. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without reference to the conflict of laws principles thereof.

             f. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

                              (1) If to Seller:
                                  Riddell Sports Inc.
                                  900 Third Avenue
                                  New York, New York 10022
                                  Attention: Lisa Marroni, Esq.
                                  with a copy to:

                                  Skadden, Arps, Slate, Meagher
                                   & Flom LLP
                                  919 Third Avenue
                                  New York, NY 10022
                                  Attention: Sheldon S. Adler

                              (2) If to Executive:
                                  2525 Horizon Lake Drive
                                  Memphis, Tennessee 38133

                                  with a copy to:

                                  Gardner, Carton & Douglas
                                  Quaker Tower
                                  321 North Clark Street
                                  Chicago, Illinois 60610
                                  Attention: Glenn W. Reed, Esq.

             g. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

                                     III-4

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Seller have executed or caused this Agreement to be executed on the date first above written.

                                          RIDDELL SPORTS INC.

                                          By:       /s/ DAVID M. MAUER
                                              ----------------------------------
                                                       David M. Mauer
                                                  Chief Executive Officer


                                          By:      /s/ JEFFREY G. WEBB
                                              ----------------------------------
                                                      Jeffrey G. Webb

                                     III-5

                                                                        ANNEX IV
                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 5, 1997 (the 'Agreement'), by and between Gregory C. Webb ('Executive'), Senior Vice President of Varsity Spirit Corporation, a Tennessee corporation (collectively with any successor to its business, 'Varsity'), and Riddell Sports Inc., a Delaware corporation (the 'Seller').

     Seller, Cheer Acquisition Corp. and Varsity have entered into an Agreement and Plan of Merger (the 'Merger Agreement'), dated as of May 5, 1997, pursuant to which, among other things, Varsity will become a wholly owned subsidiary of Seller.

     This Agreement sets forth the terms and conditions upon which Seller is selling to Executive, and Executive is purchasing from Seller, a number of shares of Common Stock, par value $0.01 per share (the 'Common Stock'), of Seller equal to the net after-tax proceeds (assuming a 28% tax rate and a basis in the shares of $.1666) received by the Executive in the Offer or Merger as a result of the sale of 32,500 of his 76,575 shares of common stock of Varsity ('Target Common Stock') divided by the Purchase Price (as defined in Section 2 hereof)(such number of shares being referred to herein as the 'Shares').

     In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Effective Date. This Agreement shall become effective on the acceptance for payment of shares of Target Common Stock pursuant to the Offer (as defined in the Merger Agreement) (the 'Effective Date'); provided, however, that if the Merger Agreement is terminated in accordance with its terms, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force and effect.

          2. Purchase and Sale of Certain Shares. On or before the fifth business day after the Effective Date, or on such later date as shall be mutually agreed upon between the parties, Seller shall sell to Executive, and Executive shall purchase from Seller, all of the Shares for a price equal to the average closing price of the Common Stock, as reported on the NASDAQ National Market System for the 20 trading days ending on the day immediately preceding the Effective Date, provided, that in no event shall such purchase price per Share be more than $4.50 nor less than $2.80 (the 'Purchase Price'), payable in cash. If Executive shall die prior to the consummation of the transaction described herein, Executive's estate shall consummate such transaction in accordance with the terms of this Agreement.

          3. Closing; Deliveries at the Closing. At the closing of the sale and purchase of the Shares contemplated by Section 2 hereof (the 'Closing'),
     (a) Seller will deliver to Executive (i) stock certificates representing all the Shares duly endorsed, together with stock powers duly executed in blank relating to such certificates, or other evidences of transfer reasonably satisfactory to Executive and (b) Executive will deliver to Seller the Purchase Price by a wire transfer of federal funds to a bank account or accounts previously designated in writing to Executive by

     Seller. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York.

          4. Representations and Warranties of Seller. Seller represents and warrants to Executive as follows:

             a. Seller has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

             b. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

             c. this Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms;

             d. the Shares, upon receipt of the Purchase Price, will be validly issued, duly authorized and free of any preemptive rights;

             e. upon issuance to Executive by Seller of the Shares at the Closing, Executive will have good and marketable title to the Shares, free and clear of all Liens;

             f. the execution of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound or any judgment, decree or order applicable to Seller; and

             g. neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder will violate any provision of law applicable to Seller or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Seller other than notices or filings pursuant to the federal securities laws.

          5. Representations and Warranties of Executive. Executive represents and warrants to Seller as follows:

             a. Executive has the legal capacity, power and authority to enter into and perform all of Executive's obligations under this Agreement;

             b. this Agreement has been duly and validly authorized, executed and delivered by Executive and constitutes a valid and binding obligation of Executive, enforceable in accordance with its terms;

             c. the execution of this Agreement by Executive does not, and the performance by Executive of its obligations hereunder will not,

        constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Executive is a party or by which Executive is bound or any judgment, decree or order applicable to Executive;

             d. neither the execution and delivery of this Agreement nor the performance by Executive of its obligations hereunder will violate any provision of law applicable to Executive or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Executive;

             e. Executive is acquiring the Shares solely for Executive's own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof;

             f. Executive acknowledges receipt of advice from Parent that (i) the Shares have not been registered under the Securities Act of 1933 (the 'Securities Act') and are 'restricted securities', (ii) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares, unless such Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) an appropriate restrictive legend shall be placed on the certificate(s) representing the Shares, and (iv) a notation shall be made in the appropriate records of Parent indicating that the Shares are subject to restrictions on transfer and appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Shares. In addition, Executive has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from, Parent and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Parent and its subsidiaries and the terms and conditions of the Merger and related transactions; and

             g. either (i) Executive is an 'accredited investor' as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) Executive's financial situation is such that the Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, (B) Executive can afford to suffer complete loss of his investment in the Shares, and (c) Executive's knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of his investment in the Shares.

          6. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses. All sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes, except that Seller shall be responsible for all stock transfer taxes with respect to the transactions contemplated hereby.

          7. Brokerage. Each of Executive and Seller represents and warrants to the other that the negotiations relevant to this Agreement have been carried on by each of Executive, on the one hand, and Seller, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions
     or other like payments in connection with this Agreement or the transactions contemplated hereby. Executive, on the one hand, and Seller, on the other hand, agree to indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of any written or oral agreement entered into by it.

          8. Stop Transfer. The Executive shall not request that the Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock, par value $0.01 per share, by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term 'Shares' shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions will remain in full force and effect and will in no way be affected, impaired or invalidated.

          10. Survival of Representations, Warranties, etc. All representations, warranties, agreements and covenants made by each of the parties pursuant to this Agreement will survive the Closing hereunder.

          11. Incidental Registration Rights. If Seller proposes to file a registration statement under the Securities Act with respect to (a) an offering by Seller for its own account or (b) an offering for the account of any of its respective securityholders of any shares of Common Stock (other than a registration statement on Form S-4 or S-8 (or any substitute form therefor that may be adopted by the Securities and Exchange Commission)), then Seller shall give written notice of such proposed filing to the Executive as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer the Executive the opportunity to register such number of shares of Common Stock being purchased hereunder as such Executive may request (a 'Piggy-Back Registration'). With respect to any offering described in the preceding sentence which is an underwritten offering (an 'Underwritten Offering'), Seller shall use all reasonable efforts to cause the managing underwriter or underwriters of such proposed Underwritten Offering to permit the securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of Seller included therein. Notwithstanding anything contained herein, if the managing underwriter or underwriters of an Underwritten Offering determines and so notifies the Executive in writing that the success of the Underwritten Offering would be materially and adversely affected by inclusion of any or all securities requested to be included by the

     Executive, either because of (i) the size of the offering that the Executive, Seller and any other persons intend to make or (ii) the kind of securities that the Executive, Seller and any other persons or entities intend to include in such offering, then in such event the amount of securities to be offered for the account of the Executive shall be reduced (such reduction to be pro rata based on the number of such securities so proposed to be sold by the Seller, on the one hand, and the Executive and the three other Varsity executives executing similar agreements with Seller on the date hereof, on the other hand) and the Executive) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters. The Seller agrees that henceforth, and until the earlier of the date the Executive shall have registered or divested the Shares, it will not grant additional Piggy-Back Registration rights to any person or entity which provides for rights with respect to participation in an offering superior to those provided herein to the Executive. The Executive agrees that he may not participate in any Underwritten Offering unless he
     (a) agrees to sell his securities on the basis provided in any underwriting arrangements approved by the Seller and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Seller represents and warrants that except for the Registration Rights Agreement, dated as of November 8, 1996, between the Seller and Silver Oak Capital, L.L.C., no other agreements executed by the Seller provide for superior piggy-back registration rights than those granted herein.

        12. Miscellaneous.

             a. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

             b. (i) Seller will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Seller to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seller would be required to perform it if no such succession had taken place.

             (ii) This Agreement is a personal contract and the rights and obligations of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees.

             c. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this

        Agreement.

             d. This Agreement may be executed in counterparts, each of which shall, when executed, be deemed to be an original, and both of which shall be deemed to be one and the same instrument.

             e. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without reference to the conflict of laws principles thereof.

             f. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

                             (1) If to Seller:
                                 Riddell Sports Inc.
                                 900 Third Avenue
                                 New York, New York 10022
                                 Attention: Lisa Marroni, Esq.

                                 with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 919 Third Avenue
                                 New York, NY 10022
                                 Attention: Sheldon S. Adler

                             (2) If to Executive:
                                 2525 Horizon Lake Drive
                                 Memphis, Tennessee 38133

                                 with a copy to:

                                 Gardner, Carton & Douglas
                                 Quaker Tower
                                 321 North Clark Street
                                 Chicago, Illinois 60610
                                 Attention: Glenn W. Reed, Esq.

             g. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Seller have executed or caused this Agreement to be executed on the date first above written.

                                          RIDDELL SPORTS INC.


                                          By:        /s/ DAVID M. MAUER
                                               ---------------------------------
                                               Name: David M. Mauer
                                               Title: Chief Executive Officer

                                          By:       /s/ GREGORY C. WEBB
                                               ---------------------------------
                                               Name: Gregory C. Webb

                                                                         ANNEX V
                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 5, 1997 (the 'Agreement'), by and between W. Kline Boyd ('Executive'), Senior Vice President of Varsity Spirit Corporation, a Tennessee corporation (collectively with any successor to its business, 'Varsity'), and Riddell Sports Inc., a Delaware corporation (the 'Seller').

     Seller, Cheer Acquisition Corp. and Varsity have entered into an Agreement and Plan of Merger (the 'Merger Agreement'), dated as of May 5, 1997, pursuant to which, among other things, Varsity will become a wholly owned subsidiary of Seller;

     This Agreement sets forth the terms and conditions upon which Seller is selling to Executive, and Executive is purchasing from Seller, a number of shares of Common Stock, par value $0.01 per share (the 'Common Stock'), of Seller equal to the net after-tax proceeds (assuming a 28% tax rate and a basis in the shares of $.1666) received by the Executive in the Offer or Merger as a result of the sale of 26,810 of his 60,000 shares of common stock of Varsity ('Target Common Stock') divided by the Purchase Price (as defined in Section 2 here-of)(such number of shares being referred to herein as the 'Shares').

     In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Effective Date. This Agreement shall become effective on the acceptance for payment of shares of Target Common Stock pursuant to the Offer (as defined in the Merger Agreement) (the 'Effective Date'); provided, however, that if the Merger Agreement is terminated in accordance with its terms, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force and effect.

          2. Purchase and Sale of Certain Shares. On or before the fifth business day after the Effective Date, or on such later date as shall be mutually agreed upon between the parties, Seller shall sell to Executive, and Executive shall purchase from Seller, all of the Shares for a price equal to the average closing price of the Common Stock, as reported on the NASDAQ National Market System for the 20 trading days ending on the day immediately preceding the Effective Date, provided, that in no event shall such purchase price per Share be more than $4.50 nor less than $2.80 (the 'Purchase Price'), payable in cash. If Executive shall die prior to the consummation of the transaction described herein, Executive's estate shall consummate such transaction in accordance with the terms of this Agreement.

          3. Closing; Deliveries at the Closing. At the closing of the sale and purchase of the Shares contemplated by Section 2 hereof (the 'Closing'),
     (a) Seller will deliver to Executive (i) stock certificates representing all the Shares duly endorsed, together with stock powers duly executed in blank relating to such certificates, or other evidences of transfer reasonably satisfactory to Executive and (b) Executive will deliver to Seller the Purchase Price by a wire transfer of federal funds to a bank account or accounts previously designated in writing to Executive by

     Seller. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York.

          4. Representations and Warranties of Seller. Seller represents and warrants to Executive as follows:

             a. Seller has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

             b. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

             c. this Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms;

             d. the Shares, upon receipt of the Purchase Price, will be validly issued, duly authorized and free of any preemptive rights;

             e. upon issuance to Executive by Seller of the Shares at the Closing, Executive will have good and marketable title to the Shares, free and clear of all Liens;

             f. the execution of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound or any judgment, decree or order applicable to Seller; and

             g. neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder will violate any provision of law applicable to Seller or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Seller other than notices or filings pursuant to the federal securities laws.

          5. Representation and Warranties of Executive. Executive represents and warrants to Seller as follows:

             a. Executive has the legal capacity, power and authority to enter into and perform all of Executive's obligations under this Agreement;

             b. this Agreement has been duly and validly authorized, executed and delivered by Executive and constitutes a valid and binding obligation of Executive, enforceable in accordance with its terms;

             c. the execution of this Agreement by Executive does not, and the performance by Executive of its obligations hereunder will not,

        constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Executive is a party or by which Executive is bound or any judgment, decree or order applicable to Executive;

             d. neither the execution and delivery of this Agreement nor the performance by Executive of its obligations hereunder will violate any provision of law applicable to Executive or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Executive;

             e. Executive is acquiring the Shares solely for Executive's own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof;

             f. Executive acknowledges receipt of advice from Parent that (i) the Shares have not been registered under the Securities Act of 1933 (the 'Securities Act') and are 'restricted securities', (ii) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares, unless such Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) an appropriate restrictive legend shall be placed on the certificate(s) representing the Shares, and (iv) a notation shall be made in the appropriate records of Parent indicating that the Shares are subject to restrictions on transfer and, appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Shares. In addition, Executive has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from, Parent and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Parent and its subsidiaries and the terms and conditions of the Merger and related transactions; and

             g. either (i) Executive is an 'accredited investor' as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) Executive's financial situation is such that the Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, (B) Executive can afford to suffer complete loss of his investment in the Shares, and (c) Executive's knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of his investment in the Shares.

          6. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses. All sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes, except that Seller shall be responsible for all stock transfer taxes with respect to the transactions contemplated hereby.

          7. Brokerage. Each of Executive and Seller represents and warrants to the other that the negotiations relevant to this Agreement have been carried on by each of Executive, on the one hand, and Seller, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions
     or other like payments in connection with this Agreement or the transactions contemplated hereby. Executive, on the one hand, and Seller, on the other hand, agree to indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of any written or oral agreement entered into by it.

          8. Stop Transfer. The Executive shall not request that the Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock, par value $0.01 per share, by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term 'Shares' shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions will remain in full force and effect and will in no way be affected, impaired or invalidated.

          10. Survival of Representations, Warranties, etc. All representations, warranties, agreements and covenants made by each of the parties pursuant to this Agreement will survive the Closing hereunder.

          11. Incidental Registration Rights. If Seller proposes to file a registration statement under the Securities Act with respect to (a) an offering by Seller for its own account or (b) an offering for the account of any of its respective securityholders of any shares of Common Stock (other than a registration statement on Form S-4 or S-8 (or any substitute form therefor that may be adopted by the Securities and Exchange Commission)), then Seller shall give written notice of such proposed filing to the Executive as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer the Executive the opportunity to register such number of shares of Common Stock being purchased hereunder as such Executive may request (a 'Piggy-Back Registration'). With respect to any offering described in the preceding sentence which is an underwritten offering (an 'Underwritten Offering'), Seller shall use all reasonable efforts to cause the managing underwriter or underwriters of such proposed Underwritten Offering to permit the securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of Seller included therein. Notwithstanding anything contained herein, if the managing underwriter or underwriters of an Underwritten Offering determines and so notifies the Executive in writing that the success of the Underwritten Offering would be materially and adversely affected by inclusion of any or all securities requested to be included by the

     Executive, either because of (i) the size of the offering that the Executive, Seller and any other persons intend to make or (ii) the kind of securities that the Executive, Seller and any other persons or entities intend to include in such offering, then in such event the amount of securities to be offered for the account of the Executive shall be reduced (such reduction to be pro rata based on the number of such securities so proposed to be sold by the Seller, on the one hand, and the Executive and the three other Varsity executives executing similar agreements with Seller on the date hereof, on the other hand) and the Executive) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters. The Seller agrees that henceforth, and until the earlier of the date the Executive shall have registered or divested the Shares, it will not grant additional Piggy-Back Registration rights to any person or entity which provides for rights with respect to participation in an offering superior to those provided herein to the Executive. The Executive agrees that he may not participate in any Underwritten Offering unless he
     (a) agrees to sell his securities on the basis provided in any underwriting arrangements approved by the Seller and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Seller represents and warrants that except for the Registration Rights Agreement, dated as of November 8, 1996, between the Seller and Silver Oak Capital, L.L.C., no other agreements executed by the Seller provide for superior piggy-back registration rights than those granted herein.

     12. Miscellaneous.

             a. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

             b. (i) Seller will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Seller to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seller would be required to perform it if no such succession had taken place.

             (ii) This Agreement is a personal contract and the rights and obligations of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and his personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees.

             c. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this

        Agreement.

             d. This Agreement may be executed in counterparts, each of which shall, when executed, be deemed to be an original, and both of which shall be deemed to be one and the same instrument.

             e. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without reference to the conflict of laws principles thereof.

             f. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

                             (1) If to Seller:
                                 Riddell Sports Inc.
                                 900 Third Avenue
                                 New York, New York 10022
                                 Attention: Lisa Marroni, Esq.

                                 with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 919 Third Avenue
                                 New York, NY 10022
                                 Attention: Sheldon S. Adler

                             (2) If to Executive:
                                 2525 Horizon Lake Drive
                                 Memphis, Tennessee 38133

                                 with a copy to:

                                 Gardner, Carton & Douglas
                                 Quaker Tower
                                 321 North Clark Street
                                 Chicago, Illinois 60610
                                 Attention: Glenn W. Reed, Esq.

             g. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Seller have executed or caused this Agreement to be executed on the date first above written.



                                          RIDDELL SPORTS INC.

                                          By:        /s/ DAVID M. MAUER
                                              ----------------------------------
                                              Name: David M. Mauer
                                              Title:  Chief Executive Officer

                                          By         /s/ W. KLINE BOYD
                                              ----------------------------------
                                              Name: W. Kline Boyd

                                                                        ANNEX VI
                            STOCK PURCHASE AGREEMENT

     STOCK PURCHASE AGREEMENT, dated as of May 5, 1997 (the 'Agreement'), by and between J. Kristyn Shepherd ('Executive'), Senior Vice President of Varsity Spirit Corporation, a Tennessee corporation (collectively with any successor to its business, 'Varsity'), and Riddell Sports Inc., a Delaware corporation (the 'Seller').

     Seller, Cheer Acquisition Corp. and Varsity have entered into an Agreement and Plan of Merger (the 'Merger Agreement'), dated as of May 5, 1997, pursuant to which, among other things, Varsity will become a wholly owned subsidiary of Seller;

     This Agreement sets forth the terms and conditions upon which Seller is selling to Executive, and Executive is purchasing from Seller, a number of shares of Common Stock, par value $0.01 per share (the 'Common Stock'), of Seller equal to the net after-tax proceeds (assuming a 28% tax rate and a basis in the shares of $.1666) received by the Executive in the Offer or Merger as a result of the sale of 14,525 of her 32,502 shares of common stock of Varsity ('Target Common Stock') divided by the Purchase Price (as defined in Section 2 hereof) (such number of shares being referred to herein as the 'Shares').

     In consideration of the mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

          1. Effective Date. This Agreement shall become effective on the acceptance for payment of shares of Target Common Stock pursuant to the Offer (as defined in the Merger Agreement) (the 'Effective Date'); provided, however, that if the Merger Agreement is terminated in accordance with its terms, then, at the time of such termination, this Agreement shall be deemed cancelled and of no force and effect.

          2. Purchase and Sale of Certain Shares. On or before the fifth business day after the Effective Date, or on such later date as shall be mutually agreed upon between the parties, Seller shall sell to Executive, and Executive shall purchase from Seller, all of the Shares for a price equal to the average closing price of the Common Stock, as reported on the NASDAQ National Market System for the 20 trading days ending on the day immediately preceding the Effective Date, provided, that in no event shall such purchase price per Share be more than $4.50 nor less than $2.80 (the 'Purchase Price'), payable in cash. If Executive shall die prior to the consummation of the transaction described herein, Executive's estate shall consummate such transaction in accordance with the terms of this Agreement.

          3. Closing; Deliveries at the Closing. At the closing of the sale and purchase of the Shares contemplated by Section 2 hereof (the 'Closing'),
     (a) Seller will deliver to Executive (i) stock certificates representing all the Shares duly endorsed, together with stock powers duly executed in blank relating to such certificates, or other evidences of transfer reasonably satisfactory to Executive and (b) Executive will deliver to Seller the Purchase Price by a wire transfer of federal funds to a bank account or accounts previously designated in writing to Executive by

     Seller. The Closing shall be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 919 Third Avenue, New York, New York.

          4. Representations and Warranties of Seller. Seller represents and warrants to Executive as follows:

             a. Seller has the requisite corporate power and authority to execute, deliver and carry out the terms and provisions of this Agreement and to consummate the transactions contemplated hereby, and has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement;

             b. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware;

             c. this Agreement has been duly and validly authorized, executed and delivered by Seller, and constitutes a valid and binding obligation of Seller, enforceable in accordance with its terms;

             d. the Shares, upon receipt of the Purchase Price, will be validly issued, duly authorized and free of any preemptive rights;

             e. upon issuance to Executive by Seller of the Shares at the Closing, Executive will have good and marketable title to the Shares, free and clear of all Liens;

             f. the execution of this Agreement by Seller does not, and the performance by Seller of its obligations hereunder will not, constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Seller is a party or by which Seller is bound or any judgment, decree or order applicable to Seller; and

             g. neither the execution and delivery of this Agreement nor the performance by Seller of its obligations hereunder will violate any provision of law applicable to Seller or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Seller other than notices or filings pursuant to the federal securities laws.

          5. Representation and Warranties of Executive. Executive represents and warrants to Seller as follows:

             a. Executive has the legal capacity, power and authority to enter into and perform all of Executive's obligations under this Agreement;

             b. this Agreement has been duly and validly authorized, executed and delivered by Executive and constitutes a valid and binding obligation of Executive, enforceable in accordance with its terms;

             c. the execution of this Agreement by Executive does not, and the performance by Executive of its obligations hereunder will not,

        constitute a violation of, conflict with or result in a default under any contract, commitment, agreement, understanding, arrangement or restriction of any kind to which Executive is a party or by which Executive is bound or any judgment, decree or order applicable to Executive;

             d. neither the execution and delivery of this Agreement nor the performance by Executive of its obligations hereunder will violate any provision of law applicable to Executive or require any consent or approval of, or filing with or notice to, any public body or authority under any provision of law applicable to Executive;

             e. Executive is acquiring the Shares solely for Executive's own account for investment and not with a view to, or for sale in connection with, any distribution or other disposition thereof;

             f. Executive acknowledges receipt of advice from Parent that (i) the Shares have not been registered under the Securities Act of 1933 (the 'Securities Act') and are 'restricted securities', (ii) the Shares must be held indefinitely and Executive must continue to bear the economic risk of the investment in the Shares, unless such Shares are subsequently registered under the Securities Act, or an exemption from such registration is available, (iii) an appropriate restrictive legend shall be placed on the certificate(s) representing the Shares, and (iv) a notation shall be made in the appropriate records of Parent indicating that the Shares are subject to restrictions on transfer and, appropriate stop-transfer restrictions will be issued to the transfer agent with respect to the Shares. In addition, Executive has been given access to and the opportunity to examine all documents and ask questions of, and receive answers from, Parent and its representatives concerning the business, assets, liabilities, results of operations and financial condition of Parent and its subsidiaries and the terms and conditions of the Merger and related transactions; and

             g. either (i) Executive is an 'accredited investor' as such term is defined in Rule 501(a) promulgated under the Securities Act or (ii) (A) Executive's financial situation is such that the Executive can afford to bear the economic risk of holding the Shares for an indefinite period of time, (B) Executive can afford to suffer complete loss of her investment in the Shares, and (c) Executive's knowledge and experience in financial and business matters are such that Executive is capable of evaluating the merits and risks of her investment in the Shares.

          6. Expenses. All fees and expenses incurred by any of the parties hereto shall be borne by the party incurring such fees and expenses. All sales, transfer or other similar taxes payable in connection with this Agreement will be borne by the party incurring such taxes, except that Seller shall be responsible for all stock transfer taxes with respect to the transactions contemplated hereby.

          7. Brokerage. Each of Executive and Seller represents and warrants to the other that the negotiations relevant to this Agreement have been carried on by each of Executive, on the one hand, and Seller, on the other hand, directly with the other, and that there are no claims for finder's fees or brokerage commissions or other like payments in connection with this Agreement or the transactions contemplated hereby.

     Executive, on the one hand, and Seller, on the other hand, agree to indemnify and hold harmless the other from and against any and all claims or liabilities for finder's fees or brokerage commissions or other like payments incurred by reason of any written or oral agreement entered into by it.

          8. Stop Transfer. The Executive shall not request that the Seller register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Shares, unless such transfer is made in compliance with this Agreement. In the event of a stock dividend or distribution, or any change in the Seller's Common Stock, par value $0.01 per share, by reason of any stock dividend, split-up, recapitalization, combination, exchange of shares or the like, the term 'Shares' shall refer to and include the Shares as well as all such stock dividends and distributions and any shares into which or for which any or all of the Shares may be changed or exchanged.

          9. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions will remain in full force and effect and will in no way be affected, impaired or invalidated.

          10. Survival of Representations, Warranties, etc. All representations, warranties, agreements and covenants made by each of the parties pursuant to this Agreement will survive the Closing hereunder.

          11. Incidental Registration Rights. If Seller proposes to file a registration statement under the Securities Act with respect to (a) an offering by Seller for its own account or (b) an offering for the account of any of its respective securityholders of any shares of Common Stock (other than a registration statement on Form S-4 or S-8 (or any substitute form therefor that may be adopted by the Securities and Exchange Commission)), then Seller shall give written notice of such proposed filing to the Executive as soon as practicable (but in no event less than 20 days before the anticipated filing date), and such notice shall offer the Executive the opportunity to register such number of shares of Common Stock being purchased hereunder as such Executive may request (a 'Piggy-Back Registration'). With respect to any offering described in the preceding sentence which is an underwritten offering (an 'Underwritten Offering'), Seller shall use all reasonable efforts to cause the managing underwriter or underwriters of such proposed Underwritten Offering to permit the securities requested to be included in a Piggy-Back Registration to be included on the same terms and conditions as any similar securities of Seller included therein. Notwithstanding anything contained herein, if the managing underwriter or underwriters of an Underwritten Offering determines and so notifies the Executive in writing that the success of the Underwritten Offering would be materially and adversely affected by inclusion of any or all securities requested to be included by the

     Executive, either because of (i) the size of the offering that the Executive, Seller and any other persons intend to make or (ii) the kind of securities that the Executive, Seller and any other persons or entities intend to include in such offering, then in such event the amount of securities to be offered for the account of the Executive shall be reduced (such reduction to be pro rata based on the number of such securities so proposed to be sold by the Seller, on the one hand, and the Executive and the three other Varsity executives executing similar agreements with Seller on the date hereof, on the other hand) and the Executive) to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing underwriter or underwriters. The Seller agrees that henceforth, and until the earlier of the date the Executive shall have registered or divested the Shares, it will not grant additional Piggy-Back Registration rights to any person or entity which provides for rights with respect to participation in an offering superior to those provided herein to the Executive. The Executive agrees that he may not participate in any Underwritten Offering unless he
     (a) agrees to sell her securities on the basis provided in any underwriting arrangements approved by the Seller and (b) completes and executes all customary questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements. The Seller represents and warrants that except for the Registration Rights Agreement, dated as of November 8, 1996, between the Seller and Silver Oak Capital, L.L.C., no other agreements executed by the Seller provide for superior piggy-back registration rights than those granted herein.

        12. Miscellaneous.

             a. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, whether oral or written, among the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally, but only by an instrument in writing signed by each of the parties to this Agreement.

             b. (i) Seller will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of Seller to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Seller would be required to perform it if no such succession had taken place.

             (ii) This Agreement is a personal contract and the rights and obligations of the Executive hereunder may not be sold, transferred, assigned, pledged, encumbered, or hypothecated by him, except as otherwise expressly permitted by the provisions of this Agreement. This Agreement shall inure to the benefit of and be enforceable by the Executive and her personal or legal representatives, executors, administrators, successors, heirs, distributees, devisee and legatees.

             c. Section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

             d. This Agreement may be executed in counterparts, each of which shall, when executed, be deemed to be an original, and both of which shall be deemed to be one and the same instrument.

             e. This Agreement shall be governed by and construed and enforced in accordance with the substantive laws of the State of Delaware, without reference to the conflict of laws principles thereof.

             f. All notices and other communications under this Agreement shall be in writing and delivery thereof shall be deemed to have been made either (i) if mailed, when received, or (ii) when transmitted by hand delivery, telegram, telex, or facsimile transmission, to the party entitled to receive the same at the addresses indicated below or at such other address as such party shall have specified by written notice to the other parties hereto given in accordance herewith:

                             (1) If to Seller:
                                 Riddell Sports Inc.
                                 900 Third Avenue
                                 New York, New York 10022
                                 Attention: Lisa Marroni, Esq.
                                 with a copy to:

                                 Skadden, Arps, Slate, Meagher & Flom LLP
                                 919 Third Avenue
                                 New York, NY 10022
                                 Attention: Sheldon S. Adler

                             (2) If to Executive:
                                 2525 Horizon Lake Drive
                                 Memphis, Tennessee 38133

                                 with a copy to:

                                 Gardner, Carton & Douglas
                                 Quaker Tower
                                 321 North Clark Street
                                 Chicago, Illinois 60610
                                 Attention: Glenn W. Reed, Esq.

             g. This Agreement may not be amended, modified or supplemented except upon execution and delivery of a written agreement executed by the parties hereto.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and Seller have executed or caused this Agreement to be executed on the date first above written.

                                          RIDDELL SPORTS INC.

                                          By:        /s/ DAVID M. MAUER
                                              ---------------------------------
                                              Name:  David M. Mauer
                                              Title: Chief Executive
                                                      Officer

                                          By:      /s/ J. KRISTYN SHEPHERD
                                              ---------------------------------
                                              Name: J. Kristyn Shepherd

                                                                       ANNEX VII

     48-23-102. RIGHT TO DISSENT.--(a) A shareholder is entitled to dissent from, and obtain payment of the fair value of the shareholder's shares in the event of, any of the following corporate actions:

          (1) Consummation of a plan of merger to which the corporation is a party:

             (A) If shareholder approval is required for the merger by Section 48-21-104 or the charter and the shareholder is entitled to vote on the merger; or

             (B) If the corporation is a subsidiary that is merged with its parent under Section 48-21-105;

          (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

          (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one (1) year after the date of sale;

          (4) An amendment of the charter that materially and adversely affects rights in respect of a dissenter's shares because it:

             (A) Alters or abolishes a preferential right of the shares;

             (B) Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

             (C) Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

             (D) Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

             (E) Reduces the number of shares owned by the shareholder to a fraction of a share, if the fractional share is to be acquired for cash under Section 48-16-104; or

          (5) Any corporate action taken pursuant to a shareholder vote to the extent the charter, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.


     (b) A shareholder entitled to dissent and obtain payment for the shareholder's shares under this chapter may not challenge the corporate action creating the shareholder's entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

     (c) Notwithstanding the provisions of subsection (a), no shareholder may dissent as to any shares of a security which, as of the date of the effectuation of the transaction which would otherwise give rise to dissenters' rights, is listed on an exchange registered under Section 6 of the Securities Exchange Act of 1934, as amended, or is a 'national market system security,' as defined in rules promulgated pursuant to the Securities Exchange Act of 1934, as amended.

                                     VII-1

     Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, certificates for Shares and any other required documents should be sent or delivered by each shareholders of the Company or his broker, dealer, commercial bank, trust company or other nominee to the Depositary, at one of the addresses set forth below:

                        The Depositary for the Offer is:

                    AMERICAN STOCK TRANSFER & TRUST COMPANY

                      By Hand, Mail or Overnight Courier:
                                 40 Wall Street
                                   46th Floor
                            New York, New York 10005

                           By Facsimile Transmission:
                        (For Eligible Institutions Only)
                                 (718) 234-5001
                   Confirm Receipt of Facsimile by Telephone:
                                 (718) 921-8200

     Questions or requests for assistance or additional copies of this Offer to Purchase, the Letter of Transmittal and the Notice of Guaranteed Delivery may be directed to the Information Agent or the Dealer Manager at their respective locations and telephone numbers set forth below. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                   MACKENZIE
                                 PARTNERS, INC.
                                 156 Fifth Avenue
                            New York, New York 10010
                         (212) 929-5500 (Call Collect)
                                       or
                         CALL TOLL-FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                           BERENSON MINELLA & COMPANY
                               667 Madison Avenue
                            New York, New York 10021
                         (212) 935-7676 (Call Collect)